NOTICE OF MEETING
AND
MANAGEMENT INFORMATION CIRCULAR

OF

79NORTH INC.

FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 3, 2024

Dated September 3, 2024

79NORTH INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the "Meeting") of the holders of common shares (the "Shareholders") of 79North Inc. ("79North" or the "Corporation") will be held at 82 Richmond St. East Toronto, Ontario M5C 1P1 at 11:00 a.m. (Toronto time) on October 3, 2024 for the following purposes:

1. to consider, and if deemed advisable, to pass, with or without variation, a special resolution approving the amalgamation (the "Amalgamation") of 79North and 1000936320 Ontario Inc. ("Subco"), a wholly-owned subsidiary of Miata Metals Corp. ("Miata"), pursuant to the provisions of the Business Corporations Act (Ontario) (the "OBCA") and substantially on the terms and subject to the conditions contained in an amalgamation agreement proposed to be entered into by79North, Miata and Subco (the "Amalgamation Agreement");

2. to transact such further or other business as may properly be brought before the Meeting or any adjournment or postponement thereof.

The details of the matters proposed to be put before the Meeting, including the text of the respective resolutions referenced above, and a detailed description of the Amalgamation are set forth in the management information circular of 79North dated September 3, 2024 (the "Circular") accompanying this Notice of Meeting, which is supplemental to and expressly made a part of this Notice of Meeting.

All Shareholders are invited to attend the Meeting. Only Shareholders at the close of business on September 3, 2024 (the "Record Date") are entitled to receive notice of and vote at the Meeting. If you are unable to attend the Meeting in person, please complete, date and sign the enclosed form of proxy or voting instruction form and return it, in the envelope provided, to Odyssey Trust Company at Trader's Bank Building 702 - 67 Yonge Street Toronto ON M5E 1J8, so that it is received no later than 11:00 a.m. (Toronto time) on October 1, 2024 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and statutory holidays in the City of Toronto, Ontario) prior to the time of such adjournment or postponement of the Meeting (the "Proxy Deadline"), failing which such votes may not be counted. Late proxies may be accepted or rejected by the chair of the Meeting in their discretion, and the chair is under no obligation to accept or reject any particular late proxy. If you are a non-registered 79North Shareholder and received these materials through your broker or another intermediary, please complete and return the proxy or other voting form in accordance with instructions provided to you by your broker or such other intermediary.

Pursuant to the Amalgamation Agreement and the OBCA, registered Shareholders are entitled to exercise rights of dissent in respect of the proposed Amalgamation and to be paid fair value for their common shares of 79North (the "79North Shares"). Holders of 79North Shares wishing to dissent with respect to the Amalgamation must send a written objection to 79North at its office, 82 Richmond St. East Toronto, Ontario M5C 1P1, Attention: Carmelo Marrelli, prior to or at the Meeting, in order to be effective. The right to dissent is described in the section in the Circular entitled "Dissent Rights" and in Schedule "C" attached thereto. Failure to comply strictly with the requirements set forth in Section 185 of the OBCA, as modified, may result in the loss of any right to dissent.

DATED this 3rd day of September 2024.

By Order of the Board of Directors of

79NORTH INC.

(Signed) "Jon North"

Jon North

President & Chief Executive Officer

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

79NORTH INC.

LETTER TO SHAREHOLDERS

September 3, 2024

TO: The holders of common shares of 79North Inc.

You are invited to attend a special meeting (the "Meeting") of the holders (the "Shareholders") of common shares ("79North Shares") of 79North Inc. ("79North" or the "Corporation") that will be held at 82 Richmond St. East Toronto, Ontario M5C 1P1 at 11:00 a.m. (Toronto time) on October 3, 2024 for the purposes set forth in the accompanying Notice of the Meeting of Shareholders.

At the Meeting, Shareholders will be asked to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the "Amalgamation Resolution") in respect of a proposed acquisition of all of the issued and outstanding 79North Shares by Miata Metals Corp. ("Miata"), by way of a statutory amalgamation (the "Amalgamation") by 79North and 1000936320 Ontario Inc. ("Subco") a new wholly-owned subsidiary of Miata, upon completion of which holders of 79North Shares will receive an aggregate of 9,000,000 common shares ("Miata Shares") in the capital of Miata in exchange for all issued and outstanding 79North Shares as consideration (the "Consideration") on the per-share basis of 9,000,000 Miata Shares divided by the number of 79North Shares issued and outstanding at the closing of the Transaction (adjusted to account for 79North Shares held by dissenting Shareholders, if required).

In order to become effective, the Amalgamation must be approved by two-thirds of votes cast at the Meeting. Completion of the Amalgamation is also subject to receipt of certain required regulatory approvals, including the approval of the Canadian Securities Exchange ("CSE"), as required, and other customary closing conditions, all of which are described in more detail in the attached Circular.

All of the directors and executive officers of 79North, as a group, beneficially own, directly or indirectly, or exercise control or direction over, an aggregate of 9,517,742 79North Shares, representing approximately 8.45% of the outstanding 79North Shares, and they have entered into agreements with Miata to vote FOR the Amalgamation, provided that the business combination agreement dated August 6, 2024 entered into among 79North, Miata and Subco (the "Business Combination Agreement") has not been terminated by either 79North or Miata in accordance with its terms. After taking into consideration, among other things, the Consideration to be received by the 79North Shareholders pursuant to the Business Combination Agreement, the Board of Directors of the Corporation (the "79North Board") has concluded that the Amalgamation is in the best interests of 79North and the 79North Shareholders and has unanimously approved the Amalgamation and authorized its submission to the Shareholders. Accordingly, the 79North Board recommend that the 79North Shareholders vote FOR the Amalgamation.

It is important that your 79North Shares be represented at the Meeting. Whether or not you are able to attend the Meeting, we urge you to complete, date and sign the enclosed form of proxy or voting instruction form and return it, in the envelope provided, to Odyssey Trust Company at Trader's Bank Building 702 - 67 Yonge Street Toronto ON M5E 1J8, so that it is received no later than 11:00 a.m. (Toronto time) on October 1, 2024 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and statutory holidays in the City of Toronto, Ontario) prior to the time of such adjournment or postponement of the Meeting, failing which such votes may not be counted. Late proxies may be accepted or rejected by the chair of the Meeting in their discretion, and the chair is under no obligation to accept or reject any particular late proxy.

If you are a non-registered 79North Shareholder and received these materials through your broker or another intermediary, please complete and return the proxy or other voting form in accordance with instructions provided to you by your broker or such other intermediary.

If you hold your 79North Shares in certificated form, you are not required to surrender your certificates to the Corporation in connection with the Amalgamation. The Consideration you are entitled to pursuant to the Amalgamation will be issued directly to you in accordance with your registration details in the possession of Odyssey Trust Company, as the transfer agent of Miata. You will be entitled to receive certificates representing the number of Miata Shares to which you are so entitled pursuant to the Amalgamation.

79North Shareholders whose 79North Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact their nominee holder to arrange for receipt of the Miata Shares to which they are entitled pursuant to the Amalgamation.

Full details of the Amalgamation are set out in the Circular. The Circular contains a detailed description of the Amalgamation, including certain risk factors relating to the completion of the Amalgamation. You should consider carefully all of the information in the Circular. If you require assistance, consult your financial, legal, tax or other professional advisor.

On behalf of the 79North Board, I would like to thank all 79North Shareholders for their ongoing support as we work towards completion of this important transaction.

Yours very truly,

79NORTH INC.

(Signed) "Jon North"

Jon North

President & Chief Executive Officer

GLOSSARY OF TERMS

"$0.50 Warrants" has the has the meaning ascribed thereto in Schedule "D" under the heading "Description of the Business - History of Miata".

"2022 Warrants" has the has the meaning ascribed thereto in Schedule "D" under the heading "Description of the Business - History of Miata".

"79North Board" means the board of directors of 79North.

"79North Locked-Up Shareholders" means each of the senior officers and directors of 79North, each of whom have entered into 79North Lock-Up Agreements and 79North Voting Support Agreements.

"79North Lock-Up Agreements" means the share lock-up agreements among 79North, Miata, and the senior officers and directors of 79North.

"79North Options" means existing options granted by 79North pursuant to the Option Plan.

"79North Shares" means the common shares in the capital of 79North.

"79North Shareholders" means holders of 79North Shares.

"79North Voting Support Agreements" means the voting support agreements among Miata, 79North and each of the 79North Locked-Up Shareholders.

"79North Warrants" means the outstanding common share purchase warrants of 79North.

"Amalco" means the corporation resulting from the amalgamation of Subco and 79North pursuant to the Amalgamation, to be named "Miata Holdings Inc.".

"Amalco Shares" means the common shares in the capital of Amalco.

"Amalgamation" means the amalgamation of 79North and Subco under Section 174 of the OBCA as further described in this Circular and on the terms and conditions set forth in the Amalgamation Agreement.

"Amalgamation Agreement" means the amalgamation agreement between 79North and Subco pursuant to which the Amalgamation will be effected, substantially in the form of the amalgamation agreement attached hereto as Schedule "A".

"Amalgamation Resolution" means the special resolution approving the Amalgamation Agreement and the Amalgamation to be voted on with or without variation by 79North Shareholders at the Meeting, in the form attached hereto as Schedule "B".

"BCA Parties" means 79North, Miata and Subco, and "BCA Party" means any one of them.

"BCBCA" means the Business Corporations Act (British Columbia), as amended, including the regulations promulgated thereunder.

"Business Combination" means the three-cornered amalgamation among the BCA Parties pursuant to which 79North will amalgamate with Subco to form Amalco and each 79North Shareholder that is not a Dissenting Shareholder will receive such number of Miata Shares as is equal to the number of 79North Shares that 79North Shareholder holds multiplied by the Exchange Ratio, and Miata will become the parent company of Amalco, all as contemplated by the Business Combination Agreement.

"Business Combination Agreement" means the business combination agreement dated as of August 6, 2024 between 79North, Miata and Subco, a copy of which is available on the issuer profiles of both 79North and Miata on SEDAR+ at www.sedarplus.ca.

"Business Day" means any day other than a Saturday or Sunday or other day on which Canadian Chartered Banks located in the City of Toronto are required or permitted to close.

"Cabin Lake Cash Payments" has the meaning ascribed thereto in Schedule "D" under the heading "Description of the Business - History of Miata".

"Cabin Lake Expenditures" has the meaning ascribed thereto in Schedule "D" under the heading "Description of the Business - History of Miata".

"Cabin Lake NSR" has the meaning ascribed thereto in Schedule "D" under the heading "Description of the Business - History of Miata".

"Cabin Lake Option Agreement" means an option agreement between Miata and the Cabin Lake Optionor, pursuant to which Miata has an option to acquire an up to 100% interest in the Cabin Lake Property.

"Cabin Lake Optionor" means Petram Explorations Ltd.

"Cabin Lake Property" means the Cabin Lake property located in the Omineca Mining Division, British Columbia, which Miata holds an option to acquire up to a 100% interest in.

"Cabin Lake Share Payments" has the meaning ascribed thereto in Schedule "D" under the heading "Description of the Business - History of Miata".

"Cabin Lake Technical Report" has the meaning ascribed thereto in Schedule "D" under the heading "Description of the Business - History of Miata".

"Canadian Securities Laws" means, collectively, the Securities Act or equivalent legislation in each of the provinces and territories of Canada and the respective regulations under such legislation together with applicable published rules, regulations, policy statements, national instruments and memoranda of understanding of the Canadian Securities Administrators and the securities regulatory authorities in such provinces and territories.

"Circular" means this management information circular of 79North dated September 3, 2024, furnished in connection with the solicitation of proxies for use at the Meeting.

"Closing" means the completion of the Amalgamation on the Effective Date, at the Effective Time.

"Combined Company" means Miata as it exists following completion of the Business Combination.

"Combined Company Board" means the board of directors of the Combined Company.

"Combined Company Shares" means the common shares which the Combined Company is authorized to issue.

"Combined Company Options" means issued stock options of the Combined Company, being the 79North Options and options issued by Miata pursuant to the Miata Omnibus Plan prior to completion of the Business Combination.

"Combined Company Warrants" means issued warrants of the Combined Company.

"Corporation" or "79North" means 79North Inc.

"CSE" means the Canadian Securities Exchange.

"Director" means the Director appointed pursuant to Section 278 of the OBCA.

"Dissent Notice" means a written objection to the Amalgamation Resolution made by a registered 79North Shareholder in accordance with the Dissent Rights.

"Dissent Rights" means the right of a registered 79North Shareholder to dissent in respect of the Amalgamation Resolution in strict compliance with the procedures described in the Business Combination Agreement, Amalgamation Agreement, and the OBCA, as more particularly described in Schedule "C" hereto.

"Dissenting Shareholders" means 79North Shareholders who validly exercise their Dissent Rights and thereby become entitled to receive the fair value of their 79North Shares.

"Dissent Shares" means 79North Shares held by Dissenting Shareholders.

"Effective Date" means the date shown on the certificate of amalgamation in respect of the Amalgamation to be issued by the Director.

"Effective Time" means 12:01 a.m., Toronto time, on the Effective Date.

"Exchange Ratio" means the ratio equal to 9,000,000 Miata Shares divided by the number of 79North Shares issued and outstanding immediately prior to the Effective Time, adjusted to account for 79North Shares held by Dissenting Shareholders, if required, pursuant to the terms of the Business Combination Agreement.

"fair value" where used in relation to a 79North Shares held by a Dissenting Shareholder, means fair value as determined in accordance with Section 185 of the OBCA or as agreed between 79North and the Dissenting Shareholder.

"Final Proscription Date" has the meaning ascribed thereto under the heading "The Amalgamation - Exchange of Securities - Limitation and Proscription".

"Insider" has the meaning ascribed thereto in the Securities Act (Ontario), R.S.O. 1990, c S.5 as amended.

"ITA" means the Income Tax Act (Canada), R.S.C. 1985, c. 1 as amended, including the regulations promulgated thereunder.

"June 2024 Offering" has the meaning ascribed thereto in Schedule "D" under the heading "Description of the Business - History of Miata".

"Material Adverse Effect" means any event, change or effect that is or would reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities, or business of a BCA Party or its Subsidiaries, considered as a whole, provided, however, that a Material Adverse Effect shall not include an adverse effect resulting from a change: (i) relating to the global economy or securities markets in general; (ii) affecting the global gold mining industry in general and which does not have a materially disproportionate effect on a BCA Party; or (iii) resulting from changes in the price of gold;

"Meeting" means the special meeting of the 79North Shareholders to be held on October 3, 2024, to, among other things, consider and if deemed advisable, approve the Amalgamation Resolution and other matters, if any, related thereto.

"Miata" means Miata Metals Corp.

"Miata Board" means the board of directors of Miata.

"Miata Financial Statements" means the audited financial statements of Miata for the year ended March 31, 2023, including the notes thereto and auditor's report thereon, and the unaudited condensed interim financial statements of Miata for the three and twelve months ended March 31, 2024, including the notes thereto.

"Miata Listing Date" means July 20, 2023.

"Miata Omnibus Plan" means the 2023 omnibus equity incentive plan of Miata.

"Miata Prospectus" means the final long-form prospectus of Miata dated June 30, 2023.

"Miata Shareholders" means holders of the Miata Shares.

"Miata Shares" means the common shares in the capital of Miata.

"Miata Suriname" means Miata's subsidiary incorporated in Suriname, Miata Metals Suriname N.V.

"NI 43-101" means National Instrument 43-101 - Standards of Disclosure for Mineral Projects.

"Notice of Meeting" means the notice of the Meeting which accompanies this Circular.

"OBCA" means the Business Corporations Act (Ontario), as amended, including the regulations promulgated thereunder.

"Option Plan" means the currently existing stock option plan of 79North.

"Person" means any corporation, partnership, limited liability company or partnership, joint venture, trust, unincorporated association or organization, business, enterprise or other entity, any individual, and any government.

"Proxy" means the form of proxy accompanying the Circular.

"proxy-related materials" means securityholder material relating to a meeting that a reporting issuer is required under corporate law or securities legislation to send to the registered securityholders or beneficial owners of the securities.

"Proxy Deadline" means October 1, 2024 at 11:00 a.m. (Toronto time).

"Record Date" means September 3, 2024.

"Regulation S" means Regulation S under the U.S. Securities Act.

"Schedules" means the Schedules to this Circular which are incorporated herein and form part of this Circular.

"Sela Creek Cash Payments" has the meaning ascribed thereto in Schedule "E" under the heading "Description of the Business - the Combined Company".

"Sela Creek Expenditures" has the meaning ascribed thereto in Schedule "E" under the heading "Description of the Business - the Combined Company".

"Sela Creek NSR" has the meaning ascribed thereto in Schedule "E" under the heading "Description of the Business - the Combined Company".

"Sela Creek Option Agreement" means the option agreement dated August 23, 2024, between Miata, its subsidiary Miata Metals Suriname N.V., and the Sela Creek Optionor, pursuant to which Miata indirectly holds an option to acquire an up to fwe interest in the Sela Creek Property.

"Sela Creek Optionor" means Sela Kriki Okanisi Resources N.V., a Suriname corporation.

"Sela Creek Property" means the Sela Creek project located in southern Suriname.

"Sela Creek Share Payments" has the meaning ascribed thereto in Schedule "E" under the heading "Description of the Business - the Combined Company".

"SEDAR+" means the System for Electronic Document Analysis and Retrieval + as located on the internet at www.sedarplus.ca.

"Special Warrants" has the meaning ascribed thereto in Schedule "D" under the heading "Description of the Business - History of Miata".

"Stock Split" has the meaning ascribed thereto in Schedule "D" under the heading "Description of the Business - History of Miata".

"Subco" means 1000936320 Ontario Inc.

"Subco Shares" means the common shares in the capital of Subco.

"SW Private Placement" has the meaning ascribed thereto in Schedule "D" under the heading "Description of the Business - History of Miata".

"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

"U.S. Person" means a "U.S. person" as defined in Regulation S.

"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

"U.S. Securityholder" means a 79North Shareholder who is in the United States, is a U.S. Person or is holding 79North Shares for the account or benefit of a U.S. Person or person in the United States.

Words importing the masculine shall be interpreted to include the feminine or neuter and the singular to include the plural and vice versa where the context so requires.

Except as otherwise stated, the information contained herein is given as of September 3, 2024.

All references to "$" or "dollars" in this Circular are to lawful currency of Canada and all references to "US$" refer to U.S. dollars, unless otherwise expressly stated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION AND RISKS

Information and statements contained in this Circular and the documents incorporated by reference herein that are not historical facts are considered forward-looking information and statements under applicable securities laws that involve risks and uncertainties (together "forward-looking statements"). Forward-looking statements are often identified by terms such as "may", "should", "anticipate", "expect", "potential", "believe", "intend", "estimate", "plan", "budget", "schedule", "project", "forecast" or the negative of these terms and similar expressions. Forward-looking statements in this Circular include, but are not limited to: statements with respect to the completion of the Amalgamation and Business Combination and the timing for its completion; the satisfaction of closing conditions, which include, without limitation (i) required 79North Shareholder approval, (ii) certain termination rights available to the parties under the Business Combination Agreement, (iii) Miata obtaining the necessary approvals from the CSE for the listing of Combined Company Shares in connection with the Business Combination, (iv) the Corporation receiving approval from the CSE for the Amalgamation and for the delisting of the 79North Shares from the CSE, (v) other closing conditions, including compliance by Miata and the Corporation with various covenants contained in the Business Combination Agreement, and (vi) statements and information concerning: the Business Combination; the Amalgamation; covenants of the Corporation and Miata; the timing for implementation of the Amalgamation; the potential benefits of the Amalgamation; the likelihood of the Amalgamation and Business Combination being completed; principal steps to the Amalgamation and Business Combination; the exercise of Miata's option to acquire 100% of the Sela Creek Property and the anticipated exploration activities at Sela Creek Property (and the timing thereof); statements relating to the business and future activities of, and developments related to, the Corporation and Miata after the date of this Circular; future growth in value of the Combined Company; liquidity of Combined Company Shares following the Effective Time, and other events or conditions that may occur in the future.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual plans, results, performance or achievements of Miata, the Corporation, or the Combined Company to differ materially from any future plans, results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others: the timing, closing or non-completion of the Amalgamation and Business Combination, for any reason including due to the parties failing to receive, in a timely manner and on satisfactory terms, securityholder, stock exchange and regulatory approvals or the inability of the parties to satisfy or waive in a timely manner the other conditions to the closing or the conditions precedent, as applicable, of the Business Combination; inability to achieve the benefits or synergies anticipated from the Business Combination; project infrastructure requirements, exploration expenditures of the Combined Company differing materially from those anticipated; risks related to partnership or other joint operations; actual results of exploration activities; variations in mineral resources, grades or recovery rates or optimization efforts; delays in obtaining governmental approvals or financing activities; uninsured risks, including but limited to, pollution, or hazards for which insurance cannot be obtained; regulatory changes; defects in title; inability to recruit or retain management and key personnel; performance of equipment and processes relative to specifications and expectations; unanticipated environmental impacts on operations; changes in market prices; technological risks related to Miata, the Corporation and the Combined Company; capital requirements and operating risks associated with the operations of Miata, the Corporation and the Combined Company; dilution due to future equity financings, fluctuations in metal and mineral prices and currency exchange rates; uncertainty relating to future cash resources; inability to successfully complete new development projects, expansions or other projects within the timelines expected; adverse changes to market, political and general economic conditions or laws, rules and regulations applicable to Miata, the Corporation and the Combined Company; changes in project parameters; the possibility of project cost overruns or unanticipated costs and expenses; accidents, labour disputes, community and stakeholder protests and other risks of the mining industry; failure of plant, equipment or processes to operate as anticipated; risk of an undiscovered defect in title or other adverse claim; and those risks set forth in Miata's and 79North's most recent annual and interim Management Discussion & Analysis and as described from time to time in the reports and disclosure documents filed by each of Miata and 79North which are available on SEDAR+ under each issuer's respective profile at www.sedarplus.ca.

In addition, forward-looking and pro-forma information contained in this Circular involves risks related to the completion or non-completion of the Amalgamation and Business Combination and the business and operations of the Corporation, Miata and the Combined Company. Forward-looking and pro-forma information contained in this Circular is based on certain assumptions including that:

  79North Shareholders will vote FOR the Amalgamation Resolution;
  all other conditions to the Amalgamation and Business Combination are satisfied or waived; and
  the Amalgamation and Business Combination will be completed.

Other assumptions include, but are not limited to: interest and exchange rates; the price of metals; competitive conditions in the mining industry; synergies between the Corporation and Miata; title to mineral properties; financing and funding requirements; general economic, political and market conditions; and changes in laws, rules and regulations applicable to the Corporation and Miata.

Although the Corporation has attempted to identify important factors that could cause plans, actions, events or results to differ materially from those described in forward-looking statements in this Circular, and the documents incorporated by reference in this Circular, there may be other factors that cause plans, actions, events or results not to be as anticipated, estimated or intended. There is no assurance that such statements will prove to be accurate as actual plans, results and future events could differ materially from those anticipated in such statements or information. Accordingly, readers should not place undue reliance on forward-looking statements in this Circular, nor in the documents incorporated by reference in this Circular. All of the forward-looking statements made in this Circular, including all documents incorporated by reference in this Circular, are qualified by these cautionary statements.

Certain of the forward-looking statements and other information contained in this Circular concerning the mining industry and the Corporation and Miata's general expectations concerning the mining industry are based on estimates prepared by the parties using data from publicly available industry sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which the Corporation believes to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, this data is inherently imprecise. While the Corporation is not aware of any misstatement regarding any industry data presented herein, the mining industry involves risks and uncertainties that are subject to change based on various factors.

79North Shareholders are cautioned not to place undue reliance on forward-looking statements. The Corporation undertakes no obligation to update any of the forward-looking statements in this Circular or incorporated by reference in this Circular, except as required by law.

NOTE TO 79NORTH SHAREHOLDERS IN THE UNITED STATES

THE AMALGAMATION AND BUSINESS COMBINATION AND THE SECURITIES TO BE ISSUED IN CONNECTION THEREWITH HAVE NOT BEEN REGISTERED WITH, RECOMMENDED BY, OR APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES REGULATORY AUTHORITY IN ANY STATE OF THE UNITED STATES, NOR HAS THE SEC OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THE UNITED STATES PASSED UPON THE FAIRNESS OR MERITS OF THE AMALGAMATION OR BUSINESS COMBINATION OR UPON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Notice Required Pursuant to Rule 802 Under the U.S. Securities Act:

This business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

The Miata Shares to be issued in connection with the Amalgamation have not been registered under the U.S. Securities Act, and are being issued pursuant to an exemption from registration provided thereunder. The Miata Shares will be "restricted securities" within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion that the 79North Shares exchanged by a U.S. Securityholder under the Amalgamation were also "restricted securities".

To the extent that the Miata Shares are not restricted securities, as described above, they may be resold without restriction under the U.S. Securities Act, except in respect of resales by Persons who are "affiliates" (as defined in Rule 144 under the U.S. Securities Act) of Miata at the Effective Date or who have been affiliates of Miata within ninety days before such resale. Persons who may be deemed to be "affiliates" of an issuer pursuant to Rule 144 under the U.S. Securities Act generally include individuals or entities that directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, the issuer, whether through the ownership of voting securities, by contract, or otherwise, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer. Any resale of such securities by such an affiliate (or, if applicable, former affiliate) may be subject to the registration requirements of the U.S. Securities Act and applicable state securities laws, absent an exemption therefrom. 79North Shareholders who are affiliates of Miata solely by virtue of their status as an officer or director of Miata may sell their Miata Shares outside the United States without registration under the U.S. Securities Act pursuant to Regulation S.

The solicitation of proxies is being made and the transactions contemplated herein are being undertaken by Canadian issuers in accordance with Canadian corporate and securities laws and are not subject to the requirements of Section 14(a) of the U.S. Exchange Act, by virtue of an exemption applicable to proxy solicitations by "foreign private issuers" (as defined in Rule 3b-4 under the U.S. Exchange Act). 79North Shareholders should be aware that disclosure requirements under such Canadian laws are different from requirements under United States corporate and securities laws relating to U.S. domestic issuers, and this Circular has not been filed with or approved by the SEC or the securities regulatory authority of any state within the United States. Likewise, information concerning the operations of each of Miata and the Corporation has been prepared in accordance with Canadian standards, and may not be comparable to similar information for U.S. domestic issuers.

The financial statements of the Corporation and certain other financial information, included in or incorporated by reference in this Circular have been prepared in accordance with IFRS, and are subject to Canadian auditing and auditor independence standards, which differ from U.S. GAAP and United States auditing and auditor independence standards in certain material respects, and thus may not be comparable to financial statements and financial information prepared in accordance with United States generally accepted accounting principles and that are subject to United States auditing and auditor independence standards.

Completion of the transactions described herein may have tax consequences under the laws of both the United States and Canada, and any such tax consequences under the laws of the United States are not described in this Circular. U.S. 79North Shareholders are advised to consult their own tax advisors to determine any particular U.S. tax consequences to them of the transactions to be effected in connection with the Amalgamation and Business Combination in light of their particular situation, as well as any tax consequences that may arise under the applicable laws of any other relevant foreign, state, local or other taxing jurisdiction. The enforcement by 79North Shareholders of civil liabilities under securities laws of the United States may be affected adversely by the fact that the Corporation is incorporated outside the United States, that some or all of the Corporation's and Miata's respective officers and directors and the experts named herein are residents of a foreign country and that some or all of the assets of the Corporation and Miata and the aforementioned persons are located outside the United States. As a result, it may be difficult or impossible for 79North Shareholders to effect service of process within the United States upon the Corporation, Miata, the Combined Corporation, their respective officers or directors or the experts named herein, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or "blue sky" laws of any state within the United States. In addition, 79North Shareholders should not assume that the courts of Canada (a) would allow them to sue the Corporation, Miata, the Combined Corporation, their respective officers or directors, or the experts named herein in the courts of Canada, (b) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or "blue sky" laws of any state within the United States, or (c) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or "blue sky" laws of any state within the United States. See "The Amalgamation - Exchange of Securities - U.S. Securities Laws".

THE FOREGOING DISCUSSION IS ONLY A GENERAL OVERVIEW OF CERTAIN SECURITIES, TAX AND OTHER LEGAL ISSUES APPLICABLE TO THE ISSUANCE, EXCHANGE AND RESALE OF THE MIATA SECURITIES TO BE ISSUED AND EXCHANGED IN THE AMALGAMATION. U.S. SECURITYHOLDERS SHOULD CONSULT THEIR OWN TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE PARTICULAR CONSEQUENCES TO THEM OF THE AMALGAMATION.

GENERAL PROXY INFORMATION

Solicitation of Proxies

THIS MANAGEMENT INFORMATION CIRCULAR (THE "CIRCULAR") IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF THE CORPORATION FOR USE AT THE SPECIAL MEETING OF THE SHAREHOLDERS OF THE CORPORATION TO BE HELD AT 82 RICHMOND STREET EAST TORONTO, ONTARIO M5C 1P1 AT 11:00 A.M. (TORONTO TIME), ON OCTOBER 3, 2024, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING ("NOTICE OF MEETING").

While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the directors, officers and regular employees of the Corporation at nominal cost. All costs of solicitation of proxies by management will be borne by the Corporation.

The Corporation will provide proxy-related materials to brokers, custodians, nominees and fiduciaries and will request that such materials be promptly forwarded to the beneficial owners of 79North Shares registered in the names of such brokers, custodians, nominees and fiduciaries. The Corporation will reimburse brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses incurred in forwarding proxy-related materials to beneficial owners of 79North Shares.

All duly completed and executed proxies must be received by the Corporation's registrar and transfer agent, Odyssey Trust Company at Trader's Bank Building 702 - 67 Yonge Street Toronto ON M5E 1J8 not later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in the City of Toronto, Ontario) prior to the time set for the Meeting or any adjournments or postponements thereof. Late proxies may be accepted or rejected by the chair of the Meeting in their discretion, and the chair is under no obligation to accept or reject any particular late proxy.

Appointment and Revocation of Proxies

THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY ("PROXY") ARE OFFICERS OF THE CORPORATION. A 79NORTH SHAREHOLDER DESIRING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A 79NORTH SHAREHOLDER) TO ATTEND AND ACT ON THE 79NORTH SHAREHOLDER'S BEHALF AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY STRIKING OUT THE NAMES OF THOSE PERSONS NAMED IN THE ACCOMPANYING PROXY AND INSERTING THE DESIRED PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE PROXY, OR BY COMPLETING ANOTHER PROXY.

A PROXY MUST BE IN WRITING AND SIGNED BY THE 79NORTH SHAREHOLDER OR BY THE 79NORTH SHAREHOLDER'S ATTORNEY DULY AUTHORIZED IN WRITING OR, IF THE 79NORTH SHAREHOLDER IS A CORPORATION, SIGNED BY A DULY AUTHORIZED OFFICER OR ATTORNEY OF THE CORPORATION. IF THE PROXY IS TO APPLY TO LESS THAN ALL THE 79NORTH SHARES REGISTERED IN THE NAME OF THE 79NORTH SHAREHOLDER, THE PROXY MUST SPECIFY THE NUMBER OF 79NORTH SHARES TO WHICH IT APPLIES. A PROXY WILL NOT BE VALID UNLESS THE COMPLETED PROXY AND THE POWER OF ATTORNEY OR OTHER AUTHORITY, IF ANY, UNDER WHICH IT IS SIGNED, OR A NOTARIALY CERTIFIED COPY THEREOF SATISFACTORY TO THE CORPORATION, IS RECEIVED BY ODYSSEY TRUST COMPANY ("ODYSSEY"), SUITE 702, 67 YONGE ST, TORONTO, ON M5E 1J8 NOT LESS THAN 48 HOURS (EXCLUDING SATURDAYS, SUNDAYS AND HOLIDAYS) BEFORE THE COMMENCEMENT OF THE MEETING, OR ANY ADJOURNMENT THEREOF. REGISTERED 79NORTH SHAREHOLDERS SHALL ALSO HAVE THE OPPORTUNITY TO VOTE THEIR PROXIES ONLINE BY VISITING ODYSSEYTRUST.COM/TRANSFER-AGENT/LOGIN AND PROVIDE THE 12-DIGIT CONTROL NUMBER LOCATED ON THE ACCOMPANYING PROXY.

A 79North Shareholder may revoke a Proxy given pursuant to this solicitation by an instrument in writing, including another proxy bearing a later date, executed by the 79North Shareholder or by its attorney authorized in writing, and deposited at: (i) the Corporation's registrar and transfer agent, Odyssey Trust Company, at any time up to and including the last Business Day preceding the day of the Meeting; (ii) the administrative offices of the Corporation, 82 Richmond St. E., Toronto, Ontario M5C 1P1, at any time up to and including the last Business Day preceding the day of the Meeting; (iii) with the chair of the Meeting on the day of the Meeting; or (iv) in any other manner permitted by law.

Voting of Proxies

THE MANAGEMENT REPRESENTATIVES DESIGNATED IN THE ENCLOSED PROXY WILL VOTE OR WITHHOLD FROM VOTING THE 79NORTH SHARES IN RESPECT OF WHICH THEY ARE APPOINTED PROXY ON ANY POLL THAT MAY BE CALLED FOR IN ACCORDANCE WITH THE INSTRUCTIONS OF THE 79NORTH SHAREHOLDER AS INDICATED ON THE PROXY AND, IF THE 79NORTH SHAREHOLDER SPECIFIES A CHOICE WITH RESPECT TO ANY MATTER TO BE ACTED UPON, THE 79NORTH SHARES WILL BE VOTED ACCORDINGLY. WHERE NO CHOICE OR WHERE BOTH CHOICES ARE SPECIFIED IN THE PROXY, SUCH 79NORTH SHARES WILL BE VOTED FOR THE MATTERS DESCRIBED THEREIN AND IN THIS CIRCULAR.

The enclosed Proxy confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations of matters identified in the Notice of Meeting and with respect to other matters that may properly come before the Meeting. In the event that amendments or variations to matters identified in the Notice of Meeting are properly brought before the Meeting or any other business is properly brought before the Meeting, the persons designated in the enclosed Proxy will vote in accordance with their best judgment on such matters or business. At the time of the printing of this Circular, management of the Corporation knows of no such amendments, variations or other matters which may be presented to the Meeting.

Non-Registered Shareholders

Only registered 79North Shareholders or their duly appointed proxy holders are permitted to vote at the Meeting. Most 79North Shareholders are "non-registered" shareholders because the 79North Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the 79North Shares or a clearing agency. More particularly, a person is not a registered shareholder in respect of 79North Shares which are held on behalf of that person (the "Non-Registered Holder") but which are registered either: (a) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the 79North Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs, TFSAs, and similar plans); or (b) in the name of a clearing agency (such as the Canadian Depository for Securities Limited ("CDS")) of which the Intermediary is a participant. In accordance with the requirements of National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer ("NI 54-101"), the Corporation has distributed copies of the Notice of Meeting, this Circular and the Proxy (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders. The Corporation is not sending the Meeting Materials directly to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

a) be given a Proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of 79North Shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. Because the Intermediary has already signed the Proxy, this Proxy is not required to be signed by the Non-Registered Holder when submitting the Proxy. In this case, the Non-Registered Holder who wishes to submit an instrument of proxy should otherwise properly complete the Proxy and deposit it with the Corporation as provided above; or

b) more typically, be given a Voting Instructions Form (a "VIF") which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "proxy authorization form") which the Intermediary must follow. Typically, the proxy authorization form will consist of a one-page, pre-printed form. Sometimes, instead of the one-page, pre-printed form, the proxy authorization form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label containing a bar-code and other information. In order for the Proxy to validly constitute a proxy authorization form, the Non-Registered Holder must remove the label from the instructions and affix it to the Proxy, properly complete and sign the Proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the 79North Shares which they beneficially own. Should a Non-Registered Holder who receives one of the above forms wish to vote at the Meeting in person, the Non-Registered Holder should strike out the names of the management's representatives named in the Proxy and insert the Non-Registered Holder's name in the blank space provided. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the Proxy or proxy authorization form is to be delivered.

All reference to shareholders in this Circular and the accompanying Proxy and Notice of Meeting are to shareholders of record unless specifically stated otherwise. In addition, there are two kinds of Non-Registered Holders - those who object to their names being made known to the issuers of securities which they own being called Objecting Beneficial Owners ("OBOs") and those who do not object to the issuers of the securities knowing who they are being called Non-Objecting Beneficial Owners ("NOBOs").

The Corporation does not intend to pay for intermediaries to forward to OBOs the Circular or other proxy-related materials and, therefore, OBOs will not receive the materials unless the OBO's intermediary assumes the cost of delivery.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No informed person, none of the directors or senior officers of 79North, none of the persons who have been directors or senior officers of 79North since the commencement of 79North's last completed financial year, and no associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

Interests of Certain Persons in the Amalgamation

As of the date of this Circular, the directors and executive officers of 79North, as a group, beneficially own, directly or indirectly, or exercise control or direction over, an aggregate of 9,517,742 79North Shares, representing approximately 8.45% of the outstanding 79North Shares, and an aggregate of 2,100,000 79North Options. All 79North Shares held by the directors, officers and other insiders of 79North will be treated identically and in the same manner under the Amalgamation as 79North Shares held by any other 79North Shareholder, and all Options held by the directors, officers and other insiders of 79North will either be fully exercised or will be cancelled prior to the Effective Date, as described in this Circular.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The authorized capital of 79North consists of an unlimited number of 79North Shares. As at the date hereof, there are 112,574,808 79North Shares outstanding. Each 79North Share carries the right to one (1) vote on any matter properly coming before the Meeting. A quorum for the meeting of 79North Shareholders will consist of two (2) persons entitled to vote present in person or represented by proxy, holding or representing in the aggregate not less than 25% of the issued 79North Shares.

As of the date of this Circular, no person or company who is known to 79North, or its directors and officers, beneficially owns, directly or indirectly, or exercises control or direction over securities carrying more than 10% of the voting rights attached to the 79North Shares.

THE AMALGAMATION

On August 6, 2024, Miata, Subco and 79North entered into the Business Combination Agreement pursuant to which Miata will acquire all of the issued and outstanding 79North Shares by way of a three-cornered amalgamation between 79North, Miata and Subco.  As a result of the Business Combination, 79North and Subco will amalgamate as Amalco and Amalco will be a wholly-owned subsidiary of Miata. Assuming the Business Combination becomes effective, each 79North Shareholder that is not a Dissenting Shareholder will receive such number of Miata Shares as is equal to the number of 79North Shares that 79North Shareholder holds multiplied by the Exchange Ratio.

It is expected that Amalco will apply to be de-listed from the CSE shortly after completing the foregoing transactions and cease to be a reporting issuer.

Purpose of the Amalgamation

The purpose of the Amalgamation is for Miata to acquire 79North. Miata is a CSE-listed company (CSE: MMET) focused on the exploration and development of precious metal resource properties. Miata holds an option to earn a 100% interest in the Cabin Lake Property in British Columbia and is exploring this property for precious metal deposits. Additionally, Miata, through its subsidiary, Miata Metals Suriname N.V., has entered into a definitive agreement with the owners of the Sela Creek Property which, upon the completion of the Amalgamation, would entitle it to earn an up to 100% interest in the Sela Creek Property. Together with the Amalgamation, if completed, Miata, through its Suriname subsidiary, will have the ability to acquire an up to 100% interest in the Sela Creek Property. Following completion of the Amalgamation, 79North Shareholders will continue to have interests in the current business of 79North, as well as the business of Miata, through the ownership of Miata Shares.

Principal Steps of the Amalgamation

The Amalgamation is proposed to be conducted pursuant to the provisions of the OBCA and in accordance with the terms of the Amalgamation Agreement to be entered into between 79North, Miata and Subco, substantially in the form attached hereto as Schedule "A". The Amalgamation Agreement and the resulting Amalgamation is summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the Amalgamation Agreement, the form of which is attached hereto as Schedule "A". 79North Shareholders are encouraged to read the Amalgamation Agreement in full.

Pursuant to the Amalgamation Agreement, at the Effective Time:

1. each issued and outstanding 79North Share held by each Dissenting Shareholder will become an entitlement to be paid the fair value of such share;

2. 79North and Subco shall be amalgamated and continue as Amalco, and 79North and Subco shall cease to exist as entities separate from Amalco;

3. all of the property and assets of each of 79North and Subco shall be the property and assets of Amalco, and Amalco shall be liable for all of the liabilities and obligations of each of 79North and Subco, including civil, criminal and quasi criminal, and all contracts, liabilities and debts of 79North and Subco;

4. the Articles of Amalgamation of Amalco shall be deemed to be the articles of incorporation of Amalco, and the Certificate of Amalgamation, except for purposes of subsection 117(1) of the OBCA, shall be deemed to be the certificate of incorporation of Amalco;

5. each issued and outstanding Subco Share shall be exchanged for one (1) fully paid and non-assessable Amalco Share;

6. each 79North Shareholder (other than Dissenting Shareholders) shall receive the number of fully paid and non-assessable Miata Shares that is equal to the number of 79North Shares held by such holder multiplied by the Exchange Ratio (adjusted for the Dissent Shares), and all such 79North Shares shall be cancelled, and for greater certainty, 79North Shareholders (other than Dissenting Shareholders) shall receive no consideration for their 79North Shares other than Miata Shares;

7. each issued and outstanding 79North Option shall be recognized by Miata, on an equivalent basis, as exercisable into Miata Shares, on the terms set out in the Business Combination Agreement;

8. Miata shall add to the stated capital maintained in respect of the Miata Shares an amount equal to the aggregate paid-up capital for purposes of the ITA of the 79North Shares immediately prior to the Effective Time (less the paid-up capital of any 79North Shares held by Dissenting Shareholders who do not exchange their 79North Shares for Miata Shares on the Amalgamation);

9. Amalco shall add to the stated capital maintained in respect of the Amalco Shares an amount such that the stated capital of the Amalco Shares shall be equal to the aggregate paid-up capital for purposes of the ITA of the Subco Shares and 79North Shares immediately prior to the Effective Time;

10. as consideration for the issuance of Miata Shares in exchange for the 79North Shares, Amalco shall issue to Miata one (1) Amalco Share for each Miata Share so issued;

11. Amalco will be a wholly-owned subsidiary of Miata; and

12. John Wenger will act as the initial director of Amalco (no current directors or officers of 79North will continue as directors or officers of Amalco).

No fractional Miata Shares will be issued. In lieu of any fractional entitlements, the number of Miata Shares issued to each former holder of 79North Shares will be rounded down to the next lesser whole number of Miata Shares.

If the Amalgamation Agreement is adopted by each of 79North and Subco, as required by the OBCA, 79North and Subco agree that they will, jointly and together, file with the Director, agreed upon Articles of Amalgamation in the form prescribed under the OBCA, which Articles of Amalgamation shall be deemed to be the articles of incorporation of Amalco.

The by-laws of Amalco shall be the by-laws of Subco, a copy of which may be examined during business hours, in accordance with section 145 of the OBCA, at 82 Richmond St. East Toronto, Ontario M5C 1P1.

79North Shares held by Dissenting Shareholders will be deemed to be cancelled, and the Dissenting Shareholders will cease to have any rights as 79North Shareholders other than the right to be paid fair value for their 79North Shares in accordance with the terms of the Business Combination Agreement.

The Amalgamation shall take effect and go into operation at the Effective Time, if the Amalgamation Agreement has been adopted as required by law and all necessary filings have been made with the Director before that time, or at such later time, or time and date, as may be determined by the directors or by special resolutions of 79North and Subco when the Amalgamation Agreement shall have been adopted as required by law; provided, however, that if the respective directors of either 79North or Subco determine that it is in the best interests of 79North and Subco, or either of them, or of Amalco, not to proceed with the Amalgamation, then either of 79North or Subco may, by written notice to the other party to the Amalgamation Agreement, terminate the Amalgamation Agreement at any time prior to 79North and Subco being amalgamated, and in such event, the Amalgamation shall not take place notwithstanding the fact that the Amalgamation Agreement may have been adopted by the shareholders of each of 79North and Subco.

The Amalgamation Agreement may be terminated by the board of directors of each of 79North and Subco, notwithstanding the approval of the Amalgamation Agreement by the shareholders of each of 79North and Subco, at any time prior to the issuance of the Certificate of Amalgamation and following the termination of the Business Combination Agreement, without, except as provided in the Business Combination Agreement, any recourse by either 79North or Subco or any of their shareholders or other persons.

Treatment of 79North Options

At the Effective Time, for the period from the Effective Time until expiry of the 79North Options (in accordance with their respective terms), Miata will assume all of the covenants and obligations of 79North under the 79North Options and in accordance with the terms and conditions of the applicable option agreements and the Option Plan, do all things necessary to provide for the application of the provisions set forth in such certificates and plan with respect to the rights and interest of the holders thereof, such that, upon exercise, a 79North Option will entitle the holder thereof to receive, in lieu of 79North Shares to which such holder was theretofore entitled upon exercise and for the same consideration, to purchase from Miata the number of Miata Shares (rounded down to the nearest whole number) equal to: (i) the Exchange Ratio (prior to any required adjustment for Dissenting Shareholders)  multiplied by (ii) the number of 79North Shares subject to such 79North Option immediately prior to the Effective Time, at an exercise price per Miata Share (rounded down to the nearest whole cent) equal to (A) the exercise price per 79North Share otherwise purchasable pursuant to such 79North Option immediately prior to the Effective Time, divided by (B) the Exchange Ratio (prior to any required adjustment for Dissent Shares pursuant to the Business Combination Agreement). Except as set out above, all other terms and conditions of the 79North Options, including the expiry date and conditions to and manner of exercising, will be the same as the applicable 79North Option prior to the Effective Time. Miata Shares issuable upon exercise of 79North Options may be subject to hold periods under applicable Securities Laws or policies of the CSE, and if applicable, the certificates or DRS Statements representing such Miata Shares will bear a legend with such hold period. If the Miata Shares are issued pursuant to an available exemption, they will be considered "restricted securities" within the meaning of Rule 144(a)(3) under the U.S. Securities Act and prior to the issuance of any Miata Shares, Miata may require evidence (which may include an opinion of counsel) reasonably satisfactory to Miata to the effect that the issuance of such Miata Shares does not require registration under the U.S. Securities Act or applicable securities laws of any state of the United States.

Background to the Amalgamation

The provisions of the proposed Amalgamation and the Business Combination are the result of arm's length negotiations conducted between representatives of 79North, Miata and their respective advisors. The following is a summary of the background to the proposed Business Combination.

The senior management of 79North and the 79North Board regularly consider opportunities to maximize shareholder value through various strategic alternatives. Following the acquisition of certain mineral claims in Ontario, and prior to the consideration of the proposed Business Combination, the 79North Board and management team had, from time to time, considered various opportunities to create value including, through mergers, acquisitions, sale and joint ventures and other investment transactions. Management of 79North had attended several site visits with third parties during the course of the last two years.

In early 2024, senior management of 79North and Miata met to discuss a potential transaction, along with the future plans and outlooks of Miata, how 79North's business could integrate with the business of Miata, and what opportunities could be provided to the 79North Shareholders if a potential transaction was pursued.

In May 2024, Jon North, Chief Executive Officer of 79North, engaged in discussion with independent legal counsel to discuss a potential transaction with Miata, along with the potential benefits of such transaction. Mr. North considered the potential transaction in light of initial discussions with other companies who had also expressed interest in transacting with 79North and discussed the merits of the potential transaction with Miata.

On May 22, 2024, 79North received a draft letter of intent in which Miata would acquire by way of a business combination, all of the 79North Shares in exchange for Miata Shares, subject to a number of conditions.

The 79North Board did not establish a special committee in connection with the Business Combination given that the 79North Board is comprised of three persons and each of the officers and directors of 79North are arm's length to Miata.  Furthermore, it was decided that a financial advisor would not be engaged by 79North because the parties to the Business Combination are arm's length and the fact that 79North had limited cash resources.

Prior to receiving the offer from Miata, 79North had received other expressions of interest but the Miata proposal was considered by the 79North Board to be superior to those proposals. 79North had ceased operations in Suriname in 2022 and has since been unable to raise sufficient additional money to carry on business in Suriname or elsewhere.  After considering options for the continuation of the business and other expressions of interest received, the 79North Board concluded that the Business Combination with Miata was the best option available to 79North as the Business Combination provided funds enabling 79North to continue to carry on business and the 79North Shareholders would receive consideration for their 79North Shares.  Following several rounds of negotiation, Miata and 79North executed the letter of intent on June 4, 2024.

On July 10, 2024, counsel to Miata provided the first drafts of the Business Combination Agreement and Amalgamation Agreement setting out the comprehensive terms of a proposed Business Combination to 79North for review. Under the draft Business Combination Agreement, Miata proposed to acquire all of the outstanding 79North Shares for 9,000,000 Miata Shares by way of a three-cornered amalgamation with Subco.

On July 12, 2024, as a condition to entering into the Business Combination Agreement, Miata provided a secured bridge loan to 79North of $200,000 (the "Bridge Loan") to be used by 79North to cover its transaction costs for the Business Combination and settle certain of its outstanding liabilities. The Bridge Loan is non-interest bearing and repayable upon demand. As general and continuing security for the payment and performance under the Bridge Loan, 79North has also granted a security interest in all of the present and after acquired personal property and all of the present and future assets, property and undertaking of 79North (the "General Security Interest").

The 79North Board unanimously adopted resolutions approving the Business Combination Agreement, determining that the acquisition by Miata of the 79North Shares pursuant to the proposed Business Combination on the terms set out in the Business Combination Agreement and the Amalgamation Agreement would be in the best interests of 79North, and recommending that 79North Shareholders vote FOR the entering into the Amalgamation Agreement.

On August 6, 2024, 79North, Miata and Subco executed the definitive Business Combination Agreement. 79North Shareholders are encouraged to read the Business Combination Agreement, which contemplates the business combination of Miata and 79North by way of the Amalgamation. The Business Combination Agreement is not being submitted to 79North Shareholders for approval, but it provides additional background to the Amalgamation. The Business Combination Agreement is available under the issuer profile of both Miata and 79North on SEDAR+ at www.sedarplus.ca.

On August 29, 2024, 79North, Miata, and Subco executed a side letter to the Business Combination Agreement to extend the completion date for the Business Combination to October 18, 2024.

Benefits of the Amalgamation

The 79North Board and senior management of 79North believe that the Amalgamation is in the best interests of 79North and the 79North Shareholders and that the Amalgamation provides a number of benefits for 79North Shareholders including the following:

1. By combining 79North with Miata, the Combined Company will be a larger company than either Miata or 79North alone and will have a larger asset base in Suriname, anticipated greater financial resources and anticipated greater access to financing and services to develop Miata's and 79North's assets;

2. Combining 79North's and Miata's assets will mitigate individual project risk and allow 79North Shareholders to participate in a more diversified portfolio of mineral properties; and

3. 79North Shareholders are being provided with an opportunity to receive Miata Shares for their 79North Shares and thereby maintain their holdings in 79North's mineral resource properties through Miata as well as participation in the mineral properties and other assets of Miata.

Information Concerning Miata and the Combined Company

Additional information relating to Miata may be found under Miata's issuer profile on SEDAR+ at www.sedarplus.ca. Additional financial information is available in Miata's comparative audited consolidated financial statements together with the auditor's report thereon for their most recently completed financial year and their management's discussion and analysis in relation thereto, which are available on SEDAR+.

On completion of the Amalgamation, the Combined Company's material mineral properties will consist of the following: (1) the Cabin Lake Property in British Columbia and (2) the Sela Creek Property located in Suriname. Additional information about Miata, Subco and the Combined Company is attached to this Circular as Schedules "D" and "E".

Risk Factors Concerning the Amalgamation

The 79North Board recommends that 79North Shareholders consider the following risk factors related to the Business Combination, in conjunction with the other information presented in this Circular. 79North Shareholders are also encouraged to consider the risk factors presented in Schedule "D" related to the business of Miata, as well as the risk factors described in Miata's Financial Statements and MD&A for the three and twelve months ended March 31, 2024, and for the year ended March 31, 2023.

The Amalgamation may not be Completed

The completion of the Amalgamation is subject to several condition precedents, some of which are outside of the control of 79North, including, among other things, approval of the 79North Shareholders, a Material Adverse Effect not having occurred, 79North Shareholders not having validly exercised Dissent Rights with respect to more than 10% of the 79North Shares, and satisfaction or waiver of other conditions precedent detailed in the Business Combination Agreement. If any of the conditions precedent to the Amalgamation are not satisfied, or where permissible, waived, the Amalgamation will not occur. Additionally, each of 79North and Miata has the right to terminate the Business Combination Agreement in certain circumstances, in which case the Amalgamation will not occur.

As such, 79North cannot provide certainty as to whether the Amalgamation will complete. 79North will incur a portion of certain costs associated with the Business Combination, even if the Amalgamation is not completed. If the Amalgamation does not complete, this may adversely affect the price of 79North Shares and future business prospects.

Additionally, in the event the Business Combination is not completed by the Completion Deadline (as defined in the Business Combination Agreement), the entire unpaid principal under the Bridge Loan shall be due and payable by 79North upon demand by Miata, and Miata will be entitled to exercise all rights and remedies provide under the General Security Interest.

The Number of Miata Shares is Fixed and will not be Adjusted to Reflect Market Price Fluctuations

The number of Miata Shares to be issued to former 79North Shareholders at the Effective Time is fixed at 9,000,000, subject only to adjustment to account for 79North Shareholders validly exercising Dissent Rights prior to the Effective Time. This number of Miata Shares will not be adjusted if the market price of Miata Shares fluctuates, which fluctuation may occur prior to the Effective Time due to factors outside of the control of 79North or Miata. If the market price of Miata Shares declines, the value received by 79North Shareholders will decline as well. 79North cannot provide assurance that the market value of the Miata Shares that 79North Shareholders will receive on the Effective Date will equal or exceed the market value of the 79North Shares held by such 79North Shareholder after the date hereof and prior to the Effective Date. Further, if the Amalgamation is completed, the significant number of additional Miata Shares issued and available for trading in the public market may adversely affect the market for, and the market price of, all Miata Shares, including those held by former 79North Shareholders.

The Anticipated Benefits of the Amalgamation may not be Realized

79North and Miata propose to complete the Amalgamation to achieve certain anticipated benefits through the Combined Company, including as outlined in this Circular under "Benefits of the Amalgamation" above. Achieving these benefits depends in part on the ability of the Combined Company to effectively capitalize on its expanded scale and assets through the combination of 79North and Miata, including by integrating resources in an effective manner. Such integration process will take considerable time and effort and may not be successful. Neither 79Norht nor Miata can provide assurance that the Combined Company will be able to achieve the anticipated benefits of the Amalgamation.

The Amalgamation may divert the Attention of 79North Management

The Business Combination may cause the attention of the 79North management to be diverted from the day-today operations of 79North, which could have an adverse effect on the business, operations, or prospectus of 79North, regardless of whether the Amalgamation is ultimately completed.

The Exercise of Dissent Rights may Impact Cash Resources or Prevent Completion of the Amalgamation

79North Shareholders are entitled to exercise certain Dissent Rights and demand payment of the fair value of their 79North Shares in connection with the Amalgamation and in accordance with the OBCA. If 79North Shareholders exercise Dissent Rights in respect of a significant number of 79North Shares, a substantial aggregate cash payment may be required by 79North, which could have an adverse effect on the Combined Company's cash resources, cash flows and financial condition if the Amalgamation is completed. Moreover, Miata's obligation to complete the Amalgamation is conditional upon 79North Shareholders holding no more than 10% of the outstanding 79North Shares having exercised Dissent Rights. Accordingly, the Amalgamation may not be completed if 79North Shareholders exercise Dissent Rights in respect of more than 10% of the outstanding 79North Shares.

Former 79North Shareholders will hold Minority Share of the Combined Company

If the Amalgamation is completed, at the Effective Time, the former 79North Shareholders are expected to hold, as a group, approximately 17.84% of the voting shares, or securities convertible into voting shares, of the Combined Company on a diluted basis. Although there are no agreements or understandings between the existing Miata Shareholders that Miata nor 79North is aware in respect of voting, if the Miata Shareholders voted in concert, they would exert significant influence over the Combined Company, including over matters such as election of directors, determination of significant corporate actions, and approval of business combinations or mergers requiring shareholder approval.

Recommendation of the Board of Directors

The 79North Board has considered the proposed Amalgamation on the terms and conditions as provided in the Amalgamation Agreement and has approved the Amalgamation and the entering into of the Amalgamation Agreement, having unanimously determined that the Amalgamation is in the best interests of 79North. The 79North Board recommend that the 79North Shareholders vote FOR the Amalgamation.

In arriving at its conclusion, the 79North Board considered the following, among other matters:

(a) the terms of the Amalgamation;

(b) the procedures by which the Amalgamation is to be approved, including the requirement for approval by special resolution of the 79North Shareholders at the Meeting;

(c) that the Corporation has entered into the 79North Voting Support Agreements with the 79North Locked-Up Shareholders, who in the aggregate beneficially own, directly or indirectly, or exercise control or direction over, 9,517,742 79North Shares, pursuant to which the 79North Locked-Up Shareholders have agreed to vote their 79North Shares FOR the Amalgamation Resolution;

(d) the availability of Dissent Rights to 79North Shareholders with respect to the Amalgamation;

(e) information with respect to the financial condition, business and operations, on both a historical and prospective basis, of both Miata and 79North, including information in respect of 79North and Miata on a pro forma consolidated basis;

(f) information provided by Miata with respect to its mineral properties and the fact that Miata has a current presence in Suriname;

(g) current industry, economic and market conditions and trends;

(h) the management group and technical team of Miata;

(i) the Business Combination provides funds to settle certain of the debts of 79North;

(j) if the Business Combination does not close Miata has security pursuant to the General Security Agreement; and

(k) the benefits of the Amalgamation set forth under "Benefits of the Amalgamation" herein.

The 79North Board also identified and considered disadvantages associated with the Amalgamation, including that the 79North Shareholders after the Amalgamation will be subject to:

(a) dilution of their interest in the 79North mineral properties through their diluted percentage holding in Miata following completion of the Amalgamation;

(b) the risk factors applicable to Miata; and

(c) the possibility that there may be adverse tax consequences to certain holders of securities of 79North.

In view of the variety of factors considered in connection with its evaluation of the Amalgamation, the 79North Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors in reaching its determination as to the fairness of the Amalgamation.

Voting Agreements

It is a condition under the Business Combination Agreement that Miata shall have received 79North Voting Support Agreements and the 79North Lock-Up Agreements from the 79North Locked-Up Shareholders. The 79North Voting Support Agreements among other things, prevent 79North Locked-Up Shareholders from exercising Dissent Rights, and set forth the agreement of the 79North Locked-Up Shareholders to vote their 79North Shares (including any 79North Shares issuable upon the exercise of any 79North Options or 79North Warrants) FOR the Amalgamation Resolution and any other matters necessary for the consummation of the Amalgamation. As of the Record Date, 9,517,742 79North Shares, representing approximately 8.45% of the outstanding 79North Shares were subject to the 79North Voting Support Agreements.

The 79North Lock-Up Agreements impose a contractual hold period on 60% of the 79North Shares held by the 79North Locked-Up Shareholders, with 25% being released every six months and the first release date being January 20, 2025, or upon earlier termination of the 79North Lock Up-Agreements.

Each 79North Locked-Up Shareholder has agreed to vote their 79North Shares owned or controlled (directly or indirectly), to the extent they are so entitled, FOR of the Amalgamation.

The 79North Voting Support Agreements and the 79North Lock-Up Agreements automatically terminate on the earlier of: (i) the date that is one year from the date of the 79North Voting Support and Lock-Up Agreements; (ii) the date the Amalgamation is completed in accordance with the terms of the Business Combination Agreement; and (iii) the date the Business Combination Agreement is terminated in accordance with its terms.

Conditions for the Amalgamation to Become Effective

Required Shareholder Approvals

A condition of the Amalgamation is that the holders of not less than 66 2/3% of the 79North Shares represented in person or by proxy at the Meeting vote FOR the Amalgamation.

Miata must pass a written resolution as the sole shareholder of Subco to authorize Subco to enter into the Amalgamation.

Approval of the CSE

The Business Combination Agreement provides that receipt of all regulatory approvals, including the approval of the CSE of the listing of the Miata Shares to be issued as consideration for the 79North Shares in connection with the Amalgamation, if required, is a condition precedent to the Amalgamation becoming effective.

Principal Conditions Precedent to Completion of the Transaction

Pursuant to the Business Combination Agreement, the Business Combination is subject to certain conditions precedent, including the requisite shareholder approvals discussed in "Required Shareholder Approvals", as follows:

a. no Material Adverse Effect in Miata or 79North shall have occurred since August 6, 2024;

b. Miata shall have received the 79North Voting Support Agreements and the 79North Lock-Up Agreements, and such agreements shall not have been terminated or otherwise breached in any material manner by any of the 79North Locked-Up Shareholders, such that as a result of such breach or termination the Amalgamation Resolution is not passed at the 79North Meeting;

c. the 79North Shareholders shall have approved the Amalgamation Resolution in accordance with applicable Canadian Securities Law; and

d. Dissent Rights shall not have been exercised in respect of more than 10% of the issued and outstanding 79North Shares.

Listing and Resale of Miata Shares

Miata will apply to list the Miata Shares issuable by Miata under the Amalgamation on the CSE. It is also a condition of closing of the Business Combination that Miata shall have obtained conditional approval for listing of the Miata Shares issuable to 79North Shareholders pursuant to the Amalgamation on the CSE. The issue of Miata Shares pursuant to the Amalgamation will constitute distributions of securities that are exempt from the prospectus requirements of applicable Canadian Securities Laws. Miata Shares issued pursuant to the Amalgamation may be resold in each province and territory of Canada, provided: (i) that Miata is a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade; (ii) the trade is not a "control distribution" as defined in National Instrument 45-102 - Resale of Securities; (iii) no unusual effort is made to prepare the market or create a demand for those securities; (iv) no extraordinary commission or consideration is paid in respect of that trade; and (v) if the selling security holder is an "insider" or "officer" of Miata (as such terms are defined by applicable Canadian Securities Laws), the insider or officer has no reasonable grounds to believe that Miata is in default of applicable Canadian Securities Laws. Each 79North Shareholder is urged to consult the holder's professional advisors with respect to restrictions applicable to trades in Miata Shares under applicable securities laws.

Exchange of Securities

If you hold your 79North Shares in certificated form, you are not required to surrender your certificates to the Corporation in connection with the Amalgamation. The Miata Shares you are entitled to pursuant to the Amalgamation will be issued directly to you in accordance with your registration details in the possession of Odyssey Trust Company, as the transfer agent of Miata. You will be entitled to receive certificates representing the number of Miata Shares to which you are so entitled pursuant to the Amalgamation.

79North Shareholders whose 79North Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact their nominee holder to arrange for receipt of the Miata Shares to which they are entitled pursuant to the Amalgamation. See also "U.S. Securities Laws" below for additional information on the distribution of Miata Shares to any 79North Shareholder that is a U.S. Securityholder.

Fractional Shares

No fractional Miata Shares will be issued in connection with the Amalgamation. In lieu of any fractional entitlements, the number of Miata Shares issued to each former 79North Shareholders will be rounded down to the next lesser whole number of Miata Shares.

U.S. Securities Laws

The Miata Shares to be issued to 79North Shareholders pursuant to the Amalgamation have not been registered under the U.S. Securities Act, and are being distributed pursuant to an exemption from registration provided thereunder. The Miata Shares will be "restricted securities" within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion that the 79North Shares exchanged by a 79North Shareholder under the Amalgamation were also "restricted securities". Accordingly, any Miata Shares issued under the Amalgamation in exchange for 79North Shares that bear a U.S. Securities Act restrictive legend shall also bear a U.S. Securities Act restrictive legend. In addition, Miata Shares issued to U.S. Securityholders may be resold only outside the United States pursuant to Regulation S under the U.S. Securities Act, in the United States pursuant to a subsequent registration statement under the U.S. Securities Act or in accordance with the requirements of Rule 144 under the U.S. Securities Act, if available, or another applicable exemption from the registration requirements of the U.S. Securities Act. See also, "Note to 79North Shareholders in the United States".

Change of Control Payments

There are no existing success fees, severance payments, change of control payments or other similar payments which shall be triggered pursuant to the closing of the Amalgamation or the Business Combination, or, to the extent triggered, any amounts payable must be waived by the applicable party.

DISSENT RIGHTS

Registered Shareholders may exercise Dissent Rights from the Amalgamation Resolution pursuant to and in the manner set forth under Section 185 of the OBCA, provided that notwithstanding Subsection 185(6) of the OBCA, the written objection to the Amalgamation Resolution must be sent to the Corporation by holders who wish to dissent and received by the Corporation not later than 5:00 p.m. (Toronto time) on the date that is two Business Days immediately prior to the Meeting or any date to which the Meeting may be postponed or adjourned.

79North Shareholders who wish to dissent should take note that the procedures for dissenting to the Amalgamation Resolution require strict compliance with the applicable dissent procedures.

Dissent Rights to the Amalgamation Resolution for 79North Shareholders

As indicated in the Notice of Meeting, any registered Shareholder is entitled to be paid the fair value of the 79North Shares held by such holder in accordance with the Business Combination Agreement, Amalgamation Agreement and Section 185 of the OBCA if such holder exercises Dissent Rights and the Amalgamation becomes effective.

Anyone who is a beneficial owner of 79North Shares registered in the name of an intermediary and who wishes to dissent should be aware that only registered 79North Shareholders are entitled to exercise Dissent Rights. A registered 79North Shareholder who holds 79North Shares as an intermediary for one or more beneficial owners, one or more of whom wish to exercise Dissent Rights, must exercise such Dissent Rights on behalf of such holder(s). In such case, the notice should specify the number of 79North Shares held by the intermediary for such beneficial owner. A Dissenting Shareholder may dissent only with respect to all the 79North Shares held on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder.

A 79North Shareholder is not entitled to exercise Dissent Rights with respect to such holder's 79North Shares if such holder votes any of those 79North Shares FOR the Amalgamation Resolution. A brief summary of the provisions of Section 185 of the OBCA is set out below. This summary is qualified in its entirety by the provisions of Section 185 of the OBCA, the full text of which is set forth in Schedule "C" to this Circular, and by the Business Combination Agreement and the Amalgamation Agreement.

79North Shareholders who exercise Dissent Rights and who:

(a) are ultimately entitled to be paid fair value for their 79North Shares, which fair value shall be the fair value of such shares immediately before the passing by the 79North Shareholders of the Amalgamation Resolution, shall be paid an amount equal to such fair value by the Corporation and shall be deemed to have transferred their 79North Shares to the Corporation in accordance with the Business Combination Agreement and Amalgamation Agreement; or

(b) are ultimately not entitled, for any reason, to be paid fair value for their 79North Shares shall be deemed to have participated in the Amalgamation, as of the Effective Time, on the same basis as a non-dissenting 79North Shareholder and shall be entitled to receive only the consideration contemplated that such holder would have received pursuant to the Amalgamation if such holder had not exercised Dissent Rights, but in no case shall Miata, Amalco or any other person be required to recognize 79North Shareholders who exercise Dissent Rights as 79North Shareholders after the time that is immediately prior to the Effective Time, and the names of such 79North Shareholders who exercise Dissent Rights shall be deleted from the central securities register as 79North Shareholders at the Effective Time and the Corporation shall be recorded as the registered 79North Shareholders so transferred and such 79North Shares will be cancelled. There can be no assurance that a Dissenting Shareholder will receive consideration for its 79North Shares of equal or greater value to the consideration that such Dissenting Shareholder would have received under the Amalgamation.

Section 185 of the OBCA

The OBCA provides that 79North Shareholders who dissent to certain actions being taken by the Corporation may exercise a right of dissent and require the Corporation to purchase the 79North Shares held by such 79North Shareholders at the fair value of such 79North Shares. Dissent Rights are applicable where the Corporation proposes to complete an amalgamation, such as the Amalgamation as proposed pursuant to the Amalgamation Agreement.

The exercise of Dissent Rights does not deprive a registered 79North Shareholder of the right to vote at the Meeting.  However, a 79North Shareholder is not entitled to exercise Dissent Rights in respect of the Amalgamation Resolution if such holder votes any of the 79North Shares beneficially held by such holder in favour of the Amalgamation Resolution. The execution or exercise of a proxy against the Amalgamation Resolution does not constitute a written objection for purposes of the right to dissent under Section 185 of the OBCA.

The following summary does not purport to provide comprehensive statements of the procedures to be followed by a Dissenting Shareholder under the OBCA or the Amalgamation Agreement and reference should be made to the specific provisions of Section 185 of the OBCA and the Amalgamation Agreement. The OBCA requires strict adherence to the procedures regarding the exercise of rights established therein. The failure to adhere to such procedures may result in the loss of all rights of dissent. Accordingly, each 79North Shareholder who wishes to exercise Dissent Rights should carefully consider and comply with the provisions of Section 185 of the OBCA and the Amalgamation Agreement and consult a legal advisor.  A copy of Section 185 of the OBCA is set out in Schedule "C" to this Circular.

A Dissenting Shareholder is required to send a Dissent Notice to the Corporation prior to the Meeting. A vote against the Amalgamation Resolution or not voting on the Amalgamation Resolution does not constitute a Dissent Notice. Within ten days after the Amalgamation Resolution is approved by the 79North Shareholders, the Corporation must send to each Dissenting Shareholder a notice that the Amalgamation Resolution has been adopted, setting out the rights of the Dissenting Shareholder and the procedures to be followed on exercise of those rights. The Dissenting Shareholder is then required, within 20 days after receipt of such notice (or if such 79North Shareholder does not receive such notice, within 20 days after learning of the adoption of the Amalgamation Resolution), to send to the Corporation a written notice containing the Dissenting Shareholder's name and address, the number of 79North Shares in respect of which the Dissenting Shareholder dissents and a demand for payment of the fair value of such 79North Shares and, within 30 days after sending such written notice, to send to the Corporation or its transfer agent the appropriate share certificate or certificates, if any, representing the 79North Shares in respect of which the Dissenting Shareholder has exercised Dissent Rights. A Dissenting Shareholder who fails to send to the Corporation within the required periods of time the required notices or the certificates representing the 79North Shares in respect of which the Dissenting Shareholder has dissented may forfeit its Dissent Rights under Section 185 of the OBCA.

If the matters provided for in the Amalgamation Resolution become effective, then the Corporation will be required to send, not later than the seventh day after the later of (i) the Effective Date, and (ii) the day the demand for payment is received, to each Dissenting Shareholder whose demand for payment has been received, a written offer to pay for the 79North Shares of such Dissenting Shareholder in such amount as the directors of the Corporation consider to be the fair value thereof accompanied by a statement showing how the fair value was determined unless there are reasonable grounds for believing that the Corporation is, or after the payment would be, unable to pay its liabilities as they become due or the realizable value of the Corporation's assets would thereby be less than the aggregate of its liabilities. The Corporation must pay for the 79North Shares of a Dissenting Shareholder within ten days after an offer made as described above has been accepted by a Dissenting Shareholder, but any such offer lapses if the Corporation does not receive an acceptance thereof within 30 days after such offer has been made.

If such offer is not made or accepted within 50 days after the Effective Date, the Corporation may apply to a court of competent jurisdiction to fix the fair value of such 79North Shares. There is no obligation of the Corporation to apply to the court. If the Corporation fails to make such an application, a Dissenting Shareholder has the right to so apply within a further 20 days.

Addresses for Dissent Notice

All Dissent Notices pursuant to Section 185 of the OBCA should be addressed to the attention of the Chief Financial Officer of the Corporation and be sent, not later than 11:00 a.m. (Toronto time) on the date that is two Business Days immediately prior to the Meeting or any date to which the Meeting may be postponed or adjourned, to 82 Richmond St. East Toronto, Ontario M5C 1P1.

Strict Compliance with Dissent Provisions Required

The foregoing summary does not purport to provide a comprehensive statement of the procedures to be followed by a Dissenting Shareholder. Section 185 of the OBCA requires strict adherence to the procedures established therein and failure to do so may result in the loss of all Dissent Rights.  Accordingly, each 79North Shareholder who might desire to exercise Dissent Rights should carefully consider and comply with the provisions of the section, the full text of which is set out in Schedule "C" to this Circular, and consult such holder's legal advisor.

BUSINESS OF THE MEETING

Amalgamation

79North, Miata and Subco entered into the Business Combination Agreement providing for the completion of the Amalgamation, pursuant to the Amalgamation Agreement. The Amalgamation is subject to certain other conditions set forth in the Business Combination Agreement, a copy of which is available on the issuer profile of both Miata and 79North on SEDAR+ at www.sedarplus.ca. Additional information regarding the Amalgamation and the Amalgamation Agreement is set out elsewhere in this Circular.

At the Meeting, the 79North Shareholders will be asked to consider and, if deemed advisable, approve the Amalgamation Resolution set forth in Schedule "B" hereto to approve the Amalgamation.

The Amalgamation Resolution must be approved by two-thirds of votes cast at the Meeting. It is the intention of the persons named in the enclosed proxy, in the absence of instructions to the contrary, to vote the proxy FOR the Amalgamation Resolution.

If the Amalgamation Resolution does not receive the requisite 79North Shareholder approval, the Amalgamation and, therefore, the Business Combination will not proceed. Reference is made to the caption "Dissent Rights" for information concerning the rights of 79North Shareholders to dissent in respect of the Amalgamation Resolution.

Proxies received in favour of management will be voted for the approval of the Amalgamation Resolution, unless a 79North Shareholder has specified in the proxy that their 79North Shares are to be voted against such resolution.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No directors, proposed nominees for election as directors, executive officers or their respective associates or affiliates, or other management of the Corporation, were indebted to the Corporation as of the end of the Corporation's most recently completed financial year or as at the date hereof.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

An informed person is one who, generally speaking, is a director or executive officer or a 10% shareholder of the Corporation. To the knowledge of management of the Corporation, no informed person or nominee for election as a director of the Corporation or any associate or affiliate of any informed person or proposed director had any interest in any transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries during the Corporation's most recently completed financial year ended November 30, 2023 or has any interest in any material transaction in the current year other than as set out herein.

MANAGEMENT CONTRACTS

Other than as described in the Corporation's 51-102F6V - Statement of Executive Compensation - Venture Issuers for the year ended November 30, 2023 dated July 19, 2024 (the "Statement of Executive Compensation"), there are no management functions respecting the Corporation, which are to any substantial degree performed by a person other than the directors or senior officers of the Corporation or a subsidiary thereof.

A copy of the Statement of Executive Compensation may be found under 79North's issuer profile on SEDAR+ at www.sedarplus.ca. Upon request, the Corporation will promptly provide a copy of the Statement of Executive Compensation document free of charge to a securityholder of the Corporation.

ADDITIONAL INFORMATION REGARDING 79NORTH

Additional information relating to 79North may be found under 79North's issuer profile on SEDAR+ at www.sedarplus.ca. Additional financial information is available in 79North's comparative audited consolidated financial statements together with the auditor's report thereon for their most recently completed financial year and their management's discussion and analysis in relation thereto, which are available on SEDAR+. Shareholders may request copies of the Corporation's financial statements and MD&A by contacting the Corporation at 82 Richmond St. E., Toronto, Ontario M5C 1P1.

OTHER BUSINESS

As of the date of this Circular, the 79North Board does not know of any other matters to be brought to the Meeting, other than those set forth in the Notice of Meeting. If other matters are properly brought before the Meeting, the persons named in the enclosed proxy will vote the proxy on such matters in accordance with their best judgment.

BOARD APPROVAL

The contents and the sending of the Notice of Meeting and this Circular have been approved by the board of directors of 79North Inc.

DATED: September 3, 2024

(Signed) "Jon North"
Jon North
President, Chief Executive Officer and Director

SCHEDULE A

AMALGAMATION AGREEMENT

THIS AGREEMENT made as of ____________________________, 2024.

AMONG:

MIATA METALS CORP., a corporation incorporated under the laws of the Province of British Columbia

("Miata")

AND:

79NORTH INC., a corporation incorporated under the laws of the Province of Ontario

("79North")

AND:

1000936320 ONTARIO INC. a corporation incorporated under the laws of the Province of Ontario

("Subco")

(each a "Party" and collectively the "Parties")

WHEREAS:

A. The Parties hereto have entered into a business combination agreement dated as of August 6, 2024, (the "Business Combination Agreement") pursuant to which the Parties have agreed to combine the business and assets of 79North and Subco;

B. Subco is a wholly-owned subsidiary of Miata;

C. the authorized capital of 79North consists of an unlimited number of 79North Shares, of which 112,574,808 are issued and outstanding at the date hereof as fully paid and non-assessable shares;

D. the authorized capital of Subco consists of an unlimited number of Subco Shares, of which 100 Subco Shares are issued and outstanding at the date hereof as fully paid and non-assessable shares, all of which are owned beneficially and of record by Miata;

E. pursuant to the Amalgamation (defined herein), and subject to the terms of the Business Combination Agreement, 79North and Subco shall amalgamate and continue as Amalco, which shall become a wholly- owned subsidiary of Miata;

F. effective on the Amalgamation, Miata shall issue to each 79North Shareholder (other than Dissenting Shareholders) the number of fully paid and non-assessable Miata Shares equal to the number of 79North Shares held by such holder multiplied by the Exchange Ratio (adjusted for the Dissent Shares, if required, pursuant to Section 15 and subject to Section 14 regarding fractional Miata Shares), and all such 79North Shares shall be cancelled; and

G. 79North, Miata, and Subco have each made full disclosure to the other of all their respective assets and liabilities.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties agree as follows:

1. Interpretation

In this Agreement, including the recitals hereto, the following words and expressions shall have the respective meanings ascribed to them below:

"79North Options" means the 2,850,000 outstanding stock options of 79North;

"79North Shareholders" means the registered holders of 79North Shares;

"79North Shares" means the common shares in the capital of 79North;

"79North Warrants" means the 2,834,150 outstanding share purchase warrants of 79North;

"Agreement" means this agreement, its recitals and exhibits, as the same may be amended, modified or supplemented from time to time;

"Amalco" means the corporation resulting from the Amalgamation and continuing the corporate existence of 79North and Subco;

"Amalco Shareholder" means a registered holder of Amalco Shares, from time to time, and "Amalco Shareholders" means all of such holders;

"Amalco Shares" means the common shares in the share capital of Amalco;

"Amalgamation" means the amalgamation of 79North and Subco pursuant to Section 174 of the OBCA in the manner contemplated in and pursuant to this Agreement;

"Articles of Amalgamation" means the articles of amalgamation giving effect to the Amalgamation to be filed with the Director appointed under the OBCA pursuant to this Agreement;

"Business Combination Agreement" has the meaning ascribed thereto in the preamble to this Agreement;

"CDS" means CDS Clearing and Depository Services Inc.;

"Certificate of Amalgamation" means the certificate of amalgamation to be issued by the Director in respect of the Amalgamation;

"Depository" means Odyssey Trust Company or any other trust company, bank or other financial institution agreed to in writing by each of the Parties for the purpose of, among other things, exchanging certificates representing 79North Shares for the Miata Shares in connection with the Amalgamation;

"Director" means the Director appointed under Section 278 of the OBCA;

"Dissent Shares" means 79North Shares held by a Dissenting Shareholder;

"Dissenting Shareholder" means a registered 79North Shareholder who, in connection with the special resolution of the 79North Shareholders which approves and adopts this Agreement, has exercised the right to dissent pursuant to Section 185 of the OBCA, in compliance with the provisions of the OBCA and the Business Combination Agreement, and thereby becomes entitled to be paid the fair value of his, her or its 79North Shares and who has not withdrawn the notice of the exercise of such right as permitted by Section 185 of the OBCA;

"Effective Date" means the date shown on the Certificate of Amalgamation;

"Effective Time" has the meaning ascribed to that term in Section 16;

"Exchange Ratio" means the ratio equal to 9,000,000 Miata Shares divided by the number of 79North Shares issued and outstanding immediately prior to the Effective Time, adjusted for the Dissent Shares, if required, pursuant to Section 15;

"fair value" where used in relation to a 79North Share held by a Dissenting Shareholder, means fair value as determined in accordance with Section 185 of the OBCA or as agreed between 79North and the Dissenting Shareholder;

"Letter of Transmittal" means a letter of transmittal which may be sent to holders of 79North Shares for use in connection with the Amalgamation and in order to receive the Miata Shares to which they are entitled after giving effect to the Amalgamation;

"Miata Shares" means the common shares in the capital of Miata;

"OBCA" means the Business Corporations Act (Ontario), as amended;

"Subco Shareholder" means the registered holder of Subco Shares, being Miata;

"Subco Shares" means the common shares in the capital of Subco; and

"Tax Act" means the means the Income Tax Act (Canada), as amended, and the regulations promulgated thereunder.

2. Paramountcy

In the event of any conflict between the provisions of this Agreement and the provisions of the Business Combination Agreement, the provisions of the Business Combination Agreement shall prevail.

3. Agreement to Amalgamate

Each of the Parties hereby agrees to the Amalgamation such that 79North and Subco shall amalgamate to create and continue as Amalco under the provisions of Section 174 of the OBCA, on the terms and conditions set out in this Agreement.

4. Filing of Articles

Following the approval of this Agreement by the shareholders of 79North and Subco in accordance with the OBCA, and in accordance with the terms and conditions of the Business Combination Agreement, including the satisfaction or waiver of all conditions precedent set forth in the Business Combination Agreement, 79North and Subco shall file the Articles of Amalgamation with the Director as provided under the OBCA.

5. Conditions Precedent to the Amalgamation

The Amalgamation is subject to the satisfaction or waiver by the party entitled to make such waiver, of the conditions precedent set forth in Article 5 of the Business Combination Agreement. The signing and delivery of the Articles of Amalgamation by 79North and Subco shall be conclusive evidence that such conditions have been satisfied to the satisfaction of 79North and Miata, or waived by the party entitled to make such waiver, and that 79North and Subco may amalgamate in accordance with the provisions of this Agreement.

6. Amalgamation Events

Pursuant to the Amalgamation, at the Effective Time:

(a) each issued and outstanding 79North Share held by each Dissenting Shareholder will become an entitlement to be paid the fair value of such share;

(b) 79North and Subco shall be amalgamated and continue as Amalco, and 79North and Subco shall cease to exist as entities separate from Amalco;

(c) all of the property and assets of each of 79North and Subco shall be the property and assets of Amalco, and Amalco shall be liable for all of the liabilities and obligations of each of 79North and Subco, including civil, criminal and quasi criminal, and all contracts, liabilities and debts of 79North and Subco;

(d) all rights of creditors against the property, assets, rights, privileges and franchises of 79North and Subco and all liens upon their property, rights and assets shall be unimpaired by the Amalgamation and all debts, contracts, liabilities and duties of 79North and Subco shall thenceforth attach to and be enforced against Amalco;

(e) no action or proceeding by or against 79North or Subco shall abate or be affected by the Amalgamation but, for all purposes of such action or proceeding, the name of Amalco shall be substituted in such action or proceeding in place of 79North or Subco, as the case may be;

(f) a conviction against, or ruling, order or judgment in favour of or against 79North or Subco may be enforced by or against Amalco; and

(g) the Articles of Amalgamation of Amalco shall be deemed to be the articles of incorporation of Amalco, and the Certificate of Amalgamation, except for purposes of subsection 117(1) of the OBCA, shall be deemed to be the certificate of incorporation of Amalco.

7. Issuance of Securities

At the Effective Time, the issued and outstanding securities in the capital of 79North and Subco shall be respectively converted into issued securities of Amalco or Miata, as follows:

(a) each issued and outstanding Subco Share shall be exchanged for one (1) fully paid and non-assessable Amalco Share;

(b) each issued and outstanding 79North Share (other than 79North Shares held by Dissenting Shareholders) shall receive the number of fully paid and non-assessable Miata Shares equal to the number of 79North Shares held by such holder multiplied by the Exchange Ratio (adjusted for the Dissent Shares, if required, pursuant to Section 15 and subject to Section 14 regarding fractional Miata Shares), and all such 79North Shares shall be cancelled, and for greater certainty, holders of 79North Shares (other than Dissenting Shareholders) shall receive no consideration for their 79North Shares other than Miata Shares. For greater certainty and notwithstanding anything contained herein, no more than an aggregate of 9,000,000 Miata Shares will be issuable, on a pro rata basis, to holders of 79North Shares pursuant to the Amalgamation;

(c) each issued and outstanding 79North Warrant shall be recognized by Miata, on an equivalent basis, as exercisable into Miata Shares, on the terms set out in the Business Combination Agreement;

(d) each issued and outstanding 79North Option shall be recognized by Miata, on an equivalent basis, as exercisable into Miata Shares, on the terms set out in the Business Combination Agreement; on the terms set out in the Business Combination Agreement;

(e) Miata shall add to the stated capital maintained in respect of the Miata Shares an amount equal to the aggregate paid-up capital for purposes of the Tax Act of the 79North Shares immediately prior to the Effective Time (less the paid-up capital of any 79North Shares held by Dissenting Shareholders who do not exchange their 79North Shares for Miata Shares on the Amalgamation);

(f) Amalco shall add to the stated capital maintained in respect of the Amalco Shares an amount such that the stated capital of the Amalco Shares shall be equal to the aggregate paid-up capital for purposes of the Tax Act of the Subco Shares and 79North Shares immediately prior to the Effective Time;

(g) as consideration for the issuance of Miata Shares in exchange for the 79North Shares, Amalco shall issue to Miata one (1) Amalco Share for each Miata Share so issued; and

(h) Amalco will be a wholly-owned subsidiary of Miata.

8. Name

The Name of Amalco shall be such designating number as may be assigned to Amalco by the Director followed by the words "Ontario Inc.", or such other name as mutually agreed to by the Parties.

9. Registered Office

The address of the first registered office of Amalco shall be 20 Holly Street, Suite 300, Toronto, Ontario, M4S 3B1, Canada.

10. Authorized Capital

The authorized capital of Amalco shall consist of an unlimited number of common shares, without nominal or par value.

11. Rights and Restrictions Attached to Amalco Shares

The rights, privileges, restrictions and conditions attaching to the Amalco Shares shall be as follows:

(a) Payment of Dividends: The holders of the Amalco Shares shall be entitled to receive such non-cumulative dividends if, as and when declared by the board of directors of Amalco out of the assets of Amalco properly applicable to the payment of dividends in such amount and payable at such times and at such place or places in Canada as the board of directors may from time to time determine.

(b) Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding-up of Amalco or other distribution of the assets of Amalco among its shareholders for the purpose of winding-up its affairs, the holders of the Amalco Shares shall be entitled to share rateably share for share in all remaining property of Amalco.

(c) Voting Rights: The holders of the Amalco Shares shall be entitled to receive notice of and to attend all annual and special meetings of the Amalco Shareholders and to one (1) vote in respect of each Amalco Share held at all such meetings.

12. Activities

(a) Restrictions on Share Transfer. The right to transfer Amalco Shares shall be restricted in that no shareholder shall be entitled to transfer any share or shares without either:

(i) the approval of the directors of Amalco expressed by a resolution passed at a meeting of the board of directors or by a resolution in writing signed by all of the directors entitled to vote on that resolution at a meeting of directors; or

(ii) the approval of the Amalco Shareholders carrying at least a majority of the votes entitled to be cast at a meeting of Amalco Shareholders, expressed by a resolution passed at a meeting of the Amalco Shareholders by an instrument or instruments in writing signed by the holders of a majority of Amalco Shares.

(b) Restrictions on Business. There shall be no restrictions on the business that Amalco may carry on.

(c) Fiscal Year. The fiscal year end of Amalco shall be June 30 of each year.

(d) By-laws. The by-laws of Amalco shall be in the form of the by-laws of Subco. Such by-laws will be available for examination at the proposed registered office of Amalco.

(e) Special Provisions. Subject to the provisions of the OBCA, the following provisions shall apply to Amalco:

(i) Without in any way restricting the powers conferred upon Amalco or its board of directors by the OBCA, as now enacted or as the same may from time to time be amended, re-enacted or replaced, the board of directors may from time to time, without authorization of the shareholders, in such amounts and on such terms as it deems expedient:

A. borrow money upon the credit of Amalco;

B. issue, re-issue, sell or pledge debt obligations of Amalco;

C. subject to the provisions of the OBCA, as now enacted or as the same may from time to time be amended, re-enacted or replaced, give a guarantee on behalf of Amalco to secure performance of an obligation of any person; and

D. mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of Amalco owned or subsequently acquired, to secure any obligation of Amalco; and

(ii) The board of directors may from time-to-time delegate to a director, a committee of directors or an officer of Amalco any or all of the powers conferred on the board as set out above, to such extent and in such manner as the board shall determine at the time of such delegation.

13. Number of Directors

The board of directors of Amalco shall consist of a minimum of 1 director and a maximum of 10 directors, until changed in accordance with the OBCA. Until changed by special resolution of the Amalco Shareholders, or if the directors of Amalco are so authorized by special resolution of the shareholders of Amalco, by resolution of the said directors, the board of directors of Amalco shall consist of one director.

14. First Directors

The first director of Amalco shall be the person whose name and address appears below:

Name	Address	Resident of Canada
John Wenger	[Address Redacted]	[Personal Information Redacted]

The above director shall hold office from the Effective Date until the first annual meeting of Amalco Shareholders or until his successor is elected or appointed.

15. Fractional Shares

 No fractional Miata Shares will be issuable to 79North Shareholders pursuant to the Amalgamation, and no cash payment or other form of consideration will be payable in lieu thereof. In the event that the former holder of 79North Shares is entitled to receive a fractional Miata Share. Any such fractional Miata Share interest to which a 79North Shareholder would otherwise be entitled pursuant to the Amalgamation will be rounded down to the nearest whole Miata Share.

16. Dissent Rights

If any Dissenting Shareholders exercise dissent rights and are entitled to receive fair value for such Dissent Shares in accordance with the Business Combination Agreement, the Exchange Ratio shall be adjusted so that the numerator is equal to 9,000,000 Miata Shares less the total number of Miata Shares contemplated by Section 7(b) herein that such Dissenting Shareholder would have received pursuant to the Amalgamation (and prior to any adjustment to the Exchange Ratio under this Section) if such Dissenting Shareholder had not exercised their Dissent Rights, and the denominator is equal to the 79North Shares issued and outstanding immediately prior to the Effective Time, which for greater certainty will be an amount less the total number of Dissent Shares.

17. Effective Time

 The Amalgamation shall take effect at 12:01 a.m. on the Effective Date (the "Effective Time"), if this Agreement has been adopted as required by law and all necessary filings have been made with the Director before that time, or at such later time, as agreed by 79North and Subco in preparing the Articles of Amalgamation.

18. Stated Capital

The stated capital account in the records of Amalco for the Amalco Shares shall be equal to the stated capital attributed to the Subco Shares and 79North Shares (other than any 79North Shares held by Dissenting Shareholders, if any) determined immediately before the Effective Time.

19. Delivery of Securities Following Amalgamation as soon as Practicable After the Effective Date

 In accordance with normal commercial practice, Miata shall issue or cause to be issued certificates, direct registration statements or electronic positions within CDS representing the appropriate number of Miata Shares to the former 79North Shareholders (other than Dissenting Shareholders) by: (i) depositing such Miata Shares with the Depository and/or the electronic positions representing such Miata Shares with CDS (in the name of the Depository), as applicable, to satisfy the consideration issuable to such 79North Shareholders; and (ii) as soon as reasonably practicable after the Effective Date, causing the Depository to forward to, or hold for pick-up by, each former 79North Shareholder that submitted to the Depository, in accordance with the Depository's requirements, a duly completed Letter of Transmittal, a share certificate or DRS Statement representing the 79North Shares held by such 79North Shareholder, or such other evidence of ownership of such 79North Shares as is satisfactory to the Depository, acting reasonably, (A) the certificates representing the Miata Shares to which such 79North Shareholder is entitled, or (B) confirmation of a non-certificated electronic position transfer in CDS representing the Miata Shares to which such 79North Shareholder is entitled. Share certificates formerly representing 79North Shares which are held by the former 79North Shareholders shall cease to represent any claim upon or interest in 79North other than the right of the registered holder to receive the number of Miata Shares to which it is entitled pursuant to the terms of this Agreement and the Business Combination Agreement.

20. Termination

This Agreement may be terminated in accordance with the terms of the Business Combination Agreement.

21. Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario sitting in and for the judicial district of Toronto in respect of all matters arising under or in relation to this Agreement.

22. Further Assurances

Each of the Parties agrees to execute and deliver such further instruments and to do such further reasonable acts and things as may be necessary or appropriate to carry out the intent of this Agreement.

23. Time of the Essence

Time shall be of the essence of this Agreement.

24. Amendments

This Agreement may only be amended or otherwise modified by written agreement executed by the Parties.

25. Counterparts and Electronic Delivery

This Agreement may be executed by the Parties in any number of counterparts, and it will not be necessary that the signatures of all Parties be contained on any one counterpart. Executed copies of this Agreement may be delivered by the Parties by email or other form of electronic transmission capable of producing a printed copy. Each counterpart so executed and delivered will be deemed to be an original, will constitute one and the same instrument, and, notwithstanding the date of execution, will be deemed to be executed as of the date first set forth above

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MIATA METALS CORP. By: __________________________________ Name: Title:
79NORTH INC. By: __________________________________ Name: Title:
1000936320 ONTARIO INC. By: __________________________________ Name: Title:

SCHEDULE B

AMALGAMATION RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. The entering into by 79North Inc. ("79North") of, and the performance by 79North of its obligations under, an amalgamation agreement (the "Amalgamation Agreement"), substantially in the form presented to the shareholders of 79North ("79North Shareholders"), between 79North, Miata Metals Corp., and 1000936320 Ontario Inc. ("Subco") providing for and prescribing the terms and conditions of the amalgamation of 79North and Subco under the provisions of the Business Corporations Act (Ontario), are authorized and approved, and for greater certainty, such amalgamation contemplated in the Amalgamation Agreement is also authorized and approved.

2. Notwithstanding that this resolution has been passed (and the Amalgamation Agreement adopted) by 79North Shareholders, the directors of 79North are hereby authorized and empowered without further notice to or approval of the 79North Shareholders, at any time prior to the filing of documents giving effect to the amalgamation, to modify the terms of the amalgamation to the extent permitted by law or, subject to the terms and conditions of the Amalgamation Agreement, not to proceed with the amalgamation or to revoke this resolution.

3. Any one officer or any one director of 79North is hereby is authorized and empowered, acting for, in the name of and on behalf of 79North, to execute or to cause to be executed, under the seal of 79North or otherwise, and to deliver or to cause to be delivered, all such other agreements, certificates, undertakings and other documents, all in such form and containing such terms and conditions, as any one of them shall consider necessary or desirable in connection with the amalgamation and shall approve, such approval to be conclusively evidenced by the execution and delivery thereof by 79North, and to do or to cause to be done all such other acts and things as any one officer or any one director of 79North shall consider necessary or desirable in connection with the amalgamation or to give effect to the intent of the foregoing paragraphs of this resolution.

SCHEDULE C

DISSENT RIGHTS UNDER SECTION 185 OF THE OBCA

Rights of dissenting shareholders

 185.  (1)  Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

 (a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

 (b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

 (c) amalgamate with another corporation under sections 175 and 176;

 (d) be continued under the laws of another jurisdiction under section 181;

(d.1) be continued under the Co-operative Corporations Act under section 181.1;

(d.2) be continued under the Not-for-Profit Corporations Act, 2010 under section 181.2; or

 (e) sell, lease or exchange all or substantially all its property under subsection 184 (3),

a holder of shares of any class or series entitled to vote on the resolution may dissent.  R.S.O. 1990, c. B.16, s. 185 (1); 2017, c. 20, Sched. 6, s. 24.

Idem

 (2)  If a corporation resolves to amend its articles in a manner referred to in subsection 170 (1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

 (a) clause 170 (1) (a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

 (b) subsection 170 (5) or (6).  R.S.O. 1990, c. B.16, s. 185 (2).

One class of shares

 (2.1)  The right to dissent described in subsection (2) applies even if there is only one class of shares.  2006, c. 34, Sched. B, s. 35.

Exception

 (3)  A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

 (a) amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

 (b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.  R.S.O. 1990, c. B.16, s. 185 (3).

Shareholder's right to be paid fair value

 (4)  In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.  R.S.O. 1990, c. B.16, s. 185 (4).

No partial dissent

 (5)  A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.  R.S.O. 1990, c. B.16, s. 185 (5).

Objection

 (6)  A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent.  R.S.O. 1990, c. B.16, s. 185 (6).

Idem

 (7)  The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).  R.S.O. 1990, c. B.16, s. 185 (7).

Notice of adoption of resolution

 (8)  The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.  R.S.O. 1990, c. B.16, s. 185 (8).

Idem

 (9)  A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.  R.S.O. 1990, c. B.16, s. 185 (9).

Demand for payment of fair value

 (10)  A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

 (a) the shareholder's name and address;

 (b) the number and class of shares in respect of which the shareholder dissents; and

 (c) a demand for payment of the fair value of such shares.  R.S.O. 1990, c. B.16, s. 185 (10).

Certificates to be sent in

 (11)  Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates, if any, representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.  R.S.O. 1990, c. B.16, s. 185 (11); 2011, c. 1, Sched. 2, s. 1 (9).

Idem

 (12)  A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.  R.S.O. 1990, c. B.16, s. 185 (12).

Endorsement on certificate

 (13)  A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.  R.S.O. 1990, c. B.16, s. 185 (13).

Rights of dissenting shareholder

 (14)  On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

 (a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

 (b) the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

 (c) the directors revoke a resolution to amend the articles under subsection 168 (3), terminate an amalgamation agreement under subsection 176 (5) or an application for continuance under subsection 181 (5), or abandon a sale, lease or exchange under subsection 184 (8), in which case the dissenting shareholder's rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10).  R.S.O. 1990, c. B.16, s. 185 (14); 2011, c. 1, Sched. 2, s. 1 (10).

Same

(14.1) A dissenting shareholder whose rights are reinstated under subsection (14) is entitled, upon presentation and surrender to the corporation or its transfer agent of any share certificate that has been endorsed in accordance with subsection (13),

 (a) to be issued, without payment of any fee, a new certificate representing the same number, class and series of shares as the certificate so surrendered; or

 (b) if a resolution is passed by the directors under subsection 54 (2) with respect to that class and series of shares,

 (i) to be issued the same number, class and series of uncertificated shares as represented by the certificate so surrendered, and

 (ii) to be sent the notice referred to in subsection 54 (3).  2011, c. 1, Sched. 2, s. 1 (11).

Same

 (14.2) A dissenting shareholder whose rights are reinstated under subsection (14) and who held uncertificated shares at the time of sending a notice to the corporation under subsection (10) is entitled,

(a) to be issued the same number, class and series of uncertificated shares as those held by the dissenting shareholder at the time of sending the notice under subsection (10); and

(b) to be sent the notice referred to in subsection 54 (3).  2011, c. 1, Sched. 2, s. 1 (11).

Offer to pay

 (15)  A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

 (a) a written offer to pay for the dissenting shareholder's shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

 (b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.  R.S.O. 1990, c. B.16, s. 185 (15).

Idem

 (16)  Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.  R.S.O. 1990, c. B.16, s. 185 (16).

Idem

 (17)  Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.  R.S.O. 1990, c. B.16, s. 185 (17).

Application to court to fix fair value

 (18)  Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.  R.S.O. 1990, c. B.16, s. 185 (18).

Idem

 (19)  If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.  R.S.O. 1990, c. B.16, s. 185 (19).

Idem

 (20)  A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).  R.S.O. 1990, c. B.16, s. 185 (20).

Costs

 (21)  If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.  R.S.O. 1990, c. B.16, s. 185 (21).

Notice to shareholders

 (22)  Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

 (a) has sent to the corporation the notice referred to in subsection (10); and

 (b) has not accepted an offer made by the corporation under subsection (15), if such an offer was made,

of the date, place and consequences of the application and of the dissenting shareholder's right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.  R.S.O. 1990, c. B.16, s. 185 (22).

Parties joined

 (23)  All dissenting shareholders who satisfy the conditions set out in clauses (22) (a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.  R.S.O. 1990, c. B.16, s. 185 (23).

Idem

 (24)  Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.  R.S.O. 1990, c. B.16, s. 185 (24).

Appraisers

 (25)  The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.  R.S.O. 1990, c. B.16, s. 185 (25).

Final order

 (26)  The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22) (a) and (b).  R.S.O. 1990, c. B.16, s. 185 (26).

Interest

 (27)  The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.  R.S.O. 1990, c. B.16, s. 185 (27).

Where corporation unable to pay

 (28)  Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.  R.S.O. 1990, c. B.16, s. 185 (28).

Idem

 (29)  Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

 (a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder's full rights are reinstated; or

 (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.  R.S.O. 1990, c. B.16, s. 185 (29).

Idem

 (30)  A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

 (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

 (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.  R.S.O. 1990, c. B.16, s. 185 (30).

Court order

 (31)  Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.  1994, c. 27, s. 71 (24).

Commission may appear

 (32)  The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.  1994, c. 27, s. 71 (24).

SCHEDULE "D"

INFORMATION CONCERNING MIATA METALS CORP.

Unless the context otherwise requires, all references in this Schedule D to "Miata" means "Miata Metals Corp." and all references to "Miata Shares" or "Common Shares" means common shares in the capital of Miata. Certain other terms used in this Schedule D that are not otherwise defined herein are defined under "Glossary of Terms" in the Circular to which this Schedule D is attached.

Any statement contained in the Circular or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of the Circular, to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  Any statement so modified or superseded shall not constitute a part of this Circular, except as so modified or superseded.

CORPORATE STRUCTURE

Name, address and incorporation

Miata was incorporated as Miata II Capital Corp. pursuant to the Business Corporations Act (British Columbia) (the "BCBCA") on July 12, 2021, and changed its name to Miata Metals Corp. on March 7, 2023.

Miata is a reporting issuer in the provinces of British Columbia, Alberta, and Ontario. Miata's common shares commenced trading on the CSE under the symbol "MMET" on July 20, 2023 (the "Listing Date").

The head office of Miata is located at #2133 - 1177 West Hastings Street, Vancouver, BC, V6E 2K3. Miata's registered and records office is located at Suite 1200 - 750 West Pender Street, Vancouver, British Columbia, V6C 2T8.

Intercorporate relationships

Miata has the following subsidiaries:

Name of Subsidiary	Jurisdiction of Incorporation	Percentage of Voting Shares beneficially owned directly or indirectly by Miata
1000936320 Ontario Inc.	Ontario	100% directly

Miata Netherlands B.V.	Netherlands	100% directly

Miata Metals Suriname N.V.	Suriname	100% indirectly

The following organizational chart illustrates Miata's subsidiaries:

Other than 1000936320 Ontario Inc. ("SubCo"), Miata Netherlands B.V., and Miata Metals Suriname N.V. ("Miata Suriname"), Miata does not have any subsidiaries.

DESCRIPTION OF THE BUSINESS

General

Miata is currently engaged in the business of exploration of mineral properties in Canada and Suriname. Miata has the option to earn a 100% interest in six contiguous mineral claims in British Columbia (the "Cabin Lake Property"). Miata also has the option to earn a 100% interest in gold concessions in southern Suriname (the "Sela Creek Property").

Miata's objective is to explore and, if warranted, develop the Cabin Lake Property and the Sela Creek Property. Miata will evaluate opportunities to acquire interests in additional exploration stage mineral properties.

The Business Combination

Pursuant to the Business Combination Agreement, Miata will acquire all the issued and outstanding shares of 79North by way of a three-cornered amalgamation between 79North, Miata and Subco. As a result of the Business Combination, 79North and Subco will amalgamate as Amalco and Amalco will be a wholly-owned subsidiary of Miata. Assuming the Business Combination becomes effective, each 79North Shareholder that is not a Dissenting Shareholder will receive such number of Miata Shares as is equal to the number of 79North Shares that 79North Shareholder holds multiplied by the Exchange Ratio. Please see "The Amalgamation" in the Circular.

Mining Properties

Miata's material property is described below:

Cabin Lake Property, British Columbia

The Cabin Lake Property is an exploration stage mineral property which consists of six contiguous mining claims (1056844, 1056852, 1059178, 1060649, 1060859 and 1096200) covering approximately 2,173.322 hectares area in Omineca Mining Division, British Columbia, Canada. The Cabin Lake Property is currently owned 100% by Petram Explorations Ltd. (the "Cabin Lake Optionor").

Miata was granted an option, subject to the Cabin Lake NSR (defined below), on the Cabin Lake Property through the Cabin Lake Option Agreement (defined below), pursuant to which Miata can earn a 100% interest in the Cabin Lake Property by making aggregate cash payments of $35,000, incurring $455,000 in exploration expenditures on the Cabin Lake Property and issuing Miata Shares with a cash value of $60,000. As at the date of this Circular, Miata has paid $25,000, incurred $128,214 in exploration expenditures, and issued 20,576 Miata Shares to the Cabin Lake Optionor.

History of Miata

The recent developments of Miata over the last two completed financial years are set out below.

Miata was incorporated on July 12, 2021. As an early-stage mining company, Miata has not generated revenue to date.

Cabin Lake Option Agreement

On August 22, 2022 Miata entered into an option agreement (the "Cabin Lake Option Agreement") with the Cabin Lake Optionor pursuant to which Miata acquired the option to earn a 100% interest in the Cabin Lake Property, subject to a 2.0% net smelter returns royalty (the "Cabin Lake NSR") to be granted to the Cabin Lake Optionor by Miata, for the following consideration:

(a)  Paying $35,000 in cash to the Cabin Lake Optionor as follows:

i)  $5,000 on the Miata Listing Date (paid by Miata);

ii)  $10,000 on or before the first anniversary of the Miata Listing Date (paid by Miata);

iii)  $10,000 on or before the second anniversary of the Miata Listing Date; and

iv)  $10,000 on or before the third anniversary of the Miata Listing Date.

(collectively, the "Cabin Lake Cash Payments")

(b)  Issuing Miata Shares with an aggregate cash value of $60,000, to be registered in the name of the Cabin Lake Optionor and issuable as follows:

i)  $5,000 worth of Miata Shares four months after the Miata Listing Date (issued);

ii)  $10,000 worth of Miata Shares on or before the first anniversary of the Miata Listing Date (paid by Miata in cash in lieu of Miata Shares);

iii)  $20,000 worth of Miata Shares on or before the second anniversary of the Miata Listing Date; and

iv)  $25,000 worth of Miata Shares on or before the third anniversary of the Miata Listing Date.

(collectively, the "Cabin Lake Share Payments")

(c)  Incurring a minimum of $455,000 in exploration expenditures on the Cabin Lake Property as follows:

i)  a minimum of $55,000 before December 31, 2022 (completed);

ii)  a minimum of $150,000 on or before the second anniversary of the Miata Listing Date; and

iii)  a minimum of $250,000 on or before the third anniversary of the Miata Listing Date.

(collectively, the "Cabin Lake Expenditures")

Miata and the Cabin Lake Optionor have agreed that the value of the foregoing Miata Shares will be determined based on the volume weighted average trading price of the Miata Shares on the CSE for the five days prior to the relevant issuance date. The Miata Shares issuable to the Cabin Lake Optionor will be subject to resale restrictions for a period of four months, and may be subject to additional restrictions imposed by applicable securities laws and the policies of the CSE.

The parties to the Cabin Lake Option Agreement are arms-length and as such Miata has determined that the Cabin Lake Option Agreement is not a related party transaction under International Accounting Standard 24 - Related Party Disclosures.

Miata has the right to purchase 50% of the Cabin Lake NSR, being one percent (1.0%), from the Cabin Lake Optionor at any time after the option has been exercised in exchange for a cash payment of $500,000.

If Miata fails to incur the Cabin Lake Expenditures by the end of the day on which the same was due to be incurred, Miata may, at any time within 30 days of that day, make a cash payment to the Cabin Lake Optionor in an amount equal to the deficiency in the Cabin Lake Expenditures. Any cash payment so made will be deemed to have been Cabin Lake Expenditures duly and properly incurred in an amount equal to the cash payment.

As the operator of the Cabin Lake Property during the term of the Cabin Lake Option Agreement, subject to terms and conditions of the Cabin Lake Option Agreement, Miata shall have full right, power and authority to do everything necessary or desirable to determine the manner of exploration and development of the Cabin Lake Property and, without limiting the generality of the foregoing, the right, power and authority to regulate access to the Cabin Lake Property, employ and engage such employees, agents and independent contractors as Miata may consider necessary, execute all documents, deeds and instruments, do or cause to be done all such acts and things and give all such assurances as may be necessary to maintain good and valid title to the Cabin Lake Property, and conduct such title examination and cure such title defects as may be advisable in the reasonable judgment of Miata.

Miata may, at any time prior to its exercise in full of the option, terminate the Cabin Lake Option Agreement on 30 days' written notice to the Cabin Lake Optionor and shall thereafter have no liability to the Cabin Lake Optionor as a result of such termination. In addition, the Cabin Lake Optionor or Miata may terminate the Cabin Lake Option Agreement at any time if: (i) a party fails to perform any obligation required to be performed by it thereunder, or a party is in breach of a warranty or a representation given by it thereunder, which failure or breach thereof materially interferes with the implementation and operation of the Cabin Lake Option Agreement; or (ii) Miata fails to make any of the Cabin Lake Cash Payments, issue any of the Cabin Lake Share Payments or incur any of the Cabin Lake Expenditures in accordance with the terms of the Cabin Lake Option Agreement.

Financings and Issuances of Miata's Securities

On November 30, 2022, Miata completed a private placement of 3,000,000 units at a price of $0.005 per unit for aggregate gross proceeds of $15,000. Each unit was comprised of one Miata Share and one-half of one Miata Share purchase warrant exercisable at a price of $0.20 per share (the "2022 Warrants") until November 30, 2027.  Following the Stock Split (defined below), each holder of 2022 Warrants received one additional 2022 Warrant and the exercise price of the 2022 Warrants was adjusted from $0.20 to $0.10 per share. All other terms of the 2022 Warrants remain unchanged.

On January 26, 2023, Miata completed a private placement of 4,065,000 Miata Shares at a price of $0.02 per share for aggregate gross proceeds of $81,300.

On March 30, 2023, Miata completed a private placement of 6,192,250 special warrants (the "Special Warrants") at a price of $0.10 per Special Warrant for aggregate gross proceeds of $619,225 (the "SW Private Placement"). The Special Warrants were converted, without additional consideration or further action on the part of the holders, into an aggregate of 6,192,250 Miata Shares on July 12, 2023, being the third business day following the date that Miata received a receipt from the British Columbia Securities Commission for its final long form prospectus dated June 30, 2023 (the "Miata Prospectus").

On November 20, 2023, Miata issued 20,576 Miata Shares at a deemed price of $0.243 per share, equivalent to $5,000, as an option payment pursuant to the Cabin Lake Option Agreement.

On December 19, 2023, Miata granted 1,300,000 stock options to certain officers, directors, and consultants of Miata. The stock options are exercisable into Miata Shares at $0.23 per share for a period of two years. Half of the options vested on the grant date and half vested on June 19, 2024.

On May 13, 2024, Miata granted 535,000 stock options to certain consultants of Miata. The stock options are exercisable into Miata Shares at $0.25 per share for a period of three years. Half of the stock options will vest on November 13, 2024, and the remaining half of the stock options will vest May 13, 2025.

On June 25, 2024, Miata completed a non-brokered private placement of 5,833,333 units at $0.30 per unit for gross proceeds of $1,750,000. (the "June 2024 Offering"). Each unit consisted of one Miata Share and one-half of one common share purchase warrant (each whole warrant, a "$0.50 Warrant"). Each $0.50 Warrant entitles the holder to purchase one additional common share of Miata at a price of $0.50 per share until June 25, 2026. The $0.50 Warrants are subject to an acceleration right held by Miata, such that if Miata's share price closes above $0.50 for a period of 10 consecutive trading days, Miata may, at any time after such an occurrence, give written notice (via news release) to the holders of the $0.50 Warrants that the $0.50 Warrants will expire at 5:00 p.m. (Vancouver time) on the 30th day following the giving of notice unless exercised by the holders prior to such date. Upon receipt of such notice, the holders of the $0.50 Warrants will have 30 days to exercise their $0.50 Warrants and any $0.50 Warrants that remain unexercised will expire. In conjunction with the June 2024 Offering, Miata paid cash finder's fees of $85,476 to certain arm's length finders.

On June 25, 2024, Miata granted 1,400,000 stock options to certain officers, directors, and consultants of Miata. The stock options are exercisable into Miata Shares at $0.52 per share for a period of three years. All of the stock options vested immediately on the grant date.

Other Corporate Developments

On July 20, 2023, Miata's common shares commenced trading on the CSE.

Effective September 7, 2023, Miata completed a two-for-one (2:1) share split of its issued and outstanding Miata Shares (the "Stock Split") in order to increase liquidity of its common shares. Miata Shareholders as of the record date of September 7, 2023 received one additional Miata Share for each Miata Share held on such date. Miata had 13,257,350 issued and outstanding Miata Shares and upon completion of the Stock Split, there were approximately 26,514,700 Miata Shares issued and outstanding. The outstanding 2022 Warrants were proportionately adjusted in connection with the Stock Split.

On December 6, 2023, John Wenger was appointed as Miata's Chief Financial Officer and Corporate Secretary.

On March 25, 2024, Stern & Lovrics LLP resigned as auditors of Miata, and Dale Matheson Carr-Hilton Labonte LLP were appointed as auditors for Miata. In addition, Miata also changed its year end to June 30 as management believed that the change in year-end will better align with the anticipated business activities of Miata. Miata's most recent financial year-end occurred on June 30, 2024.

On June 4, 2024, Miata entered into a letter of intent with 79North pursuant to which Miata proposes to acquire all of the issued and outstanding shares of 79North. On August 6, 2024, Miata entered into the Business Combination Agreement with 79North and SubCo pursuant to which the parties agreed to carry out the Business Combination by way of a three-cornered amalgamation pursuant to which 79North and Subco will amalgamate under the Business Corporations Act (Ontario). Please see "The Amalgamation" in the Circular for details regarding the Business Combination.

On August 23, 2024, Miata entered into the Sela Creek Option Agreement, pursuant to which Miata has been granted an option to acquire an up to 100% interest in the Sela Creek Property. Please see "Sela Creek Option Agreement" in "Schedule E - Information Concerning the Combined Company" for further details.

Changes Expected to Occur During the Current Financial Year

During the current financial year, Miata expects to complete the Business Combination as outlined in this Circular.

Material Mining Properties

Miata's material mineral property is the Cabin Lake Property located in British Columbia.

Cabin Lake Property

The following summary of the Cabin Lake Property is extracted from the technical report entitled, "Technical Report on the Cabin Lake Property, Omineca Mining Division, British Columbia, Canada", dated and effective February 17, 2023, prepared by Kristian Whitehead, P.Geo. (the "Cabin Lake Technical Report") prepared in accordance with National Instrument 43-101 - Standards of Disclosure for Mineral Projects), and in accordance with Canadian Institute of Mining Best Practice Guidelines for the Estimation of Mineral Resources and Mineral Reserves , modified to conform to this Circular.

Cabin Lake Property Description and Location

The Cabin Lake Property consists of six contiguous mining claims (1056844, 1056852, 1059178, 1060649, 1060859 and 1096200) covering approximately 2,173.322 hectares area in Omineca Mining Division, British Columbia, Canada. The Cabin Lake Property is currently owned 100% by the Cabin Lake Optionor. The claims are registered in the name of Matthew Bryan Fraser, who holds the claims in trust on behalf of the Cabin Lake Optionor. The trust was established through a property trust agreement between Matthew Bryan Fraser and the Cabin Lake Optionor dated August 25, 2022. The claims expiry dates are shown in Table 1.

Pursuant to the Cabin Lake Option Agreement, Miata can earn a 100% interest in the Cabin Lake Property, subject to the Cabin Lake NSR, by making a cash payment of $35,000, incurring $455,000 in exploration expenditures and issuing Miata Shares with a cash value of $60,000.

The claims expiry dates are shown on Table 1. Mineral rights in British Columbia do not include surface rights. The surface rights on the Cabin Lake Property are held by the Crown and a "Notice of Work and Reclamation Program" permit is required for drilling, trenching, setting up a camp and other intrusive work. There are no known environmental liabilities and no permits have been applied for or acquired for the Cabin Lake Property.

Title Number	Claim Name	Owner	Title Type	Good To Date	Area (ha)
1056844	CABIN	(285505) Fraser, Matthew Bryan (PETRAM)	Mineral Claim	2025/09/01	228.7457
1056852	CABIN 2	(285505) Fraser, Matthew Bryan (PETRAM)	Mineral Claim	2025/09/01	57.1864
1059178	CABIN TOP	(285505) Fraser, Matthew Bryan (PETRAM)	Mineral Claim	2025/09/01	400.2033
1060649	CABIN WALL	(285505) Fraser, Matthew Bryan (PETRAM)	Mineral Claim	2025/09/01	476.4653
1060859	CABIN SOUTH	(285505) Fraser, Matthew Bryan (PETRAM)	Mineral Claim	2025/09/01	743.741
1096200	CABIN SOUTHWEST	(285505) Fraser, Matthew Bryan (PETRAM)	Mineral Claim	2025/09/01	266.98
				TOTAL	2,173.322

Table 1: Cabin Lake Property Claim Tenure

The Cabin Lake Property is located 145 kilometers west of Prince George, 22 kilometers southwest of Fraser Lake, and 18 kilometers south of Endako in the Omineca Mining Division of central British Columbia. The approximate centre of the Cabin Lake Property is 125° 02' 02.6030" W, 53° 52' 54.8599" N (UTM NAD 83 Zone 10 366300E 5972300N).  From Fraser Lake, the claims can be accessed by: (i) following the Holy Cross Forest Service Road south from Fraser Lake for 13 kilometers - Channel #RR31; (ii) turning west onto the Holy Cross - Binta Forest Service Road for 28 kilometers - Channel #RR28 to the Borel Lake Recreation Site; (iii) from the Borel Lake Recreation Site, continue south for ~4 kilometers on an unnamed logging road; or (iv) turn left onto the deactivated Cabin Lake access road. An ATV may be required for the remaining 7 kilometers to the Cabin Lake Property.  Logging trucks are active on these roads and a very low frequency radio is recommended.

The nearby towns of Fraser Lake, Fort Fraser, and Endako provide basic amenities including food, lodging, fuel, and basic supplies. Beyond these, Prince George and Smithers can provide additional supplies and equipment that may be required for an exploration or mining project.

Figure 1: Regional Property Location

Beyond the Cabin Lake Option Agreement, there are no other royalties, back-in-rights or payments, or other agreements and encumbrances to which the Cabin Lake Property is subject.

The land in which the mineral claims are situated is Crown Land and the mineral claims fall under the jurisdiction of the British Columbia government. However, if Miata applies for permits from the Government of British Columbia, Miata may be required to consult with First Nations before a permit can be issued. The Cabin Lake Property is situated in the traditional territory of the Stellat'en First Nation.

History

There are two Minfile occurrences reported on the Cabin Lake Property which are listed on Table 2.

Minfile Name	Location NAD 83 Zone 11		Commodity Sought
	Easting	Northing
Cabin / Nithi / Capoos	366900	5972500	Silver, lead, copper, zinc
West / Central	366050	5972300	Gold, Silver, lead, copper, zinc

Table 2: List of Minfile Occurrences on the Cabin Lake Property

Cabin / Nithi / Capoose

The East zone of the Cabin Lake Property is underlain by Lower to Middle Jurassic volcano-sedimentary rocks of the Hazelton Group to the east, Late Cretaceous andesite belonging to the Kasalka Group to the west, Eocene to Oligocene Endako and Ootsa formations (Nechako Plateau Group) andesite and rhyolite respectively to the south and quartz monzonite of the Late Cretaceous Cabin Lake pluton centered within the claim group.

The East zone appears to be the same zone as the Cabin and/or Nithi showing and characterized by fault-hosted mineralized vein sets striking about 325 degrees and dipping steeply toward the west similar to the Central and West Zones, although several apparently contemporaneous mineralized veins trend roughly northeast-southwest and east- west dipping steeply. Porphyritic andesite thought to belong to the Jurassic Hazelton Group outcrops at the eastern contact with heavily altered and mineralized quartz monzonite units in the Upper East zone, although the nature of the contact is unknown due to Quaternary cover. Veins average from one-centimetre to ten metres in width and alteration is gradational from chlorite-after-biotite magnetite quartz monzonite showing a propylitic character at the periphery through magnetite-destructive hematite limonite chert sericite pyrite quartz monzonite to manganese chalcopyrite galena sphalerite crustiform quartz toward the centre. The East Zone is composed of two known mineralized areas: the Upper East zone and the Lower East zone. Both are similar in geologic character and occur along strike from each other, thus they will be treated as one. Mineralization is similar in character to the Central and West Zones with disseminated and blebby galena, sphalerite, pyrite and arsenopyrite occurring with chalcopyrite and covellite as inclusions or as alteration products.  Anomalously high precious and base metal values up to 1.81 grams per tonne gold, 207 grams per tonne silver, 0.92 percent lead and 1.49 percent zinc occur with manganese alteration in the East Zone associated with silica-carbonate alteration (Assessment Report 33741).

The location of the East zone appears to be the same as that of the vaguely documented Cabin or Nithi showing.

The Cabin or Nithi showing occurs in an area of mafic to intermediate volcanic rocks of the Hazelton Group, intruded by a Lower Jurassic quartz monzonite pluton. The volcanic rocks consist of andesitic tuff and tuff breccia and porphyritic andesite which, along with the quartz monzonite, have been cut by northwest-trending faults. Occupying fault zones in quartz monzonite are five subparallel quartz-calcite veins occurring over a 500-metre-wide zone and which contain pyrite, sphalerite, chalcopyrite, and galena. Silver values have been reported with the sulphide mineralization. Individual veins are up to one metre wide and have a strike of 325 degrees dipping 075 degrees west.

Drilling in 1972 intersected mineralization in several holes of which the best intersection was that of 0.65 meters of 2714.98 grams per tonne silver, 8.6 percent zinc and 5.05 percent lead (Assessment Report 13537).

Work History

Local prospector Whitney Foote from Fraser Lake discovered significant silver, lead and zinc in float samples from the Cabin Lake Property area in 1964. Foote staked claims in the area and further geochemical work produced encouraging results. Later in the year, R & P Metals drilled six holes without performing significant groundwork.

In 1971, David Minerals Ltd. performed outcrop and reconnaissance geochemical sampling and mapping and in 1972 completed seven diamond drill holes producing inconclusive results.

In 1976, Nithex Exploration Ltd. performed detailed soil and rock geochemistry, magnetometer, and electromagnetic surveys within a historic property-scale grid system, summarized in Assessment Report 5983 and Assessment Report 6279. This work was centered in area about 1.8 kilometres north of the west end of the Cabin Lake Property and appears to be more centered around or near the Upper East zone described in 2012 Assessment Report 33741. Soil sampling revealed several associated silver, lead and zinc anomalies and were left open to the east, north and south. Magnetometer readings showed scattered values over the Cabin Lake Property's extent, however anomalously low values were recorded and associated with areas of strong alteration and coincident with anomalous soil values. An electromagnetic survey was completed during drilling operations in the early winter which resulted in identifying several anomalies open to the north and south and corresponded to known mineralization and geochemical anomalies. Later in the year, Nithex Exploration Ltd. drilled six percussion holes to a maximum depth of 100 metres.

Despite promising results from geochemical, geophysical surveys and drilling the area did not see any further exploration until the acquisition by BP Resources Canada Ltd. - Selco Division (BP) in 1984, summarized in Assessment Report 13537. During the 1984 field season, BP completed 675 soil, silt, and chip samples over two distinct grids: 1) the Cabin grid covering the Capoose 10 and 11 claims immediately south of the Cabin Lake Property, and 2) the Nithi grid lying within the Capoose 12 and 13 claims north-west of the Cabin Lake Property, more in the area of 1975 and 1976 work. BP reported the previously known narrow mineralized vein system of which Nithex Exploration claims straddles located at the boundary of the 1984 Capoose 12 and 13 claims. Results from BP's sampling confirmed base metal anomalies to the northwest of the Cabin Lake Property. Results from the Nithi grid outlined a zinc anomaly which was thought to represent underlying zinc-rich lithologies and a calcium anomaly trending roughly north-south through the centre of the Nithi grid thought to represent a fault structure.

Following BP Resources Canada Ltd. ownership, Nation River Resources Ltd. acquired the Cabin Lake Property claims and in 2000 drilled two short XRT diamond drill holes with anomalous results in silver, lead, zinc, and molybdenum, and in 2002, one BQ drill hole (CA02-01) was drilled to a depth of 94.7 meters located at UTM 5972750N, 366650E. In 2005, eight trenches totaling 387 cubic meters were completed.

In 2010, Paget Resources Ltd. optioned the Cabin Lake Property claim group and later drilled seven holes targeting mineralized fault structures at depth. Little public data exists for work completed on the Cabin Lake Property claims between 2000 and 2010.

In 2012, RebelEx Resources Corp. collected a total of 45 grab samples, 14 soil samples, and 1 stream sediment sample in addition to generating a 1:5000 scale geological map and conducting a detailed petrographic analysis of five representative rock samples. During 2012 mapping and sampling activities, several new mineralized zones were discovered while the West and Central Zones which were later expanded both along strike and perpendicular to known mineralized structures.

In 2018, DeCoors Mining Corp. completed rock, soil and sediment geochemical surveys over the Cabin Lake Property in the area containing the occurrence. Rock sampling was completed over the area surrounding the West (MINFILE 093F 093) occurrence located approximately 1 kilometer to the west of the Cabin occurrence. Stream sediment sampling was completed on the occurrence and returned weakly anomalous results. Soil sampling was completed on the West (MINFILE 093F 093) occurrence, designated by the name West Zone. One kilometer to the west of the Cabin occurrence; an area 1.5 kilometers southeast of the Cabin occurrence labelled the South Zone and an area approximately 3.5 kilometers to the northeast of the occurrence is labelled the Northeast Zone. Highlighted soil samples included sample 2387, which reported 1.61 ppm silver and anomalous but weak levels of zinc and lead. Weakly anomalous soil sample results were observed in the South and Northeast zones (Assessment Report 38037).

West / Central

The West zone of the Cabin Lake Property is underlain by Lower to Middle Jurassic volcano-sedimentary rocks of the Hazelton Group to the east, Late Cretaceous andesite belonging to the Kasalka Group to the west, Eocene to Oligocene Endako and Ootsa formations (Nechako Plateau Group) andesite, rhyolite respectively to the south and quartz monzonite of the Late Cretaceous Cabin Lake pluton centered within the claim group.

The West Zone is exposed by several historic trenches and excavations developed during drill pad construction. The zone is characterized by fault-hosted mineralized vein sets striking 325 degrees and dipping steeply toward the west. Veins average from one-centimeter to one-meter in width and alteration grades from unaltered magnetite quartz monzonite at the periphery through magnetite-destructive yellow chert sericite pyrite quartz monzonite to manganese-stained chalcopyrite galena sphalerite crustiform quartz vein material toward the centre.

Alteration related to mineralization within the West zone is dominated by flow-banded silica flooding, hematite-after-magnetite, propylitic chlorite-after-biotite and iron-oxide weathering of sulphide minerals. The occurrence of manganese-oxide is also concurrent with elevated gold, silver, lead and zinc values.

Mineralization within the West zone occurs as disseminated and blebby sulphide minerals associated with quartz and quartz-carbonate alteration.  This type of mineralization is located near the centre and periphery of the fault-controlled veins found within the quartz monzonite of the Cabin Lake pluton. Sphalerite and galena typically occur together with chalcopyrite as inclusions or as an alteration product located in the highest-grade areas.

A few hundred meters east is the Central Zone where structure orientation and character like observed at the West Zone suggests a sub-parallel fault-hosted mineralized vein system may be present. Up to 322 ppm silver, 2.48 ppm gold, 3.98 percent lead, and 5.96 percent zinc occurs predominantly within strongly manganese-stained silica-carbonate veins (Assessment Report 33741).

In 2018, DeCoors Mining Corp. completed a geochemical survey over the Cabin Lake Property in an area specifically containing the occurrence. Sampling returned anomalous results on the occurrence which included rock samples returning values up to 3.11 ppm gold, 27 percent lead, 1,108 ppm silver and 13.6 percent zinc within historical trench workings (Assessment Report 38037). A float sample (B00261140) collected from a newly identified sub-cropping vein zone assayed 1.2 ppm gold, 484 ppm silver, 1.28 percent lead, and 0.43 percent zinc (Assessment Report 38037).

In 2009, a total of 72 rock chip and grab samples were collected from the mineralized areas which averaged grades of 0.96 g/t Au, 73.4 g/t Ag, 0.46% Zn, and 0.36% Pb. Table 3 shows highlights from the 2009, 2012, and 2018 prospecting programs. Figure 2 shows a satellite image of the main showings.

Year	Company	Zone	Sample	Type	Width m	Au g/t	Ag g/t	Pb %	Zn %
2009	Paget	West	I552089	chip	0.3	2.15	434	0.39	0.5
2009	Paget	West	I552090	grab		1.28	495	2.78	8.22
2009	Paget	West	I552091	grab		2.29	411	0.89	1.33
2009	Paget	West	I552095	grab		1.07	293	2.73	3.64
2009	Paget	West	I552097	grab		1.15	714	2.22	1.00
2009	Paget	Central	I552103	grab		36.00	295	0.67	0.56
2009	Paget	East/Bluff	I552106	grab		1.17	367	2.30	2.70
2009	Paget	East/Bluff	I552107	grab		1.98	147	0.95	0.99
2009	Paget	Central	I552108	grab		1.28	212	1.93	1.61
2009	Paget	Central	E923008	chip	2.0	1.65	91	0.08	0.17
2009	Paget	Central	E922937	chip	2.5	1.23	52	0.08	0.03
2009	Paget	Central	E922938	chip	4.0	1.17	61	0.13	0.36
2012	RebelEx	West	1710701	grab		1.44	581	8.36	4.63
2012	RebelEx	West	1710705	grab		2.48	322	3.98	5.96
2012	RebelEx	Central	1710713	grab		1.14	207	0.92	1.49
2018	Decoors	West	3181	grab		3.11	846	27.00	1.51
2018	Decoors	West	3183	grab		1.75	1,108	4.79	8.73
2018	Decoors	West	3184	grab		0.95	427	25.40	0.86
2018	Decoors	West	B00261132	grab		2.71	916	12.50	13.6

Table 3: Selected rock sample from 2009, 2012 and 2018 sampling programs

Samples have also assayed as high as 1.09% Cu, >5% Mn, and 0.109% Mo. Alteration zones in many instances correspond to low areas or swamps, particularly in the area of the West Zone, and may be wider than previous stripping has indicated. The Central, East, and Bluff Zones are probably continuous but geological and geochemical data is obscured by a glacial eskers and swamps in this area.

The Cabin Lake Property mineralization is hosted within the Late Cretaceous Blackwater Suite Cabin Lake Pluton and is interpreted to be part of the same Late Cretaceous magmatic event that hosts the Blackwater gold and Capoose silver-gold deposits.

Figure 2: A satellite view of the 600 m x 1,000 m zone containing the Cabin prospect

Geological Setting, Mineralization and Deposit Types

Regional Geology

The North American Cordillera is an accretionary orogen, made up of fault-bounded terranes that have accreted to the western margin of North America. The Canadian portion of the North American Cordillera has been subdivided into five morphogeological belts (Figure 3). These include: 1) the Foreland Belt in the east, which is dominated by ancestral North America, 2) the Intermontane Belt in the core of the orogen, which is mostly underlain by accreted island arc and oceanic terranes and 3) the Insular Belt along the western margin, which also comprises mostly accreted island arc terranes. These three belts are stitched by metamorphic and plutonic rocks of 4) the Omineca Belt in the east and 5) the Coast Belt in the west (Wheeley and McFeeley, 1991).

The Cabin Lake Property is situated along the eastern margin of the Stikine Island arc terrane within the Intermontane belt. The Stikine Terrane is a Mississippian to Middle Jurassic arc terrane that ranges from central to northern British Columbia.

In the Nechako area, the Stikine terrane is limited to Late Triassic and younger components. It is separated by the Tatuk fault into a plutonic rock dominated domain to the north and a volcanic and sedimentary rock dominated domain to the south.

The southern domain is characterized by moderately well-exposed Late Triassic to Early Cretaceous stratigraphy. Most intrusions are latest Jurassic and younger, with older intrusions limited to small, subvolcanic plugs. Sparse Late Triassic (and possibly Permian) sedimentary rocks are the oldest components. The Hazelton Group is widespread: it is dominated by Lower to Middle Jurassic volcanic and associated sedimentary rocks of the Entiako and Naglico formations. The Naglico Formation is stratigraphically overlain by mudstone and tuff of the Middle Jurassic Quock Formation which is interpreted to represent a quiescent marine environment that spanned most of the Stikine terrane and marks the top of the Hazelton Group. The Bowser Lake Group, unique to the southern domain, overlies the Quock Formation and includes a northeastward- thickening, and northeastward-coarsening wedge of upper Middle to Upper Jurassic marine sedimentary rocks that include chert pebble conglomerate. The sedimentary components are overlain by latest Jurassic to earliest Cretaceous volcanic rocks of the Nechako volcanics and Moose Lake volcanics.

The northern Stikine terrane domain is distinguished from the southern domain based on the abundance of plutonic rocks and a conspicuous lack of Bowser Lake Group sedimentary rocks. This domain contains exposures of Hazelton Group rocks which, in some localities, can be correlated with the units exposed south of the Tatuk fault but are much less abundant. It includes the southern portion of the Endako batholith which is composed of plutons belonging to the Late Triassic Stern Creek suite, the Early to Middle Jurassic Stag Lake suite, and the Late Jurassic to Early Cretaceous Francois Lake suite. This domain is interpreted to reflect a deeper crustal level of the Stikine terrane that is exposed due to southwest-side-down normal shear on the Tatuk fault (Angen et. Al., 2018).

Figure 3: Morphogeological belts of British Columbia, after Wheeley and McFeeley (1991)

Cabin Lake Property Geology

The Cabin Lake Property is underlain by Upper Cretaceous Kasalka Group volcanic rocks and the Late Cretaceous Blackwater Suite Cabin Lake Pluton (Figure 4).

Kasalka Group Volcanic Rocks

Four characteristics mappable lithologies distinguish the Kasalka Group, 2 of which underlie the Cabin Lake Property claims. These are vitric tuff (uKKvt) and andesite (uKKha). Regions where changes in lithology are too prevalent to be effectively mapped are included in undifferentiated Kasalka Group (uKKv).

The Cabin and Blackwater Kasalka localities produce almost identical patterns in most major, trace, and rare earth element plots (Kim, 2020).

Vitric Tuff (uKKVT)

Kasalka Group vitric tuff is well-exposed south and east of Cabin Lake. The majority of this characteristic vitric tuff unit is devitrified; obsidian fragments are white or pale green-blue and groundmass is salmon pink to white. Small spherulites or devitrification bands dominate obsidian fragments in thin section. It locally contains grey, purple, and red volcanic fragments as well. K-feldspar crystals are extensively altered to clays.

Holy Cross Hornblende - and Plagioclase-Phyric Andesite (uKKHA)

The vitric tuff unit is overlain by a hornblende-, plagioclase-, and locally biotite-phyric andesite to trachydacite flow unit 3 km south of the Cabin Lake Property. This andesite flow unit is interpreted to also postdate the flow dome at the Holy Cross prospect because it forms a flat-lying sheet and is not foliated or altered to the same degree as the Jurassic rocks into which the flow dome intrudes. It is resistant to weathering, mostly forming rounded hilltops. It typically occurs as thick (up to 10 m) nearly flat-lying flows with subvertical columnar joints. It has been mapped in the vicinity of the Holy Cross prospect and referred to as the Holy Cross porphyry. Weathered surfaces are light grey to purple with patchy red Fe-oxide coating. Fresh surfaces are light to dark grey. Petrographic investigation and feldspar staining revealed that most of the groundmass is K-feldspar, so this unit is mostly trachyandesite. Areas where the Kasalka Group hornblende- and plagioclase-phyric andesite was identified in the field typically correspond to high aeromagnetic response.

Undifferentiated Kasalka Group (uKKV)

Undifferentiated Kasalka Group is mapped west and north of the Cabin Lake Property. Andesite and polymict andesitic lapilli to block breccia is a significant component of this group. The breccia is typically dominated by variably textured andesitic fragments with sparse fragments of other lithologies.

Blackwater Suite

The Blackwater suite refers to a series of Late Cretaceous dominantly monzogranite intrusions that include the Blackwater pluton, the Key Stock, the Capoose pluton, and the Cabin Lake pluton.

Cabin Lake Pluton

The Cabin Lake pluton is a heterogeneous medium-grained granite to quartz monzonite to diorite to pluton that underlies Cabin Lake Property. It contains 7-20% quartz, 35-65% plagioclase, 5-35% K-feldspar, 5-30% hornblende, 1-10 % biotite, up to 5% magnetite, and trace zircon. A northwest-trending 9x2 km aeromagnetic high defines the pluton boundaries and an aeromagnetic low up to 5 km-wide around the pluton likely reflects an alteration halo.

Figure 4: Cabin Lake Property Geology

Mineralization

Mapping and sampling at the Cabin Lake prospect have identified a 600 m x 1,000 m area of quartz-sericite-pyrite alteration cut by zones of mineralized veins, stockworks and breccias with significant gold, silver, lead, and zinc values. Five main north trending zones have been identified to date. These are referred to as the West, Central, East, Bluff, and New Zones. Mineralized structures are exposed in a series of trenches dating back to the 1960s and are open along strike under glacial cover. The best exposed structure, containing the East, Bluff, and Central Zones, has been traced discontinuously over a strike length of 415 m.

The showings are characterized by intensely silicified granodiorite with heavy manganese staining on fractures. Mineralized veins contain galena, sphalerite, pyrite, chalcopyrite, covellite, arsenopyrite, and tennantite in a gangue of grey to white cryptocrystalline to fine drusy quartz. Galena is the main ore mineral and occurs as fine to coarse disseminations and massive sulphide bands up to 3 cm thick. Sphalerite is disseminated throughout, however occurs dominantly peripheral to galena-rich zones in thin bands. Pyrite-chalcopyrite occurs in discrete bands and as disseminations within galena and gangue minerals. Covellite is observed in patches proximal to chalcopyrite and may be a product of surface weathering. Veins are often zoned, with central semi-massive to massive galena with peripheral sphalerite zones and outer pyrite-chalcopyrite-covellite bands.

In 2009, a total of 72 rock chip and grab samples taken from the mineralized areas averaged 0.96 g/t Au, 73.4 g/t Ag, 0.46% Zn, and 0.36% Pb. Table 6 shows highlights from 2009, 2012, and 2018 prospecting programs.

Deposit Types

The Cabin Lake Property area's geology and mineralization styles suggests an example of a volcanic-hosted, epithermal-style gold silver deposit type. Pervasive stockwork veined and disseminated sulphide mineralization at the Blackwater deposit 60 km to the south, owned by Artemis, is hosted within felsic to intermediate volcanic rocks that have undergone extensive silicification and hydrofracturing.

Epithermal Deposit Models

The geological setting, style of gold-silver mineralization, and associated alteration assemblages on the Cabin Lake Property share the characteristics of both low and intermediate sulfidation epithermal deposit types, according to the classification system of Sillitoe and Hedenquist (2003). Gold-silver mineralization in low and intermediate sulfidation epithermal deposit types is associated with a variable assemblage of pyrite-sphalerite-marcasite-pyrrhotite ± chalcopyrite ± galena ± arsenopyrite (± stibnite ± tetrahedrite ± bismuthinite). Sulphide and gangue mineralogy at Cabin are reasonably characteristic of an intermediate sulfidation regime as defined by Sillitoe and Hedenquist (2003). At the Blackwater deposit, however, the massive fine grained silicification is more typical of high-sulfidation deposits and minor carbonate gangue of a low-sulfidation environment. A typical section showing the main features of calc-alkaline volcanic arc setting and associated epithermal and related mineralization is shown in Figure 5.

Figure 5:  Schematic Section of Calc-Alkaline Volcanic Arc Setting and Associated Epithermal and Related
Mineralization (source: New Gold, 2014).

Exploration, Development, and Production

Geomap Exploration

Precision GeoSurveys, completed a high-resolution helicopter-borne magnetic gradient and radiometric survey at the Cabin Lake Property for Miata. The survey was flown on September 23, 24, and 25, 2022. For the purposes of this survey, airborne magnetic gradient and radiometric data was collected to serve and assist ongoing geological mapping and exploration efforts.

Airborne Survey 2022

The Cabin Lake survey block was flown at 100 m line spacing at a heading of 002°/182°; tie lines were flown at 1000 m spacings at a heading of 092°/272° (Table 4 and Figure 6). The geodetic system used for the Cabin Lake geophysical survey was WGS 84 in UTM Zone 10N. A total of 244-line kms was flown over an area of 21.7 km2.

Survey Block	Area (km2)	Line Type	Line Orientation (UTM grid)	Line Spacing (m)	No. of Lines Planned	No. of Lines Completed	Total Planned Line km	Total Actual km Flown
Cabin Lake	21.7	Survey	002°/182°	100	54	54	220	220
		Tie	092°/272°	1000	6	6	24	24
		Total:			60	60	244	244

Table 4: Survey specifications

Aeromagnetic survey recorded the intensity of the total magnetic field, measured at a magnetometer sensor that is fixed to the aircraft. The total magnetic field is comprised of the desired geomagnetic field in combination with undesired influences from varying solar wind and the aircraft's inherent magnetic field. Subtracting the undesired magnetic effects from the total field results in aeromagnetic maps that show the spatial distribution and relative abundance of magnetic minerals - most commonly the iron oxide mineral magnetite - in the upper levels of Earth's crust. These results, in turn, can then be related to geological attributes such as lithology, structure, and alteration of bedrock.

High-resolution total magnetic field data were collected at three independent locations using a triple boom magnetic gradient system with 3-axis compensation providing total magnetic intensity and horizontal magnetic gradient.

Radiometric surveys measure radioactive emanations called gamma rays to determine concentrations of the naturally occurring radioelements uranium (U), thorium (Th), and potassium (K) in surface rocks and soils. Mapping the distribution and concentration of radioelements is useful for:

  Determining different lithologies based on characteristic radioelement geochemistry, either absolute or relative. For example, natural radioactivity of igneous rocks generally increases with SiO2 content.
  Identification of hydrothermal alteration. For example, individual radioelements follow very different pathways of evolution during alteration of rocks, particularly potassic enrichments.
  Exploration for valuable radioelements, in particular uranium, and exploration for mineral deposits associated with radioelements, such as rare earth elements.
  Providing insights into weathering. For example, clay minerals tend to fix the natural radioelements in near-surface environments.

Figure 6: Survey flight lines and Total Magnetic Intensity map

Airborne Survey Results

The magnetic survey revealed a magnetic field varying in strength from a low of 54624 nT to a high of 56642 nT, resulting in a variation of 2,018 nT. Diorite rocks of Blackwater Plutonic Suite is represented by a low magnetic intensity and has a higher radioactivity shown in Figure 8. Similarly, the geological unit uKKvt which is a vitric tuff volcanic rock has higher magnetic intensity and lower radioactivity signature. The third geological unity on the Cabin Lake Property has higher magnetic intensity but mixed radiometric profile as shown on Figures 6 and 7.

There is also a prominent north-northwesterly trend within the magnetic field that can be seen on both of the plan maps (Figure 6). This also correlates with the known geology which, as can be seen on the property geology map, Figure 4, that shows faulting and contacts striking north northwesterly.

The magnetic maps show prominent lineations of magnetic lows striking primarily in northwesterly directions. These are indicative of geological structure such as faults, shear zones, and/or contacts and thus are exploration targets, especially where they intersect. They reflect zones of weakness which are conducive to the pooling of mineralizing fluids.

Figure 7: Radiometric interpretation map

Beep-Mat Geophysical Survey

In September of 2022, Harley Slade of Caveman Exploration was contracted by Miata to complete a prospecting and Beep-mat survey program. The Beep-mat is a simple and efficient electromagnetic prospecting instrument designed to search for outcrops and boulders that contain conductive and/or magnetic minerals. It consists of a short probe and a reading unit. Prospecting and survey are conducted by pulling the probe along the ground. The instrument takes continuous readings and sends out a distinctive audible signal when detecting a conductive or a magnetic object in a radius of up to 3 meters. The Beep-mat detects trace to massive ore mineralization, including chalcopyrite, galena, pentlandite, bornite and chalcocite. It also detects native metals (copper, silver, gold) in high enough concentrations as well as gangue minerals such as pyrite, graphite and pyrrhotite. These can be important markers for target metals.

During the present survey, the instrument was set to take a reading every 0.5s and location data was recorded using an attached handheld Garmin GPS model: GPSMAP 78s. During this project, priority targets were decided based on historic high silver values in soil and rock samples. The search area was focused on the historic "West Zone" target to test the viability as an exploration tool in this system.

Beep-Mat Geophysical Survey Results

The survey highlighted multiple conductive zones (Figure 8), all of which are likely associated with epithermal style/QSP alteration and potential mineralization. In total, six areas were identified that had conductive ground relative to other areas. These conductors are not listed in any particular order. Alteration was found at all areas in the form of rusty float or subcrop. Due to the mineralogy of the sulphide mineralization at Cabin, the Beep-mat registered very few conductors while traversing. It was only after processing the data that the conductive zones are clearly visible. The Beep-mat was largely tested on the north side of the claim at the west target and apart from challenges with maintaining contact with the ground, showed good results. A small traverse was also walked in the south zone, where the Beep-mat detected conductive ground near an anomalous historic soil sample. A summary of the survey findings is provided below.

Conductors 1 and 2

These conductors were identified at the site of a historic drill pad and near sets of deep un-reclaimed historic trenches. A conductive zone roughly 50 m bisects the survey area and appears to connect some historic showings (Figure 8). This corresponds to mineralized float that is present along strike. Exploration to the northwest revealed a resistive apparently unmineralized dyke-like structure that could be traced 30m along the same north-northeast trend. The "dyke" consisted of chalcedony, silica sinter, bladed quartz-lined vugs and limonite staining. The sides of the structure are heavily slickensided which suggests the alteration fluids followed structures that reactivated after the alteration event.

Conductor 2 appears to be another small structure with a similar northerly trend. The potential of a given target will likely depend on the spacing and size of these structures. High resolution EM surveys may reveal swarms and can guide exploration for areas with a high concentration of structures.

Figure 8: Deep-mat Survey Interpretation Map

Conductor 3

The survey area was concentrated near some large historic trenches. The survey clearly delineates a correlation between conductive ground and the historic samples. Large eskers and glacial features also obscured the structure to the north, which are visible in aerial photographs. At this and most other locations the conductors seem to trend slightly more towards the north-northeast as opposed to the documented northwesterly strike. One particularly conductive sample was taken near the historic showing. The sample is heavily silicified with euhedral quartz-lined cavities. Semi-massive sulphides consisting of fine-grained galena, chalcopyrite, bornite, sphalerite, arsenopyrite, and pyrite.

Conductor 4

The fourth conductive zone is within a gully between two arms of the esker. This zone highlighted a clear trend from east to west of narrow parallel alteration zones trending roughly north-northwest. At the northwest, the structures are truncated suggesting there may be a fault running east-west to the north of these features. The parallel altered zones have distinctive QSP alteration with potential epithermal overprinting. Historic sampling took place here with few notable results. One sample was taken this season away from any historic samples. The sample is of an orange weathering hydrothermal breccia containing significant disseminated Arsenopyrite, pyrite and trace chalcopyrite. Due to the extensive subcrop in this area, this zone is likely a good area to better understand the complex system and the structures that may affect final emplacement of mineralization.

Conductor 5

The fifth conductor is another area running alongside the ridge-like esker. The conductor is visible as a 4m wide alteration zone that trends roughly 030° and can be traced for nearly 100m. The alteration is the same limonite staining QSP alteration with varying amounts of arsenopyrite and epithermal overprinting. This structure coincides with two historic soil samples grading 7 and 7.8ppm Ag with 0.3 and 0.28% Pb. The soil samples are 60m apart and are both within 10m from the identified alteration-bearing structure. The depression beside the esker is unfortunately a swamp so surveying was difficult would have yielded unreliable data.

Conductors 6 and 7

The final two conductors are on the south portion of the claim (Figure 9). Access to this area is much easier than the north block however this area is covered in old growth spruce forest. The ground appeared to be conductive on the east and west-most portions of the survey area, but it is difficult to know if this is due to thick overburden. The west-most portion is not encircled because the forest had too much deadfall and may have resulted in a false conductor. The Conductor 6 however had less overburden with even a bit of poorly exposed subcrop in one location. No lithology could reliably be obtained, and no alteration was found but the conductor in conjunction with the anomalous soil sample likely warrants a follow up.

Conductor 7 is a small area in the road that may represent a more conductive structure. Often conductors on access roads end up being buried culverts. A follow-up test pit should be dug to confirm.

Figure 9: Conductors 6 and 7 Map

Survey Conclusion and Recommendations

The survey highlighted multiple conductors that have a strong correlation to the prevalent QSP and epithermal alteration. This alteration is accompanied by the target polymetallic system. This means that the Beep-mat proved to be an effective tool to differentiate and delineate the altered structures in areas with thin overburden. With minor tweaking of sensitivity, the instrument will be able to beep in this less conductive system resulting in potential step-out discoveries of continuation of mineralization and new alteration structures. The Cabin Lake polymetallic system has great potential with exciting grades, long apparently continuous structures and most importantly, distinct geophysical signatures associated with mineralization that can guide future exploration.

  The presence of deep glacial overburden in some areas is a challenge for the beep-mat to survey through. Other challenges included difficult road access which required a bit of maintenance and clearing.
  Two locations exhibiting QSP alteration with disseminated arsenopyrite were discovered in the north along an access road and were sampled. This suggests that the alteration system is quite broad and widespread.
  Discarded unsampled core was found on the shore of cabin lake showing an altered intrusive and sulphide stringer.
  North trending alteration bearing structures have similar orientations but slight variations as you move up latitude changing from about 030° in the south to 320 degrees in the north.
  The results of the survey are promising and warrant further follow up work with a Beep-mat along with geological and structural mapping. Greatest success comes when targeting areas that are already known to have higher potential or known anomalies from larger surveys. The results from the survey suggest the Beep-mat may be a good first pass tool to search for alteration zones in areas with thinner overburden and less deadfall. Further tweaking of the beep-mat sensitivity settings may result in better success identifying new zones.
  The project will benefit from detailed airborne geophysics since the host intrusive is highly magnetic and the QSP alteration associated with mineralization is mag destructive. These conditions provide excellent conditions for AI augmented remote sensing where distinct geological units can be separated by high contrasting data. Lineations will be able to be extracted using satellite and magnetic data which can provide insight into where areas of greatest structural complexity exist and may be an effective vector to finding mineralization.

2021 MMI Soil Survey

The 2021 exploration program consisted of a north-south oriented Mobile Metal Ion (MMI) survey over each zone. 209 samples were collected over 5 lines spaced 300 meters apart. A sample spacing size of 50 meters was used for most of the survey. Line (50 meters) and sample (25 meters) spacing was decreased over mineralized trenches of the West Zone.

Mobile Metal Ion (MMI) geochemistry is a proven advanced geochemical exploration technique known to find mineral deposits. It is especially suited to deeply buried mineral deposits. Mobile Metal Ions is a term used to describe ions which have moved in the weathering zone and that are only weakly or loosely attached to surface soil particles. Research and case studies over known orebodies have shown that these ions travel upward from mineralization to accumulate in unconsolidated surface materials such as soil, till, and sand. Generally, as the Mobile Metal Ions reach surface, they attach themselves weakly to soil particles, and these specific ions are the ones measured by the MMI technique. They are at very low concentrations and because the ions have recently arrived at surface, they provide a precise "signal" of the location of sub cropping concentrations of minerals that could prove to be economically significant.

Their lifetime in the ionic state at surface is limited because they are subject to degradation and molecular binding or fixation into molecular forms by weathering. Their limited lifetime precludes their detection by lateral circulation; accordingly, they do not move away from the source of mineralization. Hence by only measuring the mobile metal ions in the surface soils, the MMI geochemistry is attested to produce very sharp anomalous responses directly over the source of the mobile ions. The source would be diagnosed as mineralization at depth which emit metal ions characteristic of that mineralization.

MMI is a SGS Laboratories proprietary technique. Using careful soil sampling strategies, sophisticated chemical ligands, and ultra-sensitive instrumentation, SGS can measure these ions. After interpretation, MMI data can indicate anomalous areas.

MMI Soil Survey Field Procedures

MMI samples were taken following the standard MMI sampling procedure:

  Using a shovel, holes were dug with a shovel to approximately 40 cm in depth.
  Before extracting a sample, a plastic trowel was flushed with dirt at the sample site, ensuring that there was no cross-contamination from the remnants of the previous sample.
  The trowel was used to scrape dirt 10-25 cm deep from all sides of the hole into a plastic bowl.
  The bowls of dirt were transferred to a labelled Ziploc bag.
  The sample location was marked with a handheld GPS.
  Samples were transferred into rice bags.

MMI Soil Survey Results

The soil survey on the known mineralization areas not only confirmed historical results but also warrants further work of soil sampling, trenching, and drilling in areas coincident with favourable geophysical anomalies. A summary of the soil survey findings is provided below:

Silver (Ag) (Figure 10):

  The eastern MMI line 1 (Figures 10-14) was sampled passing near three historical mineralization areas: Bluff Zone, East Zone, and the Central Zone. All three zones indicate a single point anomaly for Au. Samples collected 50 m to the north and south did not show anomalous Ag values. This feature may be demonstrating a narrowing or convergence of the vein system at these locations.
  The West Zone (Lines 3-5) remains the most promising line in terms of its continuity along strike and width. It could be due to increased density of sampling, however Line 2 which is to the east has also shown a single point anomaly which could be a continuation of the West Zone towards the east. An addition of one infill MMI soil line between Line 2 and 3 is recommended to assist with in this understanding.
  Line 6 has shown a broad (approximately 200 m wide) zone of anomalous Au values which is also present on Line 7 to the northwest. It is recommended to sample with additional infill lines between lines 5, 6, and 7.
  The southern portion of Line 7 has yielded a few anomalous values which warrant further work which may include trenching and potentially follow up drilling.

Gold (Au) (Figure 11):

  Lines 1-5 results for gold are similar to silver anomalies, whereas lines 6 and 7 silver anomalies demonstrate a weaker response for gold.

      Copper (Cu) (Figure 12)

  Line 1 copper anomalies depict a weaker signature compared to Ag and Au.
  The northern extent of Line 2 exhibits Cu to be more anomalous than Ag and Au.
  Line 3-5 of the West Zone has a similar response in Cu as does Ag and Au.
  The northern portion of line 6 is similar to the Ag anomalies.
  The south extent of line 7 has yielded the strongest and widest anomalies for copper. For this reason, it is recommended to conduct additional MMI soil lines on either side of this line at 100 m spacings. This area is also recommended for trenching and follow up drilling.

      Zinc (Zn) (Figure 13)

  On Line 1, the area between the East Zone and Bluff Zone has a 100 m wide anomaly which is recommended for follow up and potential trenching and drilling.
  Line 2 contains a modest yet wide anomaly at its southern limit which is within the extension of the West Zone located within Lines 3-5.
  Lines 3-5 have a similar Zn response as it does for other elements.
  Line 6 has a wide anomaly for Zn which is recommended for follow up which may include trenching and drilling.

Lead (Pb) (Figure 14)

  Line 1 has two single point anomalies near the Bluff and East Zones.
  The south portion of Line 2 shows moderate to strong Pb anomalies which may represent a possible extension to the West Zone.
  Lines 3-5 has similar response for Pb as for other elements.
  The north section of Line 6 shows moderate to strong anomalous results which are also observed on Line 7.

  Line 7 also has a Pb anomaly located at the beginning of the south extent.

MMI Soil Survey Conclusion

  The West Zone (MMI lines 3-5) stand out both in terms of anomalous strengths and widths for all the elements of interest and thus justifies a follow up geophysics and potential trenching and drilling program.
  It is recommended that an additional MMI soil grid be designed and conducted to extend and infill several of the soil lines sampled during the 2021 MMI program.
  Line 6 has yielded a wide Zn anomaly which is recommended for follow up trenching and drilling.
    Lines 1 and 6 have demonstrated wide anomalies of Zn.  This area is recommended for follow up infill soil sampling.
    The southern extent of line 7 displays robust and large anomalous copper values. It is recommended additional MMI soil lines be conducted on either side of Line 7 at 100 m spacings.
    Line 6 has shown a broad (approximately 200 m wide) zone of anomalous Au values which are also present on Line 7 to the northwest. It is recommended to have additional infill lines be collected between lines 5, 6 and 7.

Figure 10: MMI Soil Sampling Map - Silver (Ag)

Figure 11: MMI Soil Sampling - Gold (Au)

Figure 12: MMI Soil Sampling - Copper (Cu)

Figure 13: MMI Soil Sampling - Zinc (Zn)

Figure 14: MMI Soil Sampling - Lead (Pb)

Drilling

There has been no drilling carried out on the Cabin Lake Property by Miata or the Cabin Lake Optionor to date.

Sample Preparation, Analysis and Security

For the present study four rock grab samples were collected from the Cabin Lake Property which are representing dominant rock types and style of mineralization (Tables 8 and 9). The samples were collected from outcrops and placed in marked poly bags, sealed with zip ties, and shipped to the laboratory for analysis. Sample locations were determined by hand-held GPS set to report locations in UTM coordinates using the North American Datum established in 1983 (NAD 83) Zone 10N. The samples were under the care and control of the author and were personally dropped off to ALS Laboratories location in North Vancouver, British Columbia.

All the rock samples collected for the present study work were prepared and analyzed by the Standards Council of Canada, using the following packages.

ALS Laboratories is an independent group of laboratories accredited under ISO/IEC 17025:2017 standards for specific registered tests. ALS is a commercial, ISO Certified Laboratory independent of Miata. Sample analysis packages used for sample preparation and analysis are Au ICP 22 (Gold by fire assay) and ICP AES; and ME-MS 61L (Four Acid Digestion with ICP-MS Finish). Four acid digestion quantitatively dissolves nearly all minerals in the majority of geological materials. However, barite, rare earth oxides, columbite-tantalite, and titanium, tin and tungsten minerals may not be fully digested.

The analytical results of the QA/QC samples provided by ALS Lab did not identify any significant analytical issues. The duplicate had almost same percentages as original. For the present study, the sample preparation, security, and analytical procedures used by the laboratory are considered adequate and the data is valid and of sufficient quality to be used for further investigations.

ALS laboratories discussed are independent of Miata, the Cabin Lake Property vendors and the author. The laboratories have their own quality assurance and quality control procedures. For the present study, the sample preparation, security, and analytical procedures used by the laboratories are considered adequate.

2021 MMI Soil Samples

Mobile Metal Ion (MMI) geochemistry is a proven advanced geochemical exploration technique known to find mineral deposits. It is especially well suited for deeply buried mineral deposits. MMI™ measures metal ions that travel upward from mineralization to unconsolidated surface materials such soil, till, sand and so on. These mobile metal ions are released from mineralized material and travel upward toward the surface. Using careful soil sampling strategies, sophisticated chemical ligands and ultra sensitive instrumentation, SGS is able to measure these ions. After interpretation, MMI data can indicate anomalous areas. MMI technology is an innovative analytical process that uses a unique approach to the analysis of metals in soils and related materials. Target elements are extracted using weak solutions of organic and inorganic compounds rather than conventional aggressive acid or cyanide-based digests. MMI solutions contain strong ligands, which detach and hold metal ions that were loosely bound to soil particles by weak atomic forces in aqueous solution. This extraction does not dissolve the bound forms of the metal ions. Thus, the metal ions in the MMI solutions are the chemically active or 'mobile' component of the sample. Because these mobile, loosely bound complexes are in very low concentrations, measurement is by conventional ICP-MS and the latest evolution of this technology, ICP-MS Dynamic Reaction Cell™ (DRC II™). This allows to report very low detection limits.

MMI technology uses proprietary extractants. MMI-M is a new, single multi-element leach that now provides an option to measure the concentration of a broad selection of mobile elements. With MMI-M, it is possible to create an individual multi-element package to suit one's objectives, using any or all commodity elements, diamond host rock elements, lithological elements or pathfinder elements. SGS also offers enhanced detection limits with the MMI-ME package.

Recommendations

In the opinion of the Cabin Lake Technical Report author, the Cabin Lake Property has potential for further discovery of VMS, epithermal and porphyry style mineralization for copper and other metals. The character of the Cabin Lake Property is sufficient to merit a follow-up work program. This can be accomplished through a two-phase exploration and development program, where each phase is contingent upon the results of the previous phase.

In addition, the Cabin Lake Property has potential for further discovery of epithermal style mineralization for gold, silver, and other metals. The character of the Cabin Lake Property is sufficient to merit a follow-up work program. This can be accomplished through a two-phase exploration and development program, where each phase is contingent upon the results of the previous phase.

Phase I - Prospecting, Mapping, Sampling and Geophysical Surveys

  Detailed prospecting, mapping, and sampling of exploration targets which include the ring-shaped magnetic anomalies and areas near the Cabin Lake intrusive - Kasalka volcanics contacts; particularly areas that occur along strike of the north-northwest trending structure hosting the Cabin prospect (northwest trending fracture system at the Cabin prospect may have more mineralizing potential in the Kasalka volcanics).
  Follow up of 2021 MMI and historical soil anomalies and geophysical anomalies 6a-6e. The geophysical anomalies are mostly coincident with soil anomaly 4ai and represent targets under cover near the Cabin prospect. Soil anomalies 4aii, 4aiii, and 4bi have not received particular types of geophysical survey coverage. These should first be re-sampled to confirm their location. If confirmed, an induced polarization survey is recommended be conducted to assist in determining and advancing potential drill targets.
  Continue the Beep mat survey within low overburden areas of the claim block where possible.
  Complete a 3-D Induced Polarization (IP) ground geophysical survey within the immediate area of the 2021 MMI soil survey grid.  An IP survey is a well-suited technology for aiding in the determination of mineralization in the subsurface.  It is recommended that a 50-meter electrode spacing with a pole-dipole array at 200-meter line spacings oriented 110 degrees azimuth. This effort will provide a vertical image of the aeromagnetic low and associated MMI soil anomalies.

Phase I exploration costs are estimated at $160,000.

Phase II - Drilling

Based on the results of Phase I exploration program, a drilling program is recommended to be executed on the targets if identified for further work on the Cabin Lake Property. The scope of work and location of drill holes of a Phase II exploration program will be prepared after reviewing the results of Phase I exploration program.

Sela Creek Property

Please see Schedule F - Technical Disclosure of the Sela Creek Property of this Circular for technical disclosure regarding the Sela Creek Property.

Suriname is considered an emerging market under OSC Staff Notice 51-720.  For discussion regarding emerging market disclosure matters, please see section titled "Emerging Markets Disclosure" in Schedule "E" - Information Concerning the Combined Company of this Circular.

DIVIDENDS OR DISTRIBUTIONS

Miata has not declared or paid any dividends on the Miata Shares since incorporation.  Any decision to pay dividends on the Miata Shares will be made by the Miata Board on the basis of Miata's earnings, financial requirements and other conditions existing at such future time.

Miata currently intends to retain its future earnings, if any, to finance further business expansion. As a result, the return on an investment on the Miata Shares will depend on any future appreciation in value of the Miata Shares.  There can be no assurance that the Miata Shares will appreciate or even maintain the price at which shareholders purchased their Miata Shares.

FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS

The following financial statements (the "Miata Financial Statements") and associated management's discussion and analysis ("MD&A") of Miata are available on SEDAR+ under the profile of Miata at www.sedarplus.ca and are incorporated by reference herein:

1. the unaudited, reviewed, condensed interim financial statements of Miata for the three and twelve months ended March 31, 2024, including the notes thereto;

2. the MD&A of Miata for the three and twelve months ended March 31, 2024;

3. the audited financial statements of Miata for the year ended March 31, 2023, including the notes thereto and auditor's report thereon; and

4. the MD&A of Miata for the year ended March 31, 2023.

Selected Financial Information of Miata

The following selected financial information has been derived from and is qualified in its entirety by the audited financial statements of Miata for the year ended March 31, 2023 and the interim financial statements of Miata for the three and twelve months ended March 31, 2024 and should be read in conjunction with such financial statements and related MD&A.

	Twelve Month Period Ended March 31, 2024 (unaudited) ($)	Year Ended March 31, 2023 (audited) ($)
Cash	249,181	479,380

Total assets	267,587	643,605

Total Liabilities	29,766	40,992

Shareholders' equity	237,821	602,613

Management's Discussion and Analysis

The MD&A for the year ended March 31, 2023 and for the twelve months period ended March 31, 2024 should be read in conjunction with the financial statements and the accompanying notes thereto. Certain information contained in the MD&A constitutes forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward looking statements.

Disclosure of Outstanding Security Data

Common Shares

Miata's authorized capital consists of an unlimited number of common shares without par value. 32,496,124 Miata Shares are issued and outstanding as at the date of this Circular.

Warrants

As at the date of this Circular, Miata has 5,916,663 warrants issued and outstanding. See "Description of the Business - History of Miata" in this Schedule D for details respecting the 2022 Warrants and $0.50 Warrants previously issued by Miata.

Stock Options

As at the date of this Circular, Miata has 3,235,000 stock options issued and outstanding. See "Description of the Business - History of Miata" in this Schedule D for details respecting the stock options granted by Miata.

Other Security Compensation Securities

As at the date of this Circular, Miata has no restricted share units, share appreciation rights, deferred share units, nor performance share units outstanding.

Additional Disclosure for Junior Issuers

Miata anticipates that its estimated working capital of approximately $1,320,000 as of the most recent month end will fund operations for the next 12-month period. Management estimates that Miata will require $210,000 for payments pursuant to the Cabin Lake Option Agreement and Sela Creek Option Agreement, approximately $40,000 to pay for the remaining Cabin Lake Phase I Exploration Program expenditures, $350,000 for the expenses related to the Business Combination, and $300,000 for general and administrative costs for the next 12-month period.

Additionally, pursuant to the Sela Creek Option Agreement, Miata has an obligation to incur a minimum of US$1,000,000 in exploration expenditures on the Sela Creek Project within approximately 24 months. Management anticipates that some of these exploration expenditures will be incurred in the next 12 months.

Other than the costs stated above Miata does not anticipate incurring any other material capital expenditures during the next 12-month period.

Negative Operating Cash Flow

Miata has historically generated negative cash flows and there is no assurance that Miata will not experience negative cash flow from operations in the future. For the 12-months ended March 31, 2024, Miata sustained net losses from operations and had negative cash flow from operating activities of $381,927. Miata anticipates it will continue to have negative cash flow from operating activities in future periods until such time as the Cabin Lake Property, Sela Creek Property, or other future interests generate revenues. All funds available to Miata will be used to fund future and anticipated negative cash flow from its operating activities.

DESCRIPTION OF SHARE CAPITAL

Share Capital

Miata's authorized capital consists of an unlimited number of common shares.

The holders of Miata Shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of Miata, and each Miata Share confers the right to one vote in person or by proxy at all meetings of the shareholders of Miata. The holders of the Miata Shares, subject to the prior rights, if any, of any other class of shares of Miata, are entitled to receive such dividends in any financial year as the Miata Board may determine by resolution. In the event of the liquidation, dissolution or winding-up of Miata, whether voluntary or involuntary, the holders of the Miata Shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of Miata, the remaining property and assets of Miata.

As at the date hereof, there are 32,496,124 fully paid and non‐assessable Miata Shares issued and outstanding, 3,235,000 Miata Shares reserved for issuance pursuant to stock options issued under the Miata Omnibus Plan (defined below), 5,916,663 Miata Shares reserved for issuance pursuant to outstanding share purchase warrants, and 2,651,470 Miata Shares reserved for issuance pursuant to share appreciation rights, restricted share units, deferred share units, and performance share units issuable under Miata Omnibus Plan.

CONSOLIDATED CAPITALIZATION

The following table sets forth the consolidated capitalization of Miata as March 31, 2024, being Miata's most recent interim period:

Designation	As at March 31, 2024
Common Shares	26,535,276
Stock Options	1,300,000(1)
Warrants	3,000,000

Notes:

(1) The fair value of the options was determined using a Black-Scholes calculation using the following assumptions: estimated volatility of 82.74%, risk-free interest rate of 3.99%, expected life of 2 years, exercise price of $0.23, a dividend yield of 0%, and a share price of $0.23.

(2) As at March 31, 2024, the issued and outstanding warrants had an average exercise price of $0.10.

There have been no material changes to Miata's capital structure since March 31, 2024, other than the following:

(i) On May 13, 2024, Miata granted 535,000 stock options, exercisable at $0.25 per Miata Share for a period of three years;

(ii) On June 25, 2024, Miata issued 5,833,333 units pursuant to the June 2024 Offering;

(iii) On June 25, 2024, Miata granted 1,400,000 stock options, exercisable at $0.52 per Miata Share for a period of three years; and

(iv) On August 30, 2024, Miata issued 127,515 Miata Shares pursuant to the Sela Creek Option Agreement.

PRIOR SALES

The following table summarizes the issuances of Miata Shares or securities convertible into Miata Shares in the 12-month period prior to the date of this Circular.

Date of Issuance	Number and Type of Securities	Issue Price per Security ($)	Aggregate Funds Received ($)
September 6, 2023	13,257,350 Miata Shares(1)	N/A	N/A
November 20, 2023	20,576 Miata Shares	$0.243	$4,999.97(2)
December 19, 2023	1,300,000 Stock Options	$0.23	N/A
May 13, 2024	535,000 Stock Options	$0.25	N/A
June 25, 2024	5,833,333 Miata Shares(3)	$0.30	1,750,000
June 25, 2024	2,916,663 Warrants(3)	$0.50	N/A
August 30, 2024	127,515 Miata Shares(4)	$0.529	N/A

Notes:

(1) Miata issued 13,257,350 common shares pursuant to the Stock Split.

(2) Miata issued 20,576 common shares were issued at a deemed price of $0.243 per share as an option payment pursuant to the Cabin Lake Option Agreement.

(3) Pursuant to the June 2024 Offering, Miata issued an aggregate of 5,833,333 units. Each unit was comprised of one common share and one-half of one $0.50 Warrant.

(4) Miata issued 127,515 common shares to the Sela Creek Optionor pursuant to the Sela Creek Option Agreement.

PRICE RANGE AND VOLUME OF TRADING OF MIATA SHARES

The outstanding Miata Shares are traded on the CSE under the symbol "MMET". The following table sets forth the price range and trading volume of the Miata Shares as reported by the CSE for the periods indicated.

	High ($)	Low ($)	Volume
August 2023	0.70	0.27	321,002
September 2023	0.78	0.305	429,589
October 2023	0.35	0.225	114,669
November 2023	0.335	0.18	69,710
December 2023	0.275	0.22	34,641
January 2024	0.30	0.23	57,157
February 2024	0.305	0.20	144,907
March 2024	0.28	0.20	57,858
April 2024	0.29	0.215	73,285
May 2024	0.32	0.23	173,915
June 2024	0.57	0.31	424,718
July 2024	0.51	0.39	399,248
August 2024	0.61	0.395	405,006
September 1 - 3, 2024	0.62	0.57	45,600

OPTIONS TO PURCHASE SECURITIES

The following summary of Miata's omnibus equity incentive compensation plan (the "Miata Omnibus Plan") does not purport to be complete and is qualified in its entirety by reference to Miata Omnibus Plan.

The Miata Omnibus Plan was approved by the Miata Board on May 12, 2023 and became effective on July 12, 2023.

The Miata Omnibus Plan is administered by the Miata Board (or a committee thereof) and will provide that the Miata Board may from time to time, in its discretion, and in accordance with CSE requirements, grant to eligible Participants (as defined in the Miata Omnibus Plan), non-transferable awards (the "Awards"). Such Awards include options ("Options"), restricted share units ("RSUs"), share appreciation rights ("SARs"), deferred share unit rights ("DSUs") and performance share units ("PSUs").

The number of Miata Shares reserved for issuance pursuant to Options granted under the Miata Omnibus Plan will not, in the aggregate, exceed 10% of the then issued and outstanding Miata Shares on a rolling basis. In addition, the maximum number of Miata Shares issuable pursuant to SARs, RSUs, DSUs and PSUs issued under the Miata Omnibus Plan shall not exceed, in the aggregate, 2,651,470 Miata Shares.

The maximum number of Miata Shares for which Awards may be issued to any one Participant in any 12-month period shall not exceed 5% of the outstanding Miata Shares, unless disinterested shareholder approval as required by the policies of the CSE is obtained, or 2% in the case of a grant of Awards to any consultant or persons (in the aggregate) retained to provide Investor Relations Activities (as defined by the CSE). Further, unless disinterested shareholder approval as required by the policies of the CSE is obtained: (i) the maximum number of Miata Shares for which Awards may be issued to insiders of Miata (as a group) at any point in time shall not exceed 10% of the outstanding Miata Shares; and (ii) the aggregate number of Awards granted to insiders of Miata (as a group), within any 12-month period, shall not exceed 10% of the outstanding Miata Shares.

On a Change of Control (as defined in the Miata Omnibus Plan) of Miata, the Miata Board shall have discretion as to the treatment of Awards, including whether to (i) accelerate, conditionally or otherwise, on such terms as it sees fit, the vesting date of any Awards; (ii) permit the conditional exercise of any Awards, on such terms as it sees fit; (iii) otherwise amend or modify the terms of any Awards; and (iv) terminate, following the successful completion of a Change of Control, on such terms as it sees fit, the Awards not exercised prior to the successful completion of such Change of Control. If there is a Change of Control, any Awards held by a Participant shall automatically vest following such Change of Control, on the Termination Date (as defined in the Miata Omnibus Plan), if the Participant is an employee, officer or a director and their employment, or officer or director position is terminated or they resign for Good Reason (as defined in the Miata Omnibus Plan) within 12 months following the Change of Control, provided that no acceleration of Awards shall occur in the case of a Participant that was retained to provide Investor Relations Activities unless the approval of the CSE is either obtained or not required.

The following is a summary of the various types of Awards issuable under the Miata Omnibus Plan.

Options

Subject to any requirements of the CSE, the Miata Board may determine the expiry date of each Option. Subject to a limited extension if an Option expires during a Black-Out Period (as defined in the Miata Omnibus Plan), Options may be exercised for a period of up to ten years after the grant date, provided that: (i) upon a Participant's termination for Cause (as defined in the Miata Omnibus Plan), all Options, whether vested or not as at the Termination Date will automatically and immediately expire and be forfeited; (ii) upon the death of a Participant, all unvested Options as at the Termination Date shall automatically and immediately vest, and all vested Options will continue to be subject to the Miata Omnibus Plan and be exercisable for a period of 90 days after the Termination Date; (iii) in the case of the Disability (as defined in the Miata Omnibus Plan) of a Participant, all Options shall remain and continue to vest (and are exercisable) in accordance with the terms of the Miata Omnibus Plan for a period of 12 months after the Termination Date, provided that any Options that have not been exercised (whether vested or not) within 12 months after the Termination Date shall automatically and immediately expire and be forfeited on such date; (iv) in the case of the retirement of a Participant, the Miata Board shall have discretion, with respect to such Options, to determine whether to accelerate the vesting of such Options, cancel such Options with or without payment and determine how long, if at all, such Options may remain outstanding following the Termination Date, provided, however, that in no event shall such Options be exercisable for more than 12 months after the Termination Date; (v) subject to paragraph (vi) below, in all other cases where a Participant ceases to be eligible under the Miata Omnibus Plan, including a termination without Cause or a voluntary resignation, unless otherwise determined by the Miata Board, all unvested Options shall automatically and immediately expire and be forfeited as of the Termination Date, and all vested Options will continue to be subject to the Miata Omnibus Plan and be exercisable for a period of 90 days after the Termination Date; and (vi) notwithstanding paragraphs (i)-(v), in connection with the resignation of the Participants holding options to purchase Common Shares granted to the directors and officers of Miata under the Miata Omnibus Plan, such options shall be exercisable for a period of 90 months after the Termination Date.

The exercise price of the Options will be determined by the Miata Board at the time any Option is granted. In no event will such exercise price be lower than the last closing price of the Miata Shares on the CSE less any discount permitted by the rules or policies of the CSE at the time the Option is granted. Subject to any vesting restrictions imposed by the CSE, or as may otherwise be determined by the Miata Board at the time of grant, Options shall vest equally over a four-year period such that ¼ of the Options shall vest on the first, second, third and fourth anniversary dates of the date that the Options were granted.

Restricted Share Units

Subject to any requirements of the CSE, the Miata Board may determine the expiry date of each RSU. Subject to a limited extension if an RSU expires during a Black-Out Period, RSUs may vest and be paid out for a period of up to three years after the grant date, provided that: (i) upon a Participant's termination for Cause, all RSUs, whether vested (if not yet paid out) or not as at the Termination Date will automatically and immediately expire and be forfeited; (ii) upon the death of a Participant, all unvested RSUs as at the Termination Date shall automatically and immediately vest and be paid out; (iii) in the case of the Disability of a Participant, all RSUs shall remain and continue to vest in accordance with the terms of the Miata Omnibus Plan for a period of 12 months after the Termination Date, provided that any RSUs that have not been vested within 12 months after the Termination Date shall automatically and immediately expire and be forfeited on such date; (iv) in the case of the retirement of a Participant, the Miata Board shall have discretion, with respect to such RSUs, to determine whether to accelerate the vesting of such RSUs, cancel such RSUs with or without payment and determine how long, if at all, such RSUs may remain outstanding following the Termination Date, provided, however, that in no event shall such RSUs be exercisable for more than 12 months after the Termination Date; and (v) in all other cases where a Participant ceases to be eligible under the Miata Omnibus Plan, including a termination without Cause or a voluntary resignation, unless otherwise determined by the Miata Board, all unvested RSUs shall automatically and immediately expire and be forfeited as of the Termination Date, and all vested RSUs will be paid out in accordance with the Miata Omnibus Plan.

The number of RSUs to be issued to any Participant will be determined by the Miata Board at the time of grant. Each RSU will entitle the holder to receive at the time of vesting for each RSU held, either one Miata Share or a cash payment equal to the fair market value of a Miata Share or a combination of the two, at the election of the Miata Board. In addition, the Miata Board may determine that holders of RSUs be credited with consideration equivalent to dividends declared by the Miata Board and paid on outstanding Miata Shares. In the event settlement is made by payment in cash, such payment shall be made by the earlier of (i) 2½ months after the close of the year in which such conditions or restrictions were satisfied or lapsed and (ii) December 31 of the third year following the year of the grant date. Subject to any vesting restrictions imposed by the CSE, or as may otherwise be determined by the Miata Board at the time of grant, RSUs shall vest equally over a three-year period such that ⅓ of the RSUs shall vest on the first, second and third anniversary dates of the date that the RSUs were granted.

Share Appreciation Rights

SARs may be issued together with Options or as standalone awards. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from Miata in an amount representing the difference between the fair market value of the underlying Miata Shares on the date of exercise over the grant price of the SAR. At the discretion of the Miata Board, the payment upon the exercise of a SAR may be in cash, Miata Shares of equivalent value, in some combination thereof, or in any other form approved by the Miata Board in its sole discretion. Subject to any requirements of the CSE, the Miata Board may determine the vesting terms and expiry date of each SAR. Subject to a limited extension if a SAR expires during a Black-Out Period, SARs will not be exercisable later than the tenth anniversary date of its grant. Subject to compliance with the rules of the CSE, the Miata Board may determine, at the time of grant, the treatment of SARs upon a Participant ceasing to be eligible to participate in the Miata Omnibus Plan.

Deferred Share Units

The number and terms of DSUs to be issued to any Participant will be determined by the Miata Board at the time of grant. Each DSU will entitle the holder to receive at the time of settlement for each DSU held, either one Miata Share or a cash payment equal to the fair market value of a Miata Share or a combination of the two, at the election of the Miata Board. In addition, the Miata Board may determine that holders of DSUs be credited with consideration equivalent to dividends declared by the Miata Board and paid on outstanding Miata Shares. Subject to any requirements of the CSE, the Miata Board may determine the vesting terms and expiry date of each DSU, provided that if a DSU would otherwise settle or expire during a Black-Out Period, the Miata Board may extend such date. Subject to compliance with the rules of the CSE, the Miata Board may determine, at the time of grant, the treatment of DSUs upon a Participant ceasing to be eligible to participate in the Miata Omnibus Plan.

Performance Share Units

The number and terms (including applicable performance criteria) of PSUs to be issued to any Participant will be determined by the Miata Board at the time of grant. Each PSU will entitle the holder to receive at the time of settlement for each PSU held, either one Miata Share or a cash payment equal to the fair market value of a Miata Share or a combination of the two, at the election of the Miata Board. In addition, the Miata Board may determine that holders of PSUs be credited with consideration equivalent to dividends declared by the Miata Board and paid on outstanding Miata Shares. Subject to any requirements of the CSE, the Miata Board may determine the vesting terms and expiry date of each PSU, provided that in no event will delivery of Miata Shares or payment of any cash amounts be made later than the earlier of (i) 2½ months after the close of the year in which the performance conditions or restrictions are satisfied or lapse, and (ii) December 31 of the third year following the year of the grant date. Subject to compliance with the rules of the CSE, the Miata Board may determine, at the time of grant, the treatment of PSUs upon a Participant ceasing to be eligible to participate in the Miata Omnibus Plan.

The following table sets forth such ownership interests on an individual director and officer basis as of the date of this Circular:

Name of Director / Officer	Common Shares		Options		Warrants
	Number Held	%(1)	Number Held	%(2)	Number Held	%(3)
Jacob Verbaas Chief Executive Officer and Director	600,000	1.85%	800,000(4)	24.73%	1,500,000(5)	25.35%
John Wenger Chief Financial Officer and Corporate Secretary	416,666	1.28%	450,000(6)	13.91%	33,333(7)	0.56%
Daniel Matthews Director	2,024,200(8)	6.23%	825,000(9)(10)	25.50%	Nil	Nil
James Reid Director	2,028,000(11)	6.24%	825,000(9)(10)	25.50%	Nil	Nil

Notes:

(1) Based on the current issued and outstanding of 32,496,124 Miata Shares.

(2) Based on the current outstanding number of options.

(3) Based on the current outstanding number of warrants.

(4) Options are exercisable into 400,000 Miata Shares at $0.23 per share until December 19, 2025 and 400,000 Miata Shares at $0.52 per share until June 25, 2027.

(5) Warrants are exercisable into 1,500,000 Miata Shares at $0.10 per share until November 30, 2027.

(6) Options are exercisable into 150,000 Miata Shares at $0.23 per share until December 19, 2025 and 300,000 Miata Shares at $0.52 per share until June 25, 2027.

(7) Warrants are exercisable into 33,333 Miata Shares at $0.50 per share until June 25, 2026, subject to acceleration.

(8) These shares are owned indirectly by Mr. Matthews through Sorella Capital Corp.

(9) Options are exercisable into 450,000 Miata Shares at $0.23 per share until December 19, 2025 and 375,000Miata Shares at $0.52 per share until June 25, 2027.

(10) These Options are held through Three Peaks Corporate Services Inc., a company controlled by Mr. Matthews and Mr. Reid.

(11) These Miata Shares are owned indirectly by Mr. Reid through Glacier Road Holdings Ltd.

ESCROWED SECURITIES

8,046,100 Miata Shares and 1,250,000 2022 Warrants (together, the "Escrowed Securities") were subject to escrow pursuant to the National Policy 46-201 escrow agreement dated June 30, 2023 (the "Escrow Agreement") entered into among Miata, various principals of Miata, and Odyssey Trust Company as escrow agent. Pursuant to the Escrow Agreement, 10% of the Escrowed Securities were released on the Miata Listing Date, with the remaining escrow securities being released in 15% tranches every 6 months thereafter. As of the date of this Circular, 9,655,320 Miata Shares and 1,500,000 2022 Warrants (on a post-split basis) remain subject to the Escrow Agreement.

In addition to the escrow requirements described above, an additional 4,020,000 Miata Shares were subject to voluntary lock up agreements pursuant to which 10% of the Miata Shares were released on the Listing Date, with the remaining Miata Shares being released in 15% tranches every 6 months thereafter. As of the date of this Circular, 4,824,000 Miata Shares (on a post-split basis) remain subject to the voluntary lock up agreements.

Other than disclosed herein, no additional securities of Miata are anticipated to be held in escrow following the completion of the Business Combination. Pursuant to the Business Combination Agreement, Insiders of 79North have entered into the 79North Lock-Up Agreements pursuant to which such Insiders will agree to escrow 60% of the Miata Shares that such Insider will be entitled to receive in consideration for their 79North Shares. The escrowed Miata Shares will be released on the following schedule:

(a) 25% - January 20, 2025;

(b) 25% - July 20, 2025;

(c) 25% - January 20, 2026; and

(d) 25% - July 20, 2026.

PRINCIPAL SECURITYHOLDERS

To the knowledge of the directors and officers of Miata, as of the date of this Circular, there are no persons who beneficially own, or exercise control or direction over, directly or indirectly, Miata Shares carrying more than 10% of the votes attached to the Miata Shares.

DIRECTORS AND EXECUTIVE OFFICERS

Name, Occupation and Securityholdings

The following table sets forth the name, municipality of residence and principal occupation during the last five years for those persons who are currently directors and officers of Miata:

Name, province or state and country of residence and position, if any, held in Miata	Principal occupation during the past five years	Served as director of Miata since	Number of common shares of Miata beneficially owned, directly or indirectly, or controlled or directed at present(1)
Jacob Verbaas(2) Chief Executive Officer and Director British Columbia, Canada	Registered Professional Geologist with APEG BC. Vice President Exploration of Blackbird Critical Metals Corp. (CSE: BBRD) since October 2022 and interim CEO since August 2023; Chief Operating Officer of Flow Metals Corp. (CSE:FWM) from April 2020 to February 2021; Vice President Exploration of Go Metals Corp. (CSE:GOCO) from July 2019 to February 2021; Vice President Exploration for Go Cobalt Mining Corp. from June 2018 to April 2020.	August 25, 2022 (CEO) January 25, 2023 (Director)	600,000
John Wenger Chief Financial Officer & Corporate Secretary British Columbia, Canada	Vice President of Corporate Strategy and Chief Financial Officer of TSXV-listed Contact Gold Corp. from 2017-2024, and Chief Financial Officer of CSE-listed Inflection Resources Ltd. from 2020 -2023.	December 6, 2023	416,666
Daniel Matthews (2) Director British Columbia, Canada	Managing Partner at Three Peaks Capital since September 2021. Prior to that, Mr. Matthews practised corporate and securities law.	July 12, 2021	2,024,200(3)
James Reid (2) Director British Columbia, Canada	Managing Partner at Three Peaks Capital since November 2021. Prior to that, Mr. Reid was an Institutional Equity Sales representative at Haywood Securities Inc. since July 2017.	February 8, 2022	2,028,000(4)

Notes:

(1) The information as to principal occupation, business or employment and common shares beneficially owned or controlled has been provided by the nominees themselves.

(2) A member of the Audit Committee.

(3) These Miata Shares are owned indirectly by Mr. Matthews through Sorella Capital Corp.

(4) These Miata Shares are owned indirectly by Mr. Reid through Glacier Road Holdings Ltd.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of Miata, no director nor executive officer of Miata

(a) is, as at the date of this Circular, or has been, within 10 years before the date of this Circular, a director, chief executive officer or chief financial officer of any company (including Miata) that:

(i) was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;

(b) is, as at the date of this Circular, or has been within 10 years before the date of this  Circular, a director or executive officer of any company (including Miata) that, while that person was acting in the that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(c) has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director or executive officer;

(d) has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(e) has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder.

For the purposes of section (a) above, "order" means:

(i) a cease trade order;

(ii) an order similar to a cease trade order; or

(iii) an order that denied the relevant company access to any exemption under securities legislation, that was in effect for more than 30 consecutive days.

Conflicts of Interest

The directors of Miata are required by law to act honestly and in good faith with a view to the best interests of Miata and to disclose any interests, which they may have in any project or opportunity of Miata.  If a conflict of interest arises at a meeting of the Miata Board, any director in a conflict will disclose his or her interest and abstain from voting on such matter.

To the best of Miata's knowledge, and other than disclosed herein, there are no known existing or potential conflicts of interest among Miata, its directors and officers or other members of management of Miata as a result of their outside business interests except that certain of the directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to Miata and their duties as a director and officer of such other companies. To the extent that such other companies may provide services to Miata, may participate with Miata in various ventures, or may compete against Miata in one or more aspects of its business, the directors and officers of Miata may have a conflict of interest respecting such.  Any conflicts will be subject to the procedures and remedies under the BCBCA.  See also "Interest of Management and Others in Material Transactions" and "Risk Factors".

Management

As at the date of this Circular, Jacob Verbaas serves as CEO and a director and John Wenger serves as Chief Financial Officer and Corporate Secretary.

The directors and officers of Miata anticipate that they will dedicate approximately the following percentage of their time to the affairs of the Miata in the next 12-month period:

Jacob Verbaas	100%
Daniel Matthews	20%
James Reid	20%
John Wenger	50%

These percentages are estimates only and the time commitment of the directors and officers will vary depending upon Miata's activities.

None of the directors nor officers of Miata have entered into a non-competition or non-disclosure agreement with Miata.

The following biographical information relates to each of the officers and directors of Miata as of the date of this Circular and includes a description of each individual's principal occupation within the past five years.

Jacob Verbaas (Age 38) - CEO and Director

Dr. Verbaas is an exploration geologist with an MSc. from Utrecht University and a PhD from Simon Fraser University. He was previously the VP Exploration for Go Metals Corp. and in his role staked claims for the HSP nickel copper PGE project. He is currently the VP Exploration and interim CEO of Blackbird Critical Metals Corp. (formerly Gama Explorations Inc.), a diversified battery metal explorer. His strengths are target generation, exploration strategy, and acquisitions. In addition, Dr. Verbaas was a founder of CAVU Energy Metals Corp., which was listed on the CSE and acquired by Alpha Copper Corp. in December 2022.  Mr. Verbaas is an independent contractor of Miata.

John Wenger (Age 50) - CFO and Corporate Secretary

Mr. Wenger has recently served as Vice-President, Corporate Strategy and Chief Financial Officer of TSXV-listed Contact Gold Corp. and Chief Financial Officer and Corporate Secretary of Pilot Gold and Chief Financial Officer of CSE-listed Inflection Resources Ltd. Mr. Wenger has been a Chartered Professional Accountant with the Chartered Professional Accountants of British Columbia since 2006. Mr. Wenger is an independent contractor of Miata.

Daniel Matthews (Age 37) - Director

Mr. Matthews is a founder and Managing Partner at Three Peaks Capital Corp. where he oversees corporate affairs. Three Peaks Capital is a merchant bank with a specialty in natural resources and sustainable technologies. Mr. Matthews has ten years of experience in the capital markets and public company management where he has guided several successful financings, listings and M&A transactions. He holds a Juris Doctor and Bachelor of Science from Western University and is a member of the Law Society of British Columbia. In addition, Mr. Matthews was a founder of CAVU Energy Metals Corp., which was listed on the CSE and acquired by Alpha Copper Corp. (CSE: ALCU) in December 2022. Mr. Matthews previously served as a director of Alpha Copper. Mr. Matthews is an independent contractor of Miata.

James Reid (Age 37) - Director

Mr. Reid is a founder and Managing Partner at Three Peaks Capital Corp. where he oversees investment and financing strategies. Three Peaks Capital is a merchant bank with a specialty in natural resources, sustainable technologies, and energy transition opportunities. Mr. Reid has ten years of experience in the capital markets, including roles as a publishing research analyst with a focus on diversified industries and special situations, as well as in institutional equity sales. Mr. Reid is a CPA Charterholder and holds a B. Comm from McGill University. Mr. Reid is an independent contractor of Miata.

Reporting Issuer Experience of the Directors and Officers of Miata

The following table sets out the directors, officers and Promoters of Miata that are, or have been within the last five years, directors, officers or Promoters of other issuers that are or were reporting issuers in any Canadian jurisdiction:

	Name of Reporting Issuer	Exchange or Market	Position	From (mm/yy)	To (mm/yy)
Jacob Verbaas Chief Executive Officer and Director	Flow Metals Corp.	CSE	COO	04/20	02/21
	CAVU Energy Metals Corp.	CSE	CEO and Director	02/21	12/22
	Blackbird Critical Metals Corp. (formerly Gama Explorations Inc.)	CSE	VP Exploration, interim CEO	10/22 08/23	Present
	Discovery Lithium Inc.	CSE	Director	09/23	Present
Daniel Matthews Director	Panorama Capital Corp.	TSXV	Director	12/18	12/21
	CAVU Energy Metals Corp.	CSE	Director	07/20	12/22
	Alpha Copper Corp.	CSE	Director	12/22	12/23
John Wenger Chief Financial Officer and Corporate Secretary	Capella Minerals Limited (formerly, New Dimension Resources Ltd.)	TSXV	Director	03/17	11/19
	Contact Gold Corp.	TSXV	Vice-President, Corporate Strategy and CFO	06/17	04/24
	Inflection Resources Ltd.	CSE	CFO	10/20	5/23
	Eureka Lithium Corp. (formerly, Scout Minerals Corp.)	CSE	CFO	06/22	02/23
	Blackbird Critical Metals Corp. (formerly Gama Explorations Inc.)	CSE	Director	08/23	Present

RISK FACTORS

An investment in the Miata Shares and completion of the proposed Business Combination is subject to certain risks, including the risk factors relating to the Amalgamation under the heading "The Amalgamation - Risk Factors Concerning the Amalgamation" in this Circular and those related to the business of Miata below. Shareholders should carefully consider the risk factors set forth in this Circular and in the MD&A of Miata for the twelve and three months ended March 31, 2024, which is incorporated by reference herein.

General

Miata is in the business of exploring and, if warranted, developing mineral properties, which is a highly speculative endeavor. The securities of Miata should be considered a highly speculative investment and investors should carefully consider all of the information disclosed herein prior to making an investment in Miata's securities. There are trends and factors that may be beyond Miata's control which affect its operations and business. It is not possible for management to predict economic fluctuations and the impact of such fluctuations on its performance. While risk management is part of Miata's transactional, operational and strategic decisions, as well as Miata's overall management approach, risk management does not guarantee that events or circumstances will not occur which could negatively affect Miata's financial condition and performance. No representation is or can be made as to the future performance of Miata and there can be no assurance that Miata will achieve its objectives.

The risks and uncertainties described below are those Miata currently believes to be material, but they are not the only ones faced by Miata. If any of the following risks, or any other risks and uncertainties that have not yet been identified or that Miata currently considers not to be material, actually occur or become material risks, Miata's business, financial condition, results of operations and cash flows, and consequently the price of the Miata Shares, could be materially and adversely affected.  The risks discussed below also include forward-looking statements and the Miata's actual results may differ substantially from those discussed in these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements and Risks" in this Circular.

Risks Related to Mineral Exploration

Exploration Stage Company

Miata's mineral projects are in the exploration stage and without a known body of commercial ore and require extensive expenditures during this exploration stage. Mineral exploration and development involves a high degree of risk which even a combination of experience, knowledge and careful evaluation may not be able to mitigate. The vast majority of properties which are explored are not ultimately developed into producing mines. There is no assurance that the Miata's mineral exploration and development activities will result in any discoveries of commercial bodies of ore.

Mineral Titles

Miata is satisfied that evidence of titles to both the Cabin Lake Property and the Sela Creek Property is adequate and acceptable by prevailing industry standards with respect to the current stage of exploration on the properties. Some of Miata's mineral claims have not yet been surveyed. Miata may face challenges to the title the Cabin Lake Property, the Sela Creek Property, or subsequent properties it may acquire, which may prove to be costly to defend or could impair the advancement of Miata's business plan.

Aboriginal Claims and Consultation

Many lands in Canadian territories in which Miata's current or future properties are situated are or could become subject to Aboriginal land claim to title. The legal nature of Aboriginal land claims is a complex matter. The impact of any such claim on Miata's ownership interests in its properties cannot be predicted with any degree of certainty. The input and cooperation of First Nations and other Aboriginal communities is often sought and negotiated and Miata's ability to pursue exploration, development and mining may be impacted to the extent Miata is unable to conduct successful negotiations. Miata may enter into agreements with First Nations and other Aboriginal communities in order to manage its relationship with those groups but there is no assurance that claims or other assertions of rights by Aboriginal communities or consultation issues will not arise on or with respect to Miata's properties or activities. These could result in significant costs and delays or materially restrict Miata's activities.

Aboriginal rights may be claimed on Crown properties or other types of tenure with respect to which mining rights have been conferred. The Supreme Court of Canada's 2014 decision in Tsilhqot'in Nation v. British Columbia marked the first time in Canadian history that a court has declared First Nations title to lands outside of reserve land. The Cabin Lake Property may now or in the future be the subject of Aboriginal or indigenous land claims. The legal nature of aboriginal land claims is a matter of considerable complexity. The impact of any such claim on Miata's ownership interest in the Cabin Lake Property cannot be predicted with any degree of certainty and no assurance can be given that a broad recognition of Aboriginal rights in the area in which the Cabin Lake Property is located, by way of a negotiated settlement or judicial pronouncement, would not have an adverse effect on Miata's activities. Even in the absence of such recognition, Miata may at some point be required to negotiate with and seek the approval of holders of Aboriginal interests in order to facilitate exploration and development work on the Cabin Lake Property and there is no assurance that Miata will be able to establish a practical working relationship with any First Nations in the area which would allow it to ultimately develop the Cabin Lake Property.

Foreign Operations and Political Risk

The Sela Creek Property is located in Suriname, which exposes Miata to the socioeconomic conditions as well as the laws governing the mining industry in Suriname. Inherent risks with conducting foreign operations include, but are not limited to: risks relating to political stability and changes in laws relating to foreign ownership, government participation, taxation, royalties, duties, rates of exchange, exchange controls, export controls, land use and operational safety, social and labour unrest, and the potential for terrorism or military repression.

Changes, if any, in mining or investment policies, or shifts in political attitude in Suriname, may adversely affect Miata's operations or profitability. Exploration, development and mining of the Sela Creek Property could also be subject to resistance from local residents that could either prevent or delay exploration and development of the Sela Creek Property. Furthermore, in the event of a dispute arising from Miata's activities in Suriname, Miata may be subject to the exclusive jurisdiction of court outside Canada, which could adversely affect the outcome of the dispute.

Miata continues to monitor developments and policies in all the jurisdictions in which it operates and the potential impact such developments and policies may have on its operations; however, they cannot be accurately predicted and could have an adverse effect on Miata's operations or profitability.

Reliance on Local Advisors and Consultants in Suriname

The legal and regulatory requirements in Suriname with respect to conducting mineral exploration and mining activities, banking system and controls, as well as local business culture and practices are different from those in Canada. The officers and directors of Miata must rely, to a great extent, on Miata's local legal counsel and local consultants retained by Miata in order to keep abreast of material legal, regulatory and governmental developments as they pertain to and affect Miata's business operations, and to assist Miata with its governmental relations. Miata also relies on the advice of local experts and professionals in connection with current and new regulations that develop in respect of banking, financing, labour, litigation and tax matters in Suriname. Any developments or changes in such legal, regulatory or governmental requirements or in local business practices are beyond the control of Miata. The impact of any such changes may adversely affect the business of Miata.

Surface Rights

Miata does not control the surface rights over the claims which comprise its mineral properties. If a significant mineralized zone is identified, detailed environmental impact studies will need to be completed prior to initiation of any advanced exploration or mining activities. There is no guarantee that areas needed for mining activities, including potential mine waste disposal, heap leach pads, or areas for processing plants, will be available.

Operating Hazards and Risks

Mineral exploration and development involve risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which Miata has a direct or indirect interest will be subject to hazards and risks normally incidental to exploration, development, and production of minerals, any of which could result in work stoppages, damage to or destruction of property, loss of life and environmental damage. Such risks include, but are not limited to: (i) industrial accidents; (ii) unusual or unexpected rock formations; (iii) structural cave-ins or slides and pitfall, ground or slope failures and accidental release of water from surface storage facilities; (iv) fire, flooding and earthquakes; (v) rock bursts; (vi) metal losses in handling and transport; (vii) periodic interruptions due to inclement or hazardous weather conditions; (viii) environmental hazards; (ix) discharge of pollutants or hazardous materials; (x) failure of processing and mechanical equipment and other performance problems; (xi) geotechnical risks  including the stability of the underground hanging walls and unusual and unexpected geological conditions; (xii) unanticipated variations in grade and other geological problems, water, surface or underground conditions; (xiii) labour disputes or slowdowns; (xiv) work force health issues as a result of working conditions; and (xv) force majeure events, or other unfavourable operating conditions.

These risks, conditions and events could result in: (i) damage to, or destruction of, the value of, the Cabin Lake Property or the Sela Creek Property; (ii) personal injury or death; (iii) environmental damage to the Cabin Lake Property or the Sela Creek Property, surrounding lands and waters, or the properties of others; (iv) delays or prohibitions on mining or the transportation of minerals; (v) monetary losses; and (vi) potential legal liability and any of the foregoing could have a material adverse effect on Miata's business, financial condition, results of operation, cash flows or prospects.

There are also risks related to the reliance on the reliability of current and new or developing technology; the reliance on the work performance of outside consultants, contractors, and manufacturers; changes to labour or material costs; unknown or unanticipated or underestimated costs or expenses; unknown or unanticipated or underestimated additions to the scope of work due to changing or adverse conditions encountered; unexpected variances in the geometry or quality of ore zones; unexpected reclamation requirements or expenses; permitting time lines; unexpected or unknown ground conditions; unexpected changes to estimated parameters utilized to estimate past timelines, projections, or costs; and liquidity risks. An adverse change in any one of such factors, hazards and risks may result in a material adverse effect on Miata's business, financial condition, results of operations, cash flows or prospects.

Miata carries general liability insurance only for its office and early-stage exploration in Canada. The nature of the above noted risks is such that liabilities might exceed any insurance policy limits, the liabilities and hazards might not be insurable, or Miata might not elect to insure ourselves against such liabilities due to high premium costs or other factors. Such liabilities may have a materially adverse effect upon Miata's financial condition.

Speculative Nature of Mineral Exploration

Resource exploration is a speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits that, though present, are insufficient in quantity and quality to return a profit from production. The marketability of minerals acquired or discovered by Miata may be affected by numerous factors which are beyond the control of Miata and which cannot be accurately predicted, such as market fluctuations, the proximity and capacity of milling facilities, mineral markets and processing equipment, and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection, the combination of which factors may result in Miata not receiving an adequate return of investment capital. There is no assurance that Miata's mineral exploration activities will result in any discoveries of commercial bodies of ore. The long-term profitability of Miata's operations will in part be directly related to the costs and success of its exploration programs, which may be affected by a number of factors. Substantial expenditures are required to establish reserves through drilling and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.

Permits and Government Regulations

The future operations of Miata may require permits from various federal, provincial and local governmental authorities and will be governed by laws and regulations governing prospecting, development, mining, production, export, taxes, labour standards, occupational health, waste disposal, land use, environmental protections, mine safety and other matters. There can be no guarantee that Miata will be able to obtain all necessary permits and approvals that may be required to undertake exploration activity or commence construction or operation of mine facilities on the Cabin Lake Property or the Sela Creek Property.

Environmental and Safety Regulations and Risks

Environmental laws and regulations may affect the operations of Miata. These laws and regulations set various standards regulating certain aspects of health and environmental quality. They provide for penalties and other liabilities for the violation of such standards and establish, in certain circumstances, obligations to rehabilitate current and former facilities and locations where operations are or were conducted. The permission to operate can be withdrawn temporarily where there is evidence of serious breaches of health and safety standards, or even permanently in the case of extreme breaches. Significant liabilities could be imposed on Miata for damages, clean-up costs or penalties in the event of certain discharges into the environment, environmental damage caused by previous owners of acquired properties or noncompliance with environmental laws or regulations. In all major developments, Miata generally relies on recognized designers and development contractors from which the Company will, in the first instance, seek indemnities. Miata intends to minimize risks by taking steps to ensure compliance with environmental, health and safety laws and regulations and operating to applicable environmental standards. There is a risk that environmental laws and regulations may become more onerous, making Miata's operations more expensive

Fluctuating Mineral Prices

Miata's revenues in the future, if any, are expected to be in large part derived from the extraction and sale of precious and base minerals and metals, which in turn depend on the results of Miata's exploration on these properties and whether development will be commercially viable or even possible. Factors beyond the control of Miata may affect the marketability of metals discovered, if any. Metal prices have fluctuated widely, particularly in recent years. Consequently, the economic viability of any of Miata's current or future exploration projects cannot be accurately predicted and may be adversely affected by fluctuations in mineral prices.

Competition

The mining industry is intensely competitive in all its phases. Miata competes for the acquisition of mineral properties, claims, leases, and other mineral interests as well as for the recruitment and retention of qualified employees with many companies possessing greater financial resources and technical facilities than Miata. The competition in the mineral exploration and development business could have an adverse effect on Miata's ability to hire or maintain experienced and expert personnel or acquire suitable properties or prospects for mineral exploration in the future.

Social and Environmental Activism Risk

There is an increasing level of public concern relating to the effects of mining on the natural landscape, on communities and on the environment. Certain non-governmental organizations ("NGOs"), public interest groups and NGOs who oppose resource development can be vocal critics of the mining industry. In addition, there have been many instances in which local community groups have opposed resource extraction activities, which have resulted in disruption and delays to the relevant operation. While Miata seeks to operate in a socially responsible manner and believes it has good relationships with local communities in the regions in which it operates, NGOs or local community organizations could direct adverse publicity against and/or disrupt the operations of Miata in respect of one or more of its properties, regardless of its successful compliance with social and environmental best practices, due to political factors, activities of unrelated third parties on lands in which Miata has an interest or Miata's operations specifically. Any such actions and the resulting media coverage could have an adverse effect on the reputation and financial condition of Miata or its relationships with the communities in which it operates, which could have a material adverse effect on Miata's business, financial condition, results of operations, cash flows or prospects.

Uninsurable Risks

In the course of exploration, development and production of mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes may occur. It is not always possible to fully insure against such risks and Miata may decide not to take out insurance against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the securities of Miata.

Infrastructure

Exploration, development and processing activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important elements of infrastructure, which affect access, capital and operating costs.  The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay exploration or development of Miata's mineral properties. If adequate infrastructure is not available in a timely manner, there can be no assurance that the exploration or development of Miata's mineral properties will be commenced or completed on a timely basis, if at all. Furthermore, unusual, or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of necessary infrastructure could adversely affect our operation.

Property Interests

If Miata loses or abandons its interest in the Cabin Lake Property and Sela Creek Property, there is no assurance that it will be able to acquire another mineral property of merit or that such an acquisition would be approved by the CSE. There is also no guarantee that the CSE will approve the acquisition of any additional properties by Miata, whether by way of option or otherwise, should Miata wish to acquire any additional properties. Unless Miata acquires additional property interests, any adverse developments affecting the Cabin Lake Property or Sela Creek Property could have a material adverse effect upon Miata and would materially and adversely affect any profitability, financial performance and results of operations of Miata.

Risks Related to Miata

Limited Operating History

Miata is subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenues. There is no assurance that Miata will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered during these early stages of operations. Miata expects to generate earnings in the near future. The success of Miata will depend entirely on the expertise, ability, judgment, discretion, integrity and good faith of its management.

Reliance on Management

The success of Miata is currently largely dependent on the performance of its directors and officers. Miata is currently in good standing with all high-level consultants and believes that with well managed practices it will remain in good standing. The loss of the services of any of these persons could have a materially adverse effect on Miata's business and prospects. There is no assurance that Miata can maintain the services of its directors, officers or other qualified personnel required to operate its business.

Conflict of Interest

Certain of Miata's directors and officers are, and may continue to be, involved in the mineral exploration industry through their direct and indirect participation in companies, partnerships or joint ventures which are potential competitors of Miata. Situations may arise in connection with potential acquisitions or opportunities where the other interests of these directors and officers may conflict with Miata's interests, including if a dispute arises with the Cabin Lake Property, the Sela Creek Property, or the option agreements connected to those properties. Directors and officers of Miata with conflicts of interest will be subject to and must follow the procedures set out in applicable corporate and securities legislation, regulations, rules, and policies. Notwithstanding this, there may be corporate opportunities which Miata is not able to procure due to a conflict of interest of one or more of Miata's directors or officers.

Liability for Actions of Employees, Contractors and Consultants

Miata could be liable for fraudulent or illegal activity by its employees, contractors and consultants resulting in significant financial losses to claims against Miata.

Miata is exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or disclosure of unauthorized activities to Miata that violates: (i) government regulations; (ii) mining standards; (iii) fraud and abuse laws and regulations; or (iv) laws that require the true, complete, and accurate reporting of financial information or data. It is not always possible for Miata to identify and deter misconduct by its employees and other third parties, and the precautions taken by Miata to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Miata from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Miata, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, the curtailment of Miata's operations or asset seizures, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

Breach of Confidentiality

While discussing potential business relationships or other transactions with third parties, Miata may disclose confidential information relating to the business, operations, or affairs of Miata. Although confidentiality agreements are to be signed by third parties prior to the disclosure of any confidential information, a breach of such confidentiality agreement could put Miata at competitive risk and may cause significant damage to its business. The harm to Miata's business from a breach of confidentiality cannot presently be quantified but may be material and may not be compensable in damages. There can be no assurance that, in the event of a breach of confidentiality, Miata will be able to obtain equitable remedies, such as injunctive relief from a court of competent jurisdiction in a timely manner, if at all, in order to prevent or mitigate any damage to its business that such a breach of confidentiality may cause.

Financial Risk

No Operating Revenue

Miata is in the early stages of its business and has no source of operating revenue.

Negative Operating Cash Flow

Miata reported negative operating cash flows for the year ended March 31, 2023 and the 12-month period ended March 31, 2024. It is anticipated that Miata will continue to report negative operating cash flows in future periods.  It is expected that a portion of Miata's available funds will be used for working capital to fund negative operating cash flows.

Substantial Capital Expenditures Required

Substantial expenditures are required to establish ore reserves through drilling, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining.

Additional Financing

The continued development of Miata will require additional financing. There is no guarantee that Miata will be able to achieve its current business strategy. Miata intends to fund its business objectives by way of additional offerings of equity or debt financing as well as through anticipated positive cash flow from operations in the future. The failure to raise or procure such additional funds or the failure to achieve positive cash flow could result in the delay or indefinite postponement of current business objectives. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, will be on terms acceptable to Miata. If additional funds are raised by offering equity securities, existing shareholders could suffer significant dilution. Miata will require additional financing to fund its operations until positive cash flow is achieved.

Going Concern Risk

Miata's financial statements have been prepared on a going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Miata's future operations are dependent upon the identification and successful completion of equity or debt financings and the achievement of profitable operations at an indeterminate time in the future. There can be no assurances that Miata will be successful in completing equity or debt financings or in achieving profitability. The financial statements do not give effect to any adjustments relating to the carrying values and classifications of assets and liabilities that would be necessary should Miata be unable to continue is a going concern.

The Company's Insurance Policies May Not Be Sufficient to Cover All Claims

Miata's business is subject to a number of risks and hazards generally, including accidents, labour disputes, and changes in the regulatory environment. Such occurrences could result in damage to assets, personal injury or death, delays in operations, monetary losses and possible legal liability. Although Miata intends to continue to maintain insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with its operations. Miata may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability.

Miata may also become subject to liability for pollution or other hazards which may not be insured against or which Miata may elect not to insure against because of premium costs or other reasons. Losses from these events may cause Miata to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Claims and Legal Proceedings

Miata or its directors and officers may be subject to a variety of civil or other legal proceedings, with or without merit. From time to time in the ordinary course of its business, Miata may become involved in various legal proceedings, including commercial, employment and other litigation and claims, as well as governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management's attention and resources and cause Miata to incur significant expenses. Furthermore, because litigation is inherently unpredictable, the results of any such actions may have a material adverse effect on Miata's business, operating results or financial condition.

Internal Control Systems

Miata's internal controls over financial reporting are procedures designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation.

If Miata Cannot Raise Additional Funds, then it May Lose Some or All of its Interest in the Cabin Lake Property or Sela Creek Property

Miata is required to incur work expenditures or make cash-in-lieu payments to maintain its interest in the Cabin Lake Property and Sela Creek Property. Miata's ability to maintain an interest in its material properties may be dependent on its ability to raise additional funds by equity financing. Failure to obtain additional financing may result in Miata being unable to make periodic payments or expenditures required for the maintenance of Miata's interest in the Cabin Lake Property and/or the Sela Creek Property, and could result in a delay or postponement of further exploration or the partial or total loss of Miata's interest in the Cabin Lake Property and/or the Sela Creek Property.

General Inflationary Pressures

Inflationary pressure may affect Miata's labour, commodity, and other input costs, which could affect Miata's financial condition.

Risks Related to the Company's Securities

Price may not Represent Miata's Performance or Intrinsic Fair Value

The market price of a publicly-traded stock is affected by many variables not directly related to the corporate performance of Miata, including the market in which it is traded, the strength of the economy generally, the availability of the attractiveness of alternative investments, and the breadth of the public market for the stock. The effect of these and other factors on the market price of the Miata Shares on the CSE in the future cannot be predicted.

Price Volatility of Publicly Traded Securities

Miata's common shares are currently listed for trading on the CSE. Securities of junior companies have experienced substantial volatility in the past.

Dilution

Future sales or issuances of equity securities could decrease the value of the Miata Shares, dilute shareholders' voting power and reduce future potential earnings per Miata Share. Miata may sell additional equity securities in subsequent offerings (including through the sale of securities convertible into Miata Shares) and may issue additional equity securities to finance our operations, development, exploration, acquisitions or other projects. Miata cannot predict the size of future sales and issuances of equity securities or the effect, if any, that future sales and issuances of equity securities will have on the market price of the Miata Shares. Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the Miata Shares. With any additional sale or issuance of equity securities, investors will suffer dilution of their voting power and may experience dilution in our earnings per Miata Share.

Dividends

Miata has not paid dividends in the past and does not anticipate paying dividends in the near future. Miata expects to retain earnings to finance further growth and, where appropriate, retire debt.

Tax Issues

Income tax consequences in relation to the Miata Shares will vary according to circumstances of each investor. Prospective investors should seek independent advice from their own tax and legal advisers prior to investing in Miata Shares.

MATERIAL CONTRACTS

As at the date of this circular, there are no material contracts other than the Cabin Lake Option Agreement, the 79North Support Agreements, the 79North Lock-Up Agreements, the Escrow Agreement, the Business Combination Agreement, and Amalgamation Agreement, and contracts entered into in the ordinary course of business.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

To the knowledge of Miata, there are no legal proceedings material to Miata to which Miata is or was a party to, or any of its property is or was the subject of, since the beginning of the most recently completed financial year, nor are there any such proceedings known to Miata to be contemplated.

In addition, there have been no penalties or sanctions imposed against Miata by a court relating to provincial and territorial securities legislation or by a securities regulatory authority within the three years immediately preceding the date of this Circular, nor have any other penalties or sanctions been imposed by a court or regulatory body against Miata, and Miata has not entered into any settlement agreements before a court relating to provincial and territorial securities legislation or with a securities regulatory authority within the three years immediately preceding the date of this Circular.

EXECUTIVE COMPENSATION

Named Executive Officers

Set out below are particulars of compensation paid to the directors and the named executive officers of Miata. For the purposes set out below, "Named Executive Officer" or "NEO" means each of the following individuals:

(a) each individual who, during any part of Miata's most recently completed financial year, served as Miata's chief executive officer ("CEO"), including an individual performing functions similar to a chief executive officer;

(b) each individual who, during any part of Miata's most recently completed financial year, served as Miata's chief financial officer ("CFO"), including an individual performing functions similar to a chief executive officer;

(c) in respect of Miata and its subsidiaries, the most highly compensated executive officer other, than the CEO and the CFO, at the end of the most recently completed financial year whose total compensation was more than $150,000 for that financial year; and

(d) each individual who would be a named executive officer under paragraph (c) above but for the fact that the individual was not an executive officer of Miata, and was not acting in a similar capacity, at the end of that financial year.

During the financial year ended March 31, 2023, Miata had two NEOs being Jacob Verbaas, the current CEO, and Mathew Lee who served as CFO of Miata from August 31, 2022 until November 21, 2023. Miata's current CFO, John Wenger, was appointed on December 6, 2023.

Director and Named Executive Officer Compensation, excluding compensation securities

The following table is a summary of compensation (excluding compensation securities) paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, by Miata, or a subsidiary of Miata, to each NEO and director, for services provided and for services to be provided, directly or indirectly to Miata or a subsidiary of Miata, for each of Miata's two most recently completed financial years.

Table of compensation excluding compensation securities
Name and position	Year Ended March 31	Salary, consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)	Value of all other compensation ($)	Total compensation ($)
Jacob Verbaas(1)(2) British Columbia Chief Executive Officer and Director	2023 2022	3,818 Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	3,818 Nil
John Wenger (3) British Columbia Chief Financial Officer and Corporate Secretary	2023 2022	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Daniel Matthews British Columbia Director	2023 2022	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
James Reid British Columbia Director	2023 2022	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Mathew Lee(4) British Columbia, Canada Former Chief Financial Officer	2023 2022	5,193 Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	5,193 Nil

Notes:

(1) Mr. Verbaas' total compensation was nil for the year ended 2022 and $3,818 for the year ended 2023 for his position as CEO. Mr. Verbaas' total compensation was nil for the year ended 2022 and nil for the year ended 2023 for his position as a director of Miata.

(2) Mr. Verbaas was appointed as CEO of Miata on August 25, 2022, and was elected as a director of Miata on January 25, 2023.

(3) Mr. Wenger was appointed as CFO & Corporate Secretary of Miata on December 6, 2023.

(4) Mr. Lee served as CFO of Miata from August 31, 2022 until November 21, 2023. Mr. Lee was compensated through monthly payments of $6,000 to Manning Lee Management Ltd. for providing CFO and financial reporting services. Mr. Lee controls Manning Lee Management Ltd.

Compensation Discussion and Analysis

It is expected that in the future the directors and officers of Miata will be granted, from time to time, incentive Awards in accordance with the Miata Omnibus Plan. See "Options to Purchase Securities" for a summary of the terms of the Miata Omnibus Plan.  Given Miata's size and its stage of development, Miata has not appointed a compensation committee or formalized any guidelines with respect to compensation at this time. The Miata Board may consider appointing such a committee and adopting such guidelines. Miata currently relies solely on the Miata Board's discussion without any formal objectives, criteria and analysis to determine the amount of compensation payable to directors and all officers of Miata.

Stock Options and Other Compensation Securities

No compensation securities were granted or issued to the directors and NEOs by Miata in the most recently completed financial year ended March 31, 2023 for services provided or to be provided, directly or indirectly, to Miata.

As at Miata's most recently completed financial year ended March 31, 2023, none of the NEOs or directors of Miata held any compensation securities.

No compensation securities were exercised by a director or NEO during Miata's most recently completed financial year.

Please refer to the heading "Options to Purchase Securities" for details regarding stock options granted to directors and NEOs pursuant to the Miata Omnibus Plan subsequent to the year ended March 31, 2023.

Option Plans and Other Incentive Plans

Miata adopted the Miata Omnibus Plan to assist Miata in attracting, retaining and motivating directors, officers, employees, consultants and contractors of Miata and to closely align the interests of such service providers with the interests of Miata.

As at the date of this Circular, there are 3,235,000 outstanding Options of Miata, of which an aggregate of 2,075,000 have been granted or issued to the directors and NEOs by Miata. For information about the Miata Omnibus Plan, refer to the heading "Options to Purchase Securities" above.

The Miata Omnibus Plan was approved by the Miata Board on May 12, 2023 and became effective on July 12, 2023. The Miata Omnibus Plan will be placed before Miata's shareholders for approval at its next annual general meeting of shareholders.

External Management Companies

Miata is not party to any agreement or arrangement under which compensation was provided during Miata's most recently completed financial year or is payable in respect of services provided to Miata or any of its subsidiaries that were performed by a director or NEO, or performed by any other party but are services typically provided by a director or a NEO or a person performing services of a similar capacity.

Employment, Consulting and Management Agreements

Other than as disclosed herein, Miata does not have any agreement or arrangement under which compensation was provided during the most recently completed financial year or is payable in respect of services provided to Miata or any of its subsidiaries that were performed by a director or NEO, or performed by any other party but are services typically provided by a director or a NEO.

As at Miata's most recently completed financial year ended March 31, 2023, Miata had an agreement with Manning Lee Management Ltd., a company controlled by Miata's former CFO, Mathew Lee, to provide CFO and financial reporting services for $6,000 per month.

Oversight and Description of Director and Named Executive Officer Compensation

Miata, at its present stage, does not have any formal objectives, criteria and analysis for determining the compensation of its directors and officers and primarily relies on the discussions and determinations of the Miata Board. When determining individual compensation levels for Miata's NEOs, a variety of factors will be considered including: the overall financial and operating performance of Miata, each NEO's individual performance and contribution towards meeting corporate objectives and each NEO's level of responsibility and length of service.

Miata's executive compensation is intended to be consistent with Miata's business plans, strategies and goals, including the preservation of working capital as Miata seeks to complete its listing on the CSE.  Miata's executive compensation program is intended to provide appropriate compensation that permits Miata to attract and retain highly qualified and experienced senior executives and to encourage superior performance by Miata. Miata's compensation policies are intended to motivate individuals to achieve and to award compensation based on corporate and individual results.

Miata does not have any arrangements, standard or otherwise, pursuant to which directors are compensated by Miata for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as consultants or experts. The Miata Board intends to compensate directors primarily through the grant of Awards under the Miata Omnibus Plan and reimbursement of expenses incurred by such persons acting as directors of Miata.

Pension Disclosure

Miata does not have in place any pension plans that provide for payments or benefits at, following, or in connection with retirement.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

There exists no indebtedness of the directors or executive officers of Miata or any of their associates, to Miata, nor is any indebtedness of any of such persons to another entity the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Miata.

PROMOTERS

Jacob Verbaas, CEO and director of Miata and Daniel Matthews, director of Miata, may be considered Promoters of Miata within the meaning of applicable securities legislation. As of the date of this Circular, Jacob Verbaas owns 600,000 Miata Shares, which represents approximately 1.85% of the outstanding Miata Shares as at the date of this Circular. Assuming exercise of 800,000 stock options and 1,500,000 2022 Warrants held by Mr. Verbaas, Mr. Verbaas would own 2,900,000 Miata Shares, representing approximately 8.33% of the outstanding Miata Shares, on a partially-diluted basis. As at the date of this Circular, Mr. Verbaas has received an aggregate of $17,550 in cash from Miata as compensation for his services as CEO and related to consulting services provided to Miata regarding the Cabin Lake Property. As at the date of this Circular, Daniel Matthews owns 2,024,200 Miata Shares, representing approximately 6.23% of the outstanding Miata Shares. Assuming exercise of 825,000 stock options controlled by Mr. Matthews, Mr. Matthews would own or have control or direction over, directly or indirectly, 2,8549,200 Miata Shares, representing approximately 8.57% of the outstanding Miata Shares, on a partially-diluted basis. As at the date of this Circular, Mr. Matthews has received an aggregate of nil in cash from Miata as compensation for his services as a director.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as set forth herein, there are no material interests, direct or indirect, of directors or executive officers of Miata, of any Shareholder who beneficially owns or exercises control or direction over, directly or indirectly, more than 10% of the outstanding Miata Shares, or any other Informed Person (as such term is defined in National Instrument 51-102 - Continuous Disclosure Obligations) or any known associate or affiliate of such persons or companies, in any transaction within the two most recently completed financial years or during the current financial that has materially affected or would materially affect Miata or any of its subsidiaries.

AUDIT COMMITTEE

Pursuant to the Section 224(1) of the BCBCA and National Instrument 52-110 of the Canadian Securities Administrators ("NI 52-110"), Miata is required to have an audit committee (the "Audit Committee") comprised of not less than three directors, a majority of whom are not officers, control persons or employees of Miata or an affiliate of Miata. NI 52-110 requires Miata as a venture issuer, to disclose annually its information circular certain information concerning the composition of the Audit Committee and its relationship with its independent auditor, as set forth below.

Audit Committee Charter

The Audit Committee's charter is attached as Exhibit "A" to this Schedule "D".

Composition of Audit Committee and Independence

Miata's Audit Committee is composed of the following:

Name	Independence(1)	Financial Literacy(2)
Jacob Verbaas	Not Independent	Financially Literate
Daniel Matthews	Independent	Financially Literate
James Reid(3)	Independent	Financially Literate

Notes:

(1) A member of an audit committee is independent if, in addition to meeting other regulatory requirements, the member has no direct or indirect material relationship with Miata, which could, in the view of the Board, reasonably interfere with the exercise of a member's independent judgment pursuant to NI 52-110.

(2) An individual is financially literate if they have the ability to read and understand a set of financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by Miata's financial statements.

(3) James Reid is the chair of the Audit Committee.

Relevant Education and Experience

Each member of Miata's Audit Committee has adequate education and experience that is relevant to his performance as an Audit Committee member and, in particular, the requisite education and experience that have provided the member with:

(a) an understanding of the accounting principles used by Miata to prepare its financial statements and the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and provisions;

(b) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by Miata's financial statements, or experience actively supervising individuals engaged in such activities; and

(c) an understanding of internal controls and procedures for financial reporting.

See "Directors and Executive Officers" for further details of each audit committee member's relevant experience.

Audit Committee Oversight

At no time since the commencement of Miata's most recently completed financial period, has a recommendation of the Audit Committee to nominate or compensate an external auditor not been adopted by the Miata Board.

Reliance on Certain Exemptions

Since the commencement of Miata's most recently completed financial year, Miata has not relied on the exemptions contained in Section 2.4, 6.1.1(4), 6.1.1(5), 6.1.1(6), or Part 8 of NI 52-110.

Pre-Approval Policies and Procedures

The Audit Committee has not adopted specific policies and procedures for the engagement of non-audit services.

Audit Fees

Set forth below are details of certain service fees paid to Miata's former external auditor, Stern & Lovrics LLP, for audit services since incorporation on July 12, 2021 and the year ended March 31, 2023:

Nature of Services	Fees billed by the Auditor for the period from incorporation on July 12, 2021 to March 31, 2022 and the year ended March 31, 2023
Audit Fees(1)	$6,500
Audit-Related Fees(2)	Nil
Tax Fees(3)	$1,500
All Other Fees(4)	Nil
TOTAL:	$7,500

Notes:

(1) "Audit Fees" include fees necessary to perform the annual audit and quarterly reviews of Miata's financial statements. Audit Fees include fees for review of tax provisions and for accounting consultations on matters reflected in the financial statements. Audit Fees also include audit or other attest services required by legislation or regulation, such as comfort letters, consents, reviews of securities filings and statutory audits.

(2) "Audit-Related Fees" include services that are traditionally performed by the auditor. These audit-related services include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.

(3) "Tax Fees" include fees for all tax services other than those included in "Audit Fees" and "Audit-Related Fees". This category includes fees for tax compliance, tax planning and tax advice. Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(4) "All Other Fees" include all other non-audit services.

CORPORATE GOVERNANCE DISCLOSURE

The Miata Board believes that good corporate governance improves corporate performance and benefits all shareholders. National Policy 58-201- Corporate Governance Guidelines provides non-prescriptive guidelines on corporate governance practices for reporting issuers such as Miata. In addition, NI 58-101 prescribes certain disclosure by Miata of its corporate governance practices. This disclosure, as it applies to Miata, is presented below.

Board of Directors

Directors are considered to be independent if they have no direct or indirect material relationship with Miata. A material relationship is a relationship which could, in the view of the Miata Board, be reasonably expected to interfere with the exercise of a director's independent judgment.

All members of the Miata Board are considered to be independent, except for Jacob Verbaas. Mr. Verbaas is not considered to be independent as he is the Chief Executive Officer of Miata.

The Miata Board facilitates its independent supervision over management by having regular board meetings and by establishing and implementing prudent corporate governance policies and procedures.

Directorships

The following directors of Miata are also current directors of other reporting issuers as stated:

Name of Director	Name of Other Reporting Issuer
Jacob Verbaas	Discovery Lithium Inc.
Daniel Matthews	Alpha Copper Corp.
James Reid	N/A

Orientation and Continuing Education

The Miata Board does not have a formal policy relating to the orientation of new directors and continuing education for directors. The appointment of a new director is a relatively infrequent event in Miata's affairs, and each situation is addressed on its merits on a case-by-case basis. Miata has a relatively restricted scope of operations, and most candidates for Miata Board positions will likely have past experience in the healthcare industry; they will likely be familiar with the operations of a healthcare company of the size and complexity of Miata. The Miata Board, with the assistance of counsel, keeps itself appraised of changes in the duties and responsibilities of directors and deals with material changes of those duties and responsibilities as and when the circumstances warrant. The Miata Board will implement an informal orientation program for new directors that suits their relative experiences. The Miata Board will evaluate these positions, and if changes appear to be justified, formal policies will be developed and followed.

Board meetings are generally held at Miata's offices and, from time to time, are combined with presentations by management to give the directors additional insight into Miata's business. In addition, management makes itself available for discussion with the Miata Board members.

Assessments

The Miata Board monitors the adequacy of information given to directors, communication between the Miata Board and management and the strategic direction and processes of the Miata Board and its committees.

Ethical Business Conduct

The Miata Board has found that the fiduciary duties placed on individual directors by Miata's governing corporate legislation and the common law and the restrictions placed by applicable corporate legislation on an individual director's participation in decisions of the Miata Board in which the director has an interest have been sufficient to ensure that the Miata Board operates independently of management and in the best interests of Miata.

Nomination of Directors

The Miata Board will consider its size each year when it considers the number of directors to recommend to the shareholders for election at the annual meeting of shareholders, taking into account the number required to carry out the Miata Board duties effectively and to maintain a diversity of views and experience.

The Miata Board does not have a nominating committee, and these functions are currently performed by the Miata Board as a whole. However, if there is a change in the number of directors required by Miata, this policy will be reviewed.

Compensation

Management will conduct an annual review of the compensation of Miata's directors and executive officers and make recommendations to the Miata Board. The Miata Board determines compensation for the directors and executive officers.

Other Board Committees

The Miata Board has no other committees other than the Audit Committee.

The members of the Audit Committee are James Reid (Chair), Jacob Verbaas, and Daniel Matthews.

Board Assessments

Miata does not conduct formal assessments of the Miata Board or its committees as it is at an early stage of development and believes that it can assess Miata Board and committee performance informally through discussions at board meetings, with input from management.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditor of Miata is Dale Matheson Carr-Hilton Labonte LLP of 1500 - 1140 West Pender St., Vancouver, BC V6E 4G1.

The registrar and transfer agent of the Common Shares is Odyssey Trust Company of #350, 409 Granville Street, Vancouver, British Columbia, V6C 1T2.

INTERESTS OF EXPERTS

Kristian Whitehead, P.Geo, consulting geologist prepared the Cabin Lake Technical Report for Miata, from which technical and scientific information relating to the Cabin Lake Property in this Circular has been derived. Mr. Whitehead has no interest in Miata, Miata's securities or the Cabin Lake Property. Mr. Whitehead held, directly or indirectly, less than one percent of Miata's issued and outstanding common shares at the time of the preparation of the Cabin Lake Technical Report. Mr. Whitehead has reviewed and approved the technical and scientific information include in this Circular, which has been summarized from the Cabin Lake Technical Report.

Miata's former auditors were Stern & Lovrics LLP, Chartered Professional Accountants, who prepared an independent auditor's report dated June 30, 2023 in respect of Miata's financial statements for the year ended March 31, 2023 and for the period from incorporation (July 12, 2021) to March 31, 2022. As of the date of this Circular, Stern & Lovrics LLP has informed Miata that it is independent of Miata in accordance with the Code of Professional Conduct of the Chartered Professionals Accountants of British Columbia.

No director, officer, partner or employee of any of the aforementioned companies and partnerships is currently expected to be elected, appointed or employed as a director, officer or employee of Miata or of any associates or affiliates of Miata.

OTHER MATERIAL FACTS

Other than as disclosed herein, to management's knowledge, there are no further material facts or particulars in respect of the securities previously issued by Miata that are not already disclosed herein that are necessary to be disclosed for this Schedule to contain full, true and plain disclosure of all material facts relating to such securities.

ADDITIONAL INFORMATION

Additional information, including directors' and officers' remuneration and indebtedness, principal holders of Miata Shares and securities authorized for issuance under equity compensation plans, is contained in the Miata Prospectus, which is incorporated herein.

Additional financial information is provided in the Financial Statements and MD&A of Miata.  Documents affecting the rights of securityholders, along with other information relating to Miata, may be found on the System for Electronic Document Analysis and Retrieval (SEDAR+), which can be accessed at www.sedarplus.ca, and, upon request, Miata will promptly provide a copy of any such document free of charge to a Miata Shareholder.

MIATA METALS CORP.

(the "Company")

Exhibit "A"
Audit Committee Charter

The primary function of the audit committee (the "Audit Committee") is to assist the Company's board of directors (the "Board") in fulfilling its financial oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to regulatory authorities and shareholders, the Company's systems of internal controls regarding finance and accounting, and the Company's auditing, accounting and financial reporting processes. Consistent with this function, the Committee will encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels.

The Committee's primary duties and responsibilities are to:

  serve as an independent and objective party to monitor the Company's financial reporting and internal control systems and review the Company's financial statements;
  review and appraise the performance of the Company's external auditors; and
  provide an open avenue of communication among the Company's auditors, financial and senior management and the Board.

Composition

The Audit Committee shall be comprised of three directors as determined by the Board, the majority of whom shall be free from any relationship that, in the opinion of the Board, would reasonably interfere with the exercise of his or her independent judgement as a member of the Audit Committee. At least one member of the Audit Committee shall have accounting or related financial management expertise. All members of the Audit Committee that are not financially literate will work towards becoming financially literate to obtain a working familiarity with basic finance and accounting practices. For the purposes of this Audit Committee Charter, the definition of "financially literate" is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can presumably be expected to be raised by the Company's financial statements. The members of the Audit Committee shall be elected by the Board at its first meeting following the annual shareholder's meeting.

Meetings

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee will meet at least annually with the Chief Financial Officer and the external auditors in separate sessions.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

(a) Review and update this Audit Committee Charter annually.

(b) Review the Company's financial statements, MD&A and any annual and interim earnings, press releases before the Company publicly discloses this information and any reports or other financial information (including quarterly financial statements), which are submitted to any governmental body, or to the public, including certification, report, opinion, or review rendered by the external auditors.

(c) Confirm that adequate procedures are in place for the review of the Company's public disclosure of financial information extracted or derived from the Company's financial statements.

External Auditors

(a) Review annually, the performance of the external auditors who shall be ultimately accountable to the Board and the Audit Committee as representatives of the shareholders of the Company.

(b) Obtain annually, a formal written statement of the external auditors setting forth all relationships between the external auditors and the Company, consistent with the Independence Standards Board Standard 1.

(c) Review and discuss with the external auditors any disclosed relationships or services that may impact the objectivity and independence of the external auditors.

(d) Take, or recommend that the full Board, take appropriate action to oversee the independence of the external auditors.

(e) Recommend to the Board the selection and compensation and, where applicable, the replacement of the external auditors nominated annually for shareholder approval.

(f) At each meeting, consult with the external auditors, without the presence of management, about the quality of the Company's accounting principles, internal controls and the completeness and accuracy of the Company's financial statements.

(g) Review and approve the Company's hiring policies regarding partners, employees and former partners and employees of the present and former external auditors of the Company.

(h) Review with management and the external auditors the audit plan for the year-end financial statements and intended template for such statements.

(i) Review and pre-approve all audit and audit-related services and the fees and other compensation related thereto, and any non-audit services, provided by the Company's external auditors. The preapproval requirement is waived with respect to the provision of non-audit services if:

i. the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of fees paid by the Company to its external auditors during the fiscal year in which the non-audit services are provided;

ii. such services were not recognized by the Company at the time of the engagement to be non-audit services; and

iii. such services are promptly brought to the attention of the Committee by the Company and approved prior to the completion of the audit by the Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee. Provided the pre-approval of the non-audit services is presented to the Audit Committee's first scheduled meeting following such approval, such authority may be delegated by the Audit Committee to one more independent members of the Audit Committee.

Financial Reporting Processes

(a) In consultation with the external auditors, review with management the integrity of the Company's financial reporting process, both internal and external.

(b) Consider the external auditors' judgements about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

(c) Consider and approve, if appropriate, changes to the Company's auditing and accounting principles and practices as suggested by the external auditors and management.

(d) Review significant judgements made by management in the preparation of the financial statements and the view of the external auditors as to appropriateness of such judgements.

(e) Following completion of the annual audit, review separately with management and the external auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

(f) Review any significant disagreement among management and the external auditors in connection with preparation of the financial statements.

(g) Review with the external auditors and management the extent to which changes and improvements in financial or accounting practices have been implemented.

(h) Review any complaints or concerns about any questionable accounting, internal accounting controls or auditing matters.

(i) Review certification process.

(j) Establish a procedure for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Other

Review any related-party transactions

SCHEDULE "E"

INFORMATION CONCERNING THE COMBINED COMPANY

The following is a summary of the Combined Company, its business and operations, which should be read together with the more detailed information and financial data and statements contained elsewhere in this Circular.

Unless the context otherwise requires, all references in this Schedule "E" to "Combined Company" means "Miata Metals Corp." upon completion of the Business Combination and all references to "Common Shares" means common shares in the capital of the Combined Company upon completion of the Business Combination. Certain other terms used in this Schedule "E" that are not otherwise defined herein are defined under "Glossary of Terms" in the Circular to which this Schedule "E" is attached.

Any statement contained in the Circular or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of the Circular, to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  Any statement so modified or superseded shall not constitute a part of this Circular, except as so modified or superseded.

Corporate Structure

Name, address and Incorporation

On completion of the Business Combination, Amalco will be a wholly-owned subsidiary of the Combined Company governed by the laws of the Province of Ontario. The Combined Company will be governed by the laws of the Province of British Columbia and continue the operations of Miata and 79North.

It is expected that the business operations of the Combined Company will be managed from Miata's current head office located at 2133-1177 W Hastings St. Vancouver, British Columbia, V6E 2K3, Canada, and its registered and records office will continue to be located at Suite 1200 - 750 West Pender Street, Vancouver British Columbia, V6C 2T8.

Intercorporate Relationships

At the Effective Time, 79North and Subco will be amalgamated and will continue as Amalco subject to the terms and conditions of the Business Combination Agreement. As a result, the Combined Company will directly own all of the issued and outstanding Amalco Shares.

The following diagram sets forth the corporate structure of the Combined Company following the Business Combination:

Description of the Business of the Combined Company

On completion of the Business Combination, the Combined Company will focus on the acquisition, exploration, and development of mineral properties. The Combined Company's material mineral properties will consist of the following:

1. the Cabin Lake Property in British Columbia; and

2. the Sela Creek Property in southern Suriname.

The Combined Company will carry on the business operated by Miata and 79North and its efforts will be directed at the identification, acquisition, evaluation and exploration of mineral properties, with the specific objective of focusing on the exploration of the Cabin Lake Property and the Sela Creek Property.

Cabin Lake Property

See "Information Concerning Miata Metals Corp. - Material Mining Properties" in Schedule "D" to this Circular for further information regarding the Combined Company's Cabin Lake Property.

Sela Creek Property

See "Technical Disclosure of the Sela Creek Property" in Schedule "F" to this Circular for technical information regarding the Combined Company's Sela Creek Property.

The Sela Creek Property is an exploration stage mineral property which consists of two gold concessions in southern Suriname held by Sela Kriki Okanisi Resources N.V (the "Sela Creek Optionor"): one exploitation concession covering approximately 10,000 hectares (GMD no. 497/19), and one expired exploration concession covering approximately 10,000 hectares (GMD no. 490/19). The Sela Creek Optionor has applied for the expired exploration concession to be converted to an exploitation concession with the geological and mining survey of Suriname.

On August 23, 2024, Miata, Miata's subsidiary Miata Suriname, and the Sela Creek Optionor entered into an option agreement (the "Sela Creek Option Agreement") in which Miata was granted an option, subject to the Sela Creek NSR (defined below), on the Sela Creek Property to acquire up to a 100% interest in the Sela Creek Property by making aggregate cash payments of US$950,000, incurring US$2,000,000 in exploration expenditures on the Sela Creek Property, and issuing Miata Shares (or Combined Company Shares, as applicable) with a cash value of US$450,000. As at the date of this Circular, Miata has paid US$100,000 and issued nil Miata Shares to the Sela Creek Optionor.

Sela Creek Option Agreement

On August 23, 2024 (the "Sela Creek Effective Date"), Miata, Miata's subsidiary Miata Suriname, and the Sela Creek Optionor entered into an option agreement (the "Sela Creek Option Agreement"), pursuant to which will Miata, through Miata Suriname, was granted an option to acquire an up to 100% interest in the Sela Creek Property, subject to a 2.0% net smelter returns royalty (the "Sela Creek NSR"), for the following consideration:

(a)  Paying US$950,000 in cash to the Sela Creek Optionor as follows:

i) US$55,000 as a deposit before the Sela Creek Effective Date (paid by Miata);

ii) US$45,000 within five Business Days of the Sela Creek Effective Date (paid by Miata);

iii) US$100,000 within 12 months of the Sela Creek Effective Date;

iv) US$250,000 within 24 months of the Sela Creek Effective Date; and

v) US$500,000 within 36 months of the Sela Creek Effective Date.

(collectively, the "Sela Creek Cash Payments")

(b)  Issuing Miata Shares/Combined Company Shares with an aggregate cash value of US$450,000, to be registered in the name of the Sela Creek Optionor and issuable as follows:

i) US$50,000 worth of Miata Shares within 5 Business Days of the Sela Creek Effective Date (issued by Miata);

ii) US$100,000 worth of Miata Shares/Combined Company Shares within 12 months of the Sela Creek Effective Date;

iii) US$150,000 worth of Miata Shares/Combined Company Shares within 24 months of the Sela Creek Effective Date; and

iv) US$150,000 worth of Miata Shares/ Combined Company Shares within 36 months of the Sela Creek Effective Date.

(collectively, the "Sela Creek Share Payments")

(c)  Incurring a minimum of US$2,000,000 in exploration expenditures on the Sela Creek Property as follows:

i) a minimum of US$1,000,000 within 24 months of the Sela Creek Effective Date; and

ii) a minimum of US$1,000,000 within 36 months of the Sela Creek Effective Date.

(collectively, the "Sela Creek Expenditures").

Miata and the Sela Creek Optionor have agreed that the value of the foregoing Miata Shares/ Combined Company Shares will be determined based on the volume weighted average trading price of the Miata Shares/Combined Company Shares on the CSE for the five days prior to the relevant issuance date. The Miata Shares/Combined Company Shares issuable to the Sela Creek Optionor will be subject to resale restrictions for a period of four months and may be subject to additional restrictions imposed by applicable securities laws and the policies of the CSE.

The parties to the Sela Creek Option Agreement are arms-length and as such Miata has determined that the Sela Creek Option Agreement is not a related party transaction under International Accounting Standard 24, Related Party Disclosures.

The Combined Company will have the right to purchase (i) one-half percent (0.5%) of the Sela Creek NSR, for a cash payment of US$500,000, and (ii) an additional one-half percent (0.5%) of the Sela Creek NSR for US$2,500,000.

If the Combined Company fails to incur the Sela Creek Expenditures by the end of the day on which the same was due to be incurred, the Combined Company may, at any time within 45 days of that day, make a cash payment to the Sela Creek Optionor in an amount equal to the deficiency in the Sela Creek Expenditures. Any cash payment so made will be deemed to have been Sela Creek Expenditures duly and properly incurred in an amount equal to the cash payment.

The Combined Company, or an affiliate of the Combined Company, will be the operator of Sela Creek after the Amalgamation and during the term of the Sela Creek Option Agreement, subject to terms and conditions of the Sela Creek Option Agreement, the Combined Company or its affiliate shall have full right, power and authority to do everything necessary or desirable to determine the manner of exploration and development of the Sela Creek Property and, without limiting the generality of the foregoing, the right, power and authority to regulate access to the Sela Creek Property, employ and engage such employees, agents and independent contractors as the Combined Company may consider necessary, execute all documents, deeds and instruments, do or cause to be done all such acts and things and give all such assurances as may be necessary to maintain good and valid title to the Sela Creek Property, and conduct such title examination and cure such title defects as may be advisable in the reasonable judgment of the Combined Company. The Sela Creek Optionor retains the right to conduct alluvial and surface operations on the Sela Creek Property, to a depth of 30 meters, with the consent of the Combined Company and until the full option is exercised.

Miata or the Combined Company, as applicable, may, at any time prior to its exercise in full of the option, terminate the Sela Creek Option Agreement on 30 days' written notice to the Sela Creek Optionor. In addition, the Sela Creek Optionor may terminate the Sela Creek Option Agreement at any time if Miata or Miata Suriname fails to perform any obligation required to be performed by it thereunder, and such breach has not been cured within 30 days of the Sela Creek Optionor providing the applicable party notice of such breach.

Pursuant to the terms of the Sela Creek Option Agreement, if the agreement is terminated by any party prior to Miata or the Combined Company's full exercise of the option, if Miata/the Combined Company has made at least US$200,000 of the Sela Creek Cash Payments and has issued at least US$150,000 of Miata Shares/Combined Company Shares to the Sela Creek Optionor, then Miata/the Combined Company is deemed to have earned a 1.0% net smelter returns royalty.

Further, if the Sela Creek Option Agreement is terminated by any party prior to Miata or the Combined Company's full exercise of the option, if Miata/ the Combined Company has made at least US$450,000 of the Sela Creek Cash Payments and has issued at least US$300,000 of Miata Shares/Combined Company Shares to the Sela Creek Optionor, then Miata/ the Combined Company is deemed to have earned a 2.0% net smelter returns royalty.

Emerging Markets Disclosure

Suriname is considered an emerging market under OSC Staff Notice 51-720.The following section is prepared with regard for OSC Staff Notice 51-720 - Issuer Guide for Companies Operating in Emerging Markets. For additional discussion about emerging market disclosure matters, please see section titled "Risk Factors" in Schedule "D" to this Circular.

1. Business and Operating Environment

The Sela Creek Property is located in the Republic of Suriname ("Suriname"), an emerging market. The Suriname legal system is based on the Dutch civil law system. The system is structured by way of a separation of powers. The parliament and the government are afforded legislative powers, the government has the executive powers, and the judiciary is headed by the Court of Justice, the highest court of Suriname. The Civil Code of Suriname is the main body of law within the country. Given the shortage of active appointed judges, most procedures face serious delays and mediation remains the preferred method of dispute resolution. Corporate tax rates within Suriname are fairly high (upwards of 30% and as high as approximately 37%) and the country maintains tax treaties with the Netherlands.

Exploration and mining activities are managed by the Suriname Ministry of Natural Resources and the Geology and Mining Department (GMD) within the Ministry, according to the Mining Code of 1986 (Decree E-58, 1986). A draft of a new mining law is in progress.

There are four types of mineral rights that can be granted under the Decree E-58 including: (1) "Rights of Reconnaissance" (up to 200,000 ha), (2) "Rights of Exploration" (up to 40,000 ha), (3) "Rights of Exploitation" (up to 10,000 ha), and (4) "Right of Small-Scale Mining" (up to 200 ha).

Exploitation concessions allow for the mining of gold and other minerals, if included. The exploitation concessions that comprise the Sela Creek Project will fall under the following rules and regulations in Suriname with regards to production:

1. "Mining Decree" E-58 (SB 1986 no. 28) - general rules concerning the exploration and exploitation of minerals;

2. Decisions of the State May 11, 1989 (SB 1989 No. 39 and 40); (as last amended by SB 1997 No. 44);

3. Brokopondo agreement pertaining to the law January 25, 1958 (GB No. 4) and the Act of August 3, 1977 No.8821 (Bulletin No.45); and

4. "Economic Offences Act of January 9, 1986" (SB 1986 No.2, as amended by SB 2008 No. 55).

The extension of the right of exploitation are possible if certain prescribed terms and conditions are met and duly fulfilled by the applicant, subject to the discretion of the Minister of Natural Resources. The renewal applications must be made at least 30 (thirty) days before the expiration of concession rights. Production is allowed under the current exploitation licence.

The Combined Company, through certain of its foreign subsidiaries, have or had agreements to earn interests in the Nassau gold project and the Sela Creek Property, both located in Suriname, South America. The Combined Company's subsidiaries, Sumin Mines N.V., Sumin Delfstoffen N.V., Sandpiper Goldmines N.V., and Integral Agricultural and Mining Industries N.V., and Miata Metals Suriname N.V. (together, the "Suriname Subsidiaries") are subject to the corporate laws of Suriname and its legal framework. As at the date of this Circular, there are no known restrictions under Suriname law that would prevent the Combined Company's ownership of the Suriname Subsidiaries or the ability of the Combined Company to operate these subsidiaries.

The Combined Company will engage professional advisors (legal, financial, and technical) who have relavent expertise and experience in the political, legal and cultural realities of Suriname on an as-needed basis. The Combined Company has engaged the services of Suriname-based Advocatenkantoor Kraag, a business law firm to assist the Combined Company with local matters. The Combined Company's management team has a working knowledge of Suriname's local legal, regulatory, and political landscape.

The Combined Company may maintain small amounts of cash balances within Suriname but otherwise anticipates transferring funds into the country as and when required and utilizing electronic payments. The Combined Company anticipates managing the credit risk of the Surinamese banks by centralizing custody, control and management of its surplus cash resources in Canada at the corporate office via bank accounts domiciled in Canada.

2. Language and Cultural Differences

In the majority of cases, business discussions with the Surinamese government are conducted in English. Many of the senior members of the Surinamese government speak English. In instances where Surinamese Dutch is preferred in dealing with the Surinamese government, the Combined Company, directors or management will engage interpreters to assist, as required. However, all government documents are drafted in Dutch, and books, records, key documents, material contracts or bank documents may be in either Dutch or English. The Combined Company's proposed CEO, Jacob Verbaas, is fluent in Dutch. Additionally, and as needed, the Combined Company will employ native-speaking consultants to translate and assist with the preparation of any local documents.

It is anticipated that differences in cultures and practices between Canada and Suriname will be addressed by employing competent consultants and advisors in the local jurisdictions who are familiar with the local laws, business culture and standard practices, have local language proficiency, are experienced in working in that jurisdiction and in dealing with the relevant government authorities and have experience and knowledge of the local banking systems and treasury requirements. The local laws and customs of Suriname will not, in the opinion of the proposed management of the Combined Company, have a significant impact on the Combined Company's operations.

It is anticipated that the Combined Company's board members and management will visit the operations in Suriname as often as is necessary.

3. Corporate Structure

The Combined Company will have a typical corporate structure with a Canadian parent and wholly-owned domestic and foreign subsidiaries. In the future, the Combined Company may simplify its corporate structure. The Combined Company does not anticipate using special purpose entities or unusual business structures, nor is it anticipated that the current corporate structure will limit the Combined Company's ability to oversee and monitor operations in Suriname.

Jacob Verbaas, the Combined Company's CEO, will be in constant communication with the consultants and professional advisors in Suriname and will provide timely updates to the Combined Company Board.

There are no known additional risks associated with the Combined Company structure resulting from the fact that certain of the Combined Company's subsidiaries are based in Suriname.

4. Related Parties

The Combined Company has not developed a formal policy regarding related party transactions, but each of its anticipated board members have been made aware of their fiduciary duties and the requirements of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions. Each board member is aware that he must disclose his interest in a transaction to the other board members and abstain from voting on the resolution approving the transaction.

The directors and officers of the Combined Company and its subsidiaries are required by law to act honestly and in good faith with a view to the best interests of the Combined and its subsidiaries, as the case may be, and to disclose any interests, which they may have in any project or opportunity of the Combined Company or its subsidiaries. If a conflict of interest arises at a meeting of the Combined Company Board, any director in a conflict will disclose his interest and abstain from voting on such matter. It is expected that all conflicts of interest will be resolved in accordance with the provisions of the BCBCA.

5. Risk Management and Disclosure

Operating in an emerging market exposes the Combined Company to risks and uncertainties that do not exist or are significantly less likely to occur in other more established jurisdictions. Proposed management of the Combined Company is of the view that the Combined Company's corporate structure is consistent with its business model and the political, legal and cultural climates of the countries in which it operates. Any risks associated with its corporate structure are minimal and such risks are effectively managed based on the Combined Company's internal controls. From time-to-time, the Combined Company may re-consider the corporate structure of its foreign subsidiaries to ensure compliance with local laws and for tax optimization purposes.

Suriname has experienced high levels of business corruption. Transparency International ranks Suriname 87th out of 180 countries in the 2023 Corruption Perceptions Index. The Combined Company and its personnel are required to comply with applicable anti-bribery laws, including the Canadian Corruption of Foreign Public Officials Act, as well as local laws in all areas where the Combined Company will conduct business. These, among other things, include laws requiring monitoring financial transactions and laws regarding the prevention and prosecution of corruption offences, including various restrictions and safeguards. However, there can be no guarantee that these laws will be effective in identifying and preventing money laundering and corruption.

Surinamese government and regulatory bodies have broad authority to issue, alter, or revoke licenses and permits which are vital to the Combined Company's proposed business operations in the country. The power to revoke or suspend such licenses and permits can only be exercised on certain prescribed grounds and if it is deemed necessary and reasonable. Such powers can therefore not be exercised arbitrarily. However, there is also a lack of well-established and independent processes to appeal regulatory or government actions that are unfavorable to the Combined Company's business operations. Therefore, the Combined Company's operations are subject to risks associated with obtaining and maintaining licenses and permits from appropriate governmental authorities.

The Combined Company may be adversely affected by the fluctuations in currency exchange rates and high inflation to the extent that the Combined Company conducts business transactions involving the Surinamese dollar, U.S. dollar or Euro (which are all commonly accepted in Suriname). The currency risks associated with the local currency include the possibility of the government imposing exchange controls or limits to the availability of hard currency and other such banking restrictions.

The Combined Company Board will regularly assess risks and will update its disclosure records when new material risks emerge.

6. Internal Controls

The Combined Company's proposed management team has experience working for publicly listed companies, and the Combined Company will use this experience to design and implement internal controls and procedures. These internal control systems will be overseen by the Combined Company Board.

The CFO approves all bank account payee additions and changes in the banking system after review of the documentation supplied by vendors. These controls help ensure no payments are made to fraudulent or incorrectly captured bank accounts. Proposed management of the Combined Company does not expect to issue cheques due to the high risk of fraud with this method of payment, and all instructions for payment by wire transfer and electronic funds transfer are confirmed by the CFO with the payees verbally prior to release. The Combined Company does anticipate having to make payments in cash to local vendors and suppliers in Suriname from time to time given the lack of access to electronic banking near the exploration properties, however, the Combined Company expects that such payments will be evidenced by an appropriate invoice and/or receipt. Bank reconciliations will be performed regularly and reviewed by the CFO.

In addition, proposed officers of Combined Company, including the CEO, will visit the Combined Company's operations and properties in Suriname as needed. During these visits, they anticipate interacting with local employees, government officials and businesspersons to enhance the visiting officers' knowledge of local culture and business practices.

The Combined Company believes that operating in Suriname does not result in risks in maintaining internal controls. The design, implementation and maintenance of internal controls ensure the Combined Company's financial statements accurately represent the recording of transactions and fairly present the consolidated financial statements in accordance with International Financial Reporting Standards.

7. Use and Reliance on Experts

The Combined Company intends to rely on the oversight of qualified persons (as such term is defined in NI 43-101), who have completed a review of the Sela Creek Property and through consultants who are engaged by the Combined Company (both in Canada and Suriname) in connection with the Combined Company's permitting, licensing and regulatory approval application process, and to confirm it has all material permits, business licenses and other regulatory approvals needed to carry on business in Suriname.

The Combined Company will, as needed, consult with legal advisors in the B.V.I. and Suriname to confirm that all applicable permitting requirements for its operations have been obtained and, from time to time, retain local legal advisors to provide updated title opinions, as appropriate.

8. Oversight of External Auditor

The Combined Company's Audit Committee is responsible for the oversight of its external auditor.

The Combined Company has appointed Dale Matheson Carr-Hilton LaBonte LLP as its external auditor, which has an understanding of the Combined Company's operations, including in Suriname. The CFO is responsible for managing the relationship with Dale Matheson Carr-Hilton LaBonte LLP.

Description of Securities

The authorized share capital of the Combined Company will be the same as the currently authorized share capital of Miata, as described under the heading "Information Concerning Miata Metals Corp. - Description of Share Capital" in Schedule "D" of this Circular.

The Combined Company will have an unlimited number of Combined Company Shares authorized for issuance. Upon completion of the Business Combination, it is anticipated that there will be approximately 42,496,124 Combined Company Shares issued and outstanding.

Following completion of the Business Combination, there will be approximately 3,462,847 Combined Company Options and 5,916,663 Combined Company Warrants issued and outstanding.

For additional information see "Consolidated Capitalization" directly below.

Unaudited Pro-Forma Financial Information

The unaudited pro forma consolidated financial statements of the Combined Company and accompanying notes are included in Schedule "G" to this Circular. The following selected unaudited pro forma consolidated financial information is based on the assumptions described in the respective notes to the unaudited pro forma consolidated financial statements included in Schedule "G" to this Circular.

Consolidated Capitalization

The issued and outstanding share capital structure of Miata and 79North as of the date of this Circular is as follows:

Designation of Security	Miata	79North
Common Shares	32,496,124	112,574,808
Options	3,235,000	2,850,000
Warrants	5,916,663	Nil

Upon completion of the Business Combination the issued and outstanding capital structure of the Combined Company will be as follows:

Miata Shares	Number of Miata Shares issuable pursuant to the Business combination
Miata Shares issued and outstanding as at the date of this Circular	32,496,124
Miata Shares to be issued to former 79North Shareholders pursuant to the Business Combination	9,000,000
Miata Shares to be issued to financial advisors in connection with the Business Combination	1,000,000
Total Combined Company Shares Outstanding on an Undiluted Basis	42,496,124

Fully Diluted Share Capital

The following table sets forth the approximate share capital of the Combined Company after giving effect to the Business Combination.

Designation of Security	Number Outstanding
	Number	Percentage
Combined Company Shares existing as Miata Shares Pre-Business Combination	32,496,124	62.64%
Combined Company Shares issued to Former 79North Shareholders	9,000,000	17.35%
Combined Company Shares issued as a finder's fee for Business Combination	1,000,000	1.93%
Reserved for issuance under the Combined Company Options (not including former 79North Options)	3,235,000	6.24%
Reserved for issuance under the Combined Company Warrants	5,916,663	11.41%
Reserved for issuance pursuant to 79North Options	227,847	0.44%
Total number of securities (fully diluted)	51,875,634	100%

Dividends or Distributions

There will be no restrictions in the Combined Company's articles or elsewhere, other than customary general solvency requirements, which would prevent the Combined Company from paying dividends following completion of the Business Combination.  However, neither 79North nor Miata has declared dividends to date and it is expected that the Combined Company will not declare dividends in the near future.

Principal Securityholders

Following completion of the Business Combination, it is expected that there will be approximately 42,496,124 Combined Company Shares outstanding (on a non-diluted basis). To the knowledge of the directors and officers of Miata and 79North, no person, firm or corporation is expected to beneficially own, directly or indirectly, or exercises control or direction over, 10% or more of such Combined Company Shares.

Executive Officers and Directors of the Combined Company

Following the completion of the Business Combination, the Combined Company will continue to be led by the current Miata management team, including Jacob Verbaas as Chief Executive Officer and John Wenger as Chief Financial Officer, and Miata Board, consisting of Jacob Verbaas, Daniel Matthews, and James Reid, will continue as the directors of the Combined Company. "See Information Concerning Miata Metals Corp. - Directors and Executive Officers" in Schedule "D" to this Circular for further details.

Conflicts of Interest

The directors of the Combined Company are required by law to act honestly and in good faith with a view to the best interests of the Combined Company, and to disclose any interests which they may have in any project or opportunity of the Combined Company.  If a conflict of interest arises at a meeting of the Combined Company Board, any director in a conflict will disclose his or her interest and abstain from voting on such matter.

To the best of the Combined Company's knowledge, and other than disclosed herein, there are no known existing or potential conflicts of interest among the Combined Company, its directors and officers or other members of management of the Combined Company as a result of their outside business interests except that certain of the directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director and officer of such other companies. To the extent that such other companies may provide services to the Combined Company, may participate with the Combined Company in various ventures, or may compete against the Combined Company in one or more aspects of its business, the directors and officers of the Combined Company may have a conflict-of-interest respecting such. Any conflicts will be subject to the procedures and remedies under the BCBCA.

Executive Compensation

Following the completion of the Business Combination, it is expected that the Combined Company will maintain the policies of Miata with respect to executive and director compensation. See "Information Concerning Miata Metals Corp. - Executive Compensation" in Schedule "D" to this Circular.

Compensation Securities

Following the completion of the Business Combination, it is expected that the Miata Omnibus Plan will continue to be in effect.

The Miata Omnibus Plan was approved by the board of directors of Miata on May 12, 2023 and became effective on July 12, 2023. The Miata Omnibus Plan will be placed before the Combined Company's shareholders for approval at its next annual general meeting of shareholders.

The Miata Omnibus Plan will continue to be administered by the board of directors of the Combined Company (or a committee thereof) and will provide that the Combined Company Board may from time to time, in its discretion, and in accordance with CSE requirements, grant to eligible Participants (as defined in the Miata Omnibus Plan), non-transferable Awards (the "Awards") including Options, RSUs, SARS, DSUs, and PSUs.

The number of Combined Company Shares reserved for issuance pursuant to Options granted under the Miata Omnibus Plan will not, in the aggregate, exceed 10% of the then issued and outstanding Combined Company Shares on a rolling basis. In addition, it is anticipated that the maximum number of Combined Company issuable pursuant to SARs, RSUs, DSUs and PSUs issued under the Miata Omnibus Plan shall not exceed, in the aggregate, 2,651,470 Combined Company Shares.

See "Information Concerning Miata Metals Corp. - Options to Purchase Securities" in Schedule "D" to this Circular for a summary of the Miata Omnibus Plan.

Stock Exchange Listing

On the completion of the Business Combination, it is contemplated that the Combined Company Shares will continue to trade on the CSE under the symbol "MMET".

Upon completion of the Business Combination, the 79North Shares will be de-listed from trading on the CSE and the Combined Company will apply to cause 79North to cease to be a reporting issuer under Canadian securities laws.

Auditor

Following the completion of the Business Combination, the auditor for the Combined Company will continue to be Dale Matheson Carr-Hilton LaBonte LLP, located at their principal office in Vancouver, British Columbia.

Registrar and Transfer Agent

Following the completion of the Business Combination, the transfer agent and registrar of the Combined Company will continue to be Odyssey Trust Company.

Risk Factors

It is anticipated that the business and operations of the Combined Company will continue to be subject to the risks currently faced by the Miata and 79North. See the risk factors set forth under the headings "The Amalgamation - Risk Factors Concerning the Amalgamation" in this Circular and "Information Concerning Miata Metals Corp. - Risk Factors" in Schedule "D" to this Circular, "Risk Factors" in Miata's MD&A for the three and twelve months ended March 31, 2024, which is incorporated by reference herein, and the risks set forth under the heading "Risk Factors" in the 79North's MD&A for the year ended November 30, 2023, which is incorporated by reference herein.

SCHEDULE F

TECHNICAL DISCLOSURE OF THE SELA CREEK PROPERTY

(Attached)

SCHEDULE "F"

SELA CREEK GOLD PROJECT

The following represents information summarized or taken directly from the technical report entitled "Technical Report Sela Creek Gold Project, Sipaliwini District, Suriname, South America" with an effective date of July 3, 2024 ("Sela Creek Technical Report") prepared by Dennis J. LaPoint, Ph.D. of Appalachian Resources LLC. Dennis J. LaPoint is an independent Qualified Person as defined by National Instrument 43-101 - Standards of Disclosure for Mineral Projects ("NI 43-101") and is responsible for the preparation of the Sela Creek Technical Report. The Sela Creek Technical Report was released on July 3, 2024 (report date) and will be used by Miata upon completion of the Transaction in fulfillment of their continuing disclosure requirements under Canadian securities laws.

A complete copy of the Sela Creek Technical Report will be available under Miata's issuer profile on SEDAR+ at www.sedarplus.ca.

For the purposes of this Schedule "F", capitalized terms used in this Schedule "F" but not otherwise defined have the meanings ascribed thereto in the Sela Creek Technical Report.

Property Description and Location

Sela Creek Project

The Sela Creek gold project in Suriname has been mined for alluvial gold and is currently mined for gold in weathered bedrock, called saprolite. Local miners started small-scale mining at Sela Creek in the period from 1920-1930, one of the earliest gold occurrences found in the Tapanahony river area (Healy, personal communication). Past and current mining and production span an area of 30 km2. Despite this extensive production only limited exploration for gold in bedrock has taken place. The first drilling was done by Hunter Bay in 2012 and results were very positive. 79North acquired Hunter Bay in 2017 but conducted minimal exploration. Miata Metals has proposed to acquire 79North, and upon completion of such acquisition would become 70% owner of the Sela Creek Project.

Access

The Sela Creek licenses are crosscut by dirt roads from the alluvial and saprolite mining activities. ATVs are the vehicle of choice to get around. Until an airstrip is built on the concession the access is in the following ways:

  The Sela Creek gold project is 235 kilometers south of Paramaribo and is directly accessible by helicopter with a flight of about one hour.
  The property is also accessed by a daily scheduled flight from the Zorg en Hoop airstrip in Paramaribo to a grass airstrip at Drietabikki. From Drietabikki a motorized canoe is used to travel approximately 40 km up the Tapanahony River to the small village of Paaston at the northwestern edge of the Sela Creek licence (Figure 1). The travel time is approximately 4 hours from Paramaribo to Paaston.
  Heavy equipment and fuel can be transported by motorized canoe or small barge from Albina up the Marowijne and Tapanahony Rivers for a total distance of approximately 230 km (Figure 1). The journey takes two days.

  Currently, most equipment is brought in from Atjonie across Tosso and then barged across the Tapanahony River.

Figure 1. Location of Sela Creek in Suriname  Source: author

79North has a 70% interest in the Sela Creek Property. The Sela Creek Property consists of two gold concessions:

1. The exploitation concession GMD no: 497/19 is in good standing until March 22nd, 2025. The Suriname company holding the rights is Selakriki Okanisi Resources N.V. and the concession consists of 10,000 hectares (Figure 2). Within the period two years to three months of the expiry date, an application can be made to extend the exploitation concession for five years or longer. (Figure 2). That is in progress according to the concession holder.

2. Gold exploration concession GMD no: 490/19 has an application submitted to convert the currently expired exploration concession to an exploitation concession with the GMD, the geological and mining survey of Suriname (Geologische Mijnbouwkundige Dienst). The Minister of Natural Resources must approve and sign any concession after review by the GMD. The concession is for 10,000 hectares under the company Selakriki Okanisi Resources NV. (Figure 2).

Because the rights for GMD no.: 490/19 are currently expired, this report is prepared for the current exploitation concession GMD no.: 497/19. The expired exploration concession is included as the historic geophysical data includes this region, and steps have been undertaken to return the concession to good standing under the same ownership.

Figure 2. Sela Creek exploitation concession 497/19 and pending exploitation concession with former number 490/19. Grid in UTM WGS 84 and concessions in latitude-longitude with datum WGS84. Source the author.

According to the current Surinam mining laws, exploration rights holders are obligated to: begin exploration activities within three months and to continue activities without interruption of more than four months; notify the Minister about each finding of minerals within 30 days; meet the minimum expenditure requirements; maintain technical lists; refrain from commercial production; submit quarterly reports and annual reports on scientific and technical details; and pay the relevant fees to maintain the concessions.

Similarly, exploitation rights holders are obligated to: promptly start exploitation activities and continue without interruption unless the Minister approves otherwise; provide annual reports on the quantities of production and export for the year, as well details of imported goods, estimated export values, levies to be paid and sum of money to be financed; keep accurate lists of technical and financial data; report annually on reserves; submit quarterly technical reports; submit annual reports with details of investment, export, employment etc.; and pay the relevant fees to maintain the concessions. These obligations are loosely enforced in practice. The exploitation rights permit mining and no further mining permits are required. Other than communicating with the local community, no permits are required by the Ministry to build roads, trench or drill. As noted, quarterly and annual reports must be submitted to the GMD.

Sela Creek is within a region where hunting and fishing rights are held by the Saramaka Maroon group. The government of Suriname still retains the mineral and surface rights and Suriname is a country that does not legally recognize the collective rights of indigenous and tribal peoples to the lands and resources they claim. A new mining law has been drafted to address the rights of the indigenous people, but with upcoming elections in 2025, its passage is uncertain.

Concession Rights Under Decree E-58

Exploration and mining activities are managed by the Suriname Ministry of Natural Resources and the Geology and Mining Department (GMD) within the Ministry, according to the Mining Code of 1986 (Decree E-58, 1986). A draft of a new mining law is in progress.

There are four types of mineral rights that can be granted under the Decree E-58 including: (1) "Rights of Reconnaissance" (up to 200,000 ha), (2) "Rights of Exploration" (up to 40,000 ha), (3) "Rights of Exploitation" (up to 10,000 ha), and (4) "Right of Small-Scale Mining" (up to 200 ha).

Exploitation concessions allow for the mining of gold and other minerals, if included. The exploitation concession of Sela Creek Project N.V. will fall under the following rules and regulations in Suriname with regards to production:

1. "Mining Decree" E-58 (SB 1986 no. 28), laying down general rules concerning the exploration and exploitation of minerals;

2. Decisions of the State May 11, 1989 (SB 1989 No. 39 and 40); (as last amended by SB 1997 No. 44);

3. Brokopondo agreement pertaining to the law January 25, 1958 (GB No. 4) and the Act of August 3, 1977 No.8821 (Bulletin No.45);

4. "Economic Offences Act of January 9, 1986" (SB 1986 No.2, as amended by SB 2008 No. 55).

The extension of the rights of exploitation are possible as long as certain prescribed terms and conditions are met and duly fulfilled by the applicant, subject to the discretion of the Minister of Natural Resources. The renewal applications must be made at least 30 (thirty) days before the expiration of concession rights. Production is allowed under the current exploitation licence.

Prior concession ownership

Records of prior concession ownership from the GMD are unknown as the Ministry of Natural Resources does not provide public access to these records.  There was no prior concession granted at Sela Creek. Based on personal communication with Selakriki Okansi resources NV, Sela Creek has had a licence since 2012.

Community and Environmental Aspects

The concession holder has local partners and maintains a good relationship with the local community of Paaston (Apoeke on Google Earth; Figures 3 and 4). Since the author has been active in Suriname, he has not heard of issues in prior exploration activities at Sela Creek.

Figure 3. Village of Paaston). June 19, 2024. Looking SE toward concession. Photo by author.

Figure 4. Landing at Paaston for supplies. Photo taken 2012-2013 and provided by Selakriki Okansi NV.

Communities of Maroon groups inhabit the region around Sela creek. Each Maroon group has a main authority called the granman or paramount chief. The granman directs a team of officials called kapiteins (captains), who are in charge of the villages or clans. The granman and kapiteins are assisted at community level by basias (heralds or monitors) who implement socio-political control governed by religious principles. Maroon religion manifests many traditional African elements, including oracles and the veneration of African ancestors and spirits.

Maroon society traces descent through the female line. The central group of a village consists of the descendants of an ancestral mother. Females also play a major role in the economy. Maroon economy has been traditionally based on female subsistence horticulture, and male hunting and fishing.

Holders of exploration and exploitation concessions must respect the local inhabitants and their traditions, culture and economic activities in order to successfully operate in the area.

For Sela Creek, there are no known environmental liabilities that affect the ability to conduct exploration and later mining activities. The current Mining Law states that a concession holder works according to best international environmental practices but there are no specific requirements. The author knows of no significant factors or risks to prevent exploration on the concessions in terms of access rights, title, or local community relations.

History

Prior Ownership

Records of prior concession ownership from the GMD are unknown as the Ministry of Natural Resources does not provide public access to records of current or prior concession holders. Based on personal communication with the concession holder, the Right of Exploration was first granted as an exploration licence in 2012.

Past Production

There are no production records of production from past mining. The earliest small scale mining started at Sela Creek between 1920 and 1930. The local miners made a dam in the creeks, to create a small reservoir. Then they used the hollow grey colored stem of the acai palm, which could be as much as 25 meters long, to channel water to a sluice box positioned downstream at a lower elevation. Over the years thousands of Maroon miners flocked to the Sela Creek area and began to use mechanized approaches, first with small 2-inch and 3-inch water pumps, and then with increasingly larger pumps powered by four- and six-cylinder diesel engines. The miners also began to use excavators so that they could reach mineralized layers at much deeper levels. Considering the access and cost for mobilization of heavy equipment for local small-scale miners (SSM), the scope of mining is impressive and implies significant past production (Figure 7). The reader is cautioned that small-scale production of gold does not imply an economic resource or reserve can be established at Sela Creek.

Geological Setting, Mineralization and Deposit Types

Regional Setting

The Guiana Shield forms the northern part of the Amazonian Craton, the core of the South American continent, and is separated from its southern counterpart, the Central Brazilian Shield, by the Amazon-Solimoes basin. The Proterozoic basement of Suriname consists of three metamorphic belts, the low-grade Marowijne Greenstone Belt, which is host to most of the known gold occurrences (Figure 8), in the northeast and the high-grade Bakhuis Granulite Belt and Coeroeni Gneiss Belt in the northwest and southwest, respectively, separated in the central part of the country by a large area with various types of granitoid rocks and felsic metavolcanic rocks. The basement is overlain by the Proterozoic Tafelberg Formation, a sandstone remnant of the Roraima Supergroup, and transected by Proterozoic and Early Jurassic dolerite dikes.

Figure 8. Marowijne Greenstone Belt in Suriname with significant gold districts, indicated mineral inventory are proven and probable reserves (Kioe-A-Sen et al., 2016; LaPoint, unpublished; Newmont Resources and Reserves, 2023; IAM gold attributable Reserves, 2023). Figure by Exploration Sites, July 2024.

The Marowijne Greenstone Belt in Suriname forms part of a large Paleoproterozoic greenstone belt stretching over a distance of 1500 km along the whole northern coast of the Guiana Shield from Venezuela to the Amapa state in Brazil. The main northeastern part of the Marowijne Greenstone Belt shows a broad asymmetrical synclinorial structure, with its oldest rock units, the Paramaka Formation greenschist-facies metabasalts and associated rocks, on the outer, southwestern side, and the younger, mainly metaturbiditic Armina Formation in the northeastern core of the synclinorium. The Paramaka Formation is intruded by large ellipsoid diapiric TTG bodies and small mafic to ultramafic plutons, now partly metamorphosed. Smaller plutons of two-mica granite intrude the Armina Formation in the northeastern corner of the Marowijne Greenstone belt. The Paramaka and Armina Formations are unconformably overlain by a more mature metasandstone formation, the Rosebel Formation. The author considers the formation names simplistic and if mapped in the detail typically used for defining formations, would be revised, but the nomenclature is commonly used.

The Marowijne Greenstone Belt is a Paleoproterozoic belt accreted to an Archean block in the south, during a collisional orogeny with the West-African Archean Shield at 2.2-1.95 Ga. When the island-arc basins were closed, convergence continued at an oblique angle, 2.11-2.08 Ga, with sinistral sliding and the formation of 'pull-apart' basins in which the upper detrital unit was deposited. In it not well understood if these pull apart basins postdate gold mineralization or may represent part of the mineralizing event. Granitic batholiths were emplaced during this stage and a major tectonic phase D2 developed in metavolcanics and metasediments, including the upper detrital unit. This structural setting is a classic deformational period with emplacement of intrusive rocks to host to major gold deposits throughout the world. In all the greenstone-related gold deposits gold-rich fluids travel and are deposited along structural zones of weakness or where brittle fractured high fluid flow is related to fault events.

Orogenic gold occurrences are lithologically and structurally controlled and Sela Creek is no different. What is striking, even on the simplified geologic map of Suriname, is the obvious CGSZ (Central Guiana Shield Shear) that affects lithologies and trends northwest through Sela Creek towards Antino (Figure 9). An SRTM image suggests the CGSZ shifts from one strand to another at Sela Creek thus creating the open space for gold-rich fluids. When two strike-slip fault strands overlap, depending on shear sense and sense of overlap, you can create localized extension/pull-apart structures. As is well documented in the literature, the main structure is not the primary host for mineralization, and that appears the case at Sela Creek with the segments of the CGSZ (Figure 10).

Figure 9. Simplified geologic map of Suriname with CGSZ (Kroonenberg, 2017).

The mineral inventory of the greenstone belt of the Guiana Shield is over 110 million tons of gold from Venezuela to Brazil. Suriname and the Guiana Shield are one of the few remaining frontiers for new major gold discoveries like Merian (Figure 11). Besides the exploration challenges of deep weathering with few exposures, the database of Suriname is very out of date and limited to the period in the 1950's and 1960's when Dutch geologists and government funded, worked, and managed the geological surveys. Although impressive mapping for the time, mapping was limited to traverses along the rivers and overland traverses. Much of this data is poorly accessible as it is not maintained. Concessions are often held by residents who obtained the concessions for political favors and can not or will not conduct exploration. Thus companies must rely on historic data and information provided by the porkknockers, the traditional, small scale independent miners who conduct surface mining operations in the region. Major mining companies depend on junior miners for the initial high-risk investments and Suriname and Sela Creek are going through these cycles.

Figure 10. DEM showing Central Guiana Shield Shear zone (CGGS) at Sela Creek that visibly extends towards Antino and beyond. At Sela Creek, it appears two strike-slip fault strands over lap to create an extensional or pull apart basin that is a suitable host region for gold-rich fluids. Figure by author.

Figure 11. General outline of Greenstone Belt in Suriname and French Guiana with mines and historic gold regions. Sela Creek lies along the Central Guiana Shield Shear corridor.

The rocks of the Trans Amazonian orogenic cycle and equivalent are a major source of gold production and resources in both South America and Africa. These regions were connected prior to the opening of the Atlantic Ocean, and record similar styles of sedimentation, structural evolution, and igneous evolution. West Africa hosts numerous long-lived and currently producing mines and as result of their similar geological history, the Guiana shield is expected to have similar gold endowment. In Ghana alone since 1970, 2023 metric tons of gold have been produced (63 million ounces; http://www.goldsheetlinks.com/goldhist.htm).

The entire Guiana Shield has undergone prolonged chemical weathering under a humid, tropical paleoclimate that may have started as far back as the Cretaceous period. Weathering has produced laterite and saprolite profiles up to 100 meters below surface. The chemical effects of the deep weathering include leaching of mobile constituents (alkali and alkali earths), partial leaching of SiO2 and Al2O3, formation of stable secondary minerals (clays, Fe-Ti and Al-oxides), mobilization and partial precipitation of Fe and Mn and the concentration of resistant minerals (zircon, magnetite, quartz). Understanding the regolith and especially if the weathered material is in situ or transported is critical in an exploration program. The weathering profile at Saramacca (Zijin) is multistage and a complex history while at Merian, the profiles are more in situ (personal observations and data). The history at Sela Creek has not been addressed.

Local Geology

Outcrop at Sela Creek is limited to workings in saprolite and very rare exposures in stream beds and gullies. The majority of the area is overlain by a one to three meters of lateritic soil with a sharp contact into saprolite. Saprolite is between 10 and 30 m deep and is exposed in the small-scale mine pits (Figure 12). The dominant lithologies at Sela Creek are meta-sedimentary and meta-volcanic rocks which have been subjected to multiple brittle-ductile deformation events. As a result, a well developed, sub-vertical, west-northwest to northwest trending schistosity has been developed. Rocks display an upper greenschist to lower amphibolite grade metamorphic assemblage. Pyrite is ubiquitous and likely formed both as part of the metamorphic assemblage (typically with epitode-chlorite) and also as a hydrothermal product. Garnet porphyroblasts are best developed in shear zones and are indicative of lower amphibolite facies. Protoliths are not recognisable and metamorphic rocks are named on the basis of their metamorphic mineral assemblage and metamorphic grade.

Figure 12. Good example of saprolite exposure in small-scale mine. Photo taken 2012-2013 and provided by PPA.

The main lithologies comprise fine-grained, chlorite schist, mica schist, biotite schist and garnet-mica schist. Decimetre thick bands and smaller lenses of strongly fractured and recrystallised quartzite are observed in central parts of Sela Creek and form boudins within the greenschist rocks. Rare marbleized bands are observed in drill core. Metamorphic rocks are intruded by northeast to north trending dikes and stocks. Diorite dikes are weakly magnetic and chlorite-pyrite altered, and display sheared contacts with the host rocks. Felsic dikes are believed to post date diorite dikes and display sharp contacts with host rocks. Tonalite stocks are inferred in the central part of Sela Creek, and were observed at the Cambior prospect when Hunter Bay was active. Tonalites and other intrusive units may occur throughout the central part of Sela Creek.

A west-northwest to northwest trending schistosity is present which displays localised, tight parasitic folding. Outcropping greenschist rocks are offset by steeply dipping, east-northeast trending mylonitic shear zones and shallowly dipping, west-northwest trending reverse faults with throws of up to 2 m. Northeast trending normal faults with a minor dextral strike-slip component were also observed in outcrop, cross-cutting all lithologies. At the regional scale, magnetic data indicates that northeast trending faults offset the faulted intrusive-schist contacts of the central Sela Creek region by 10 to 250 m.

Mineralized Zones

Current and historic gold production has been from alluvial and saprolite mining and these mines are also prospecting tools because they create exposure for sampling in the test and mine pits as well as along access roads. They also indicate the presence of gold on the concession.

Current alluvial mining methods use an excavator to remove the overburden and then pressure from hydraulic hoses to wash the gravels into a sump. The slurry is pumped to a sluice box where the gold and heavy minerals are concentrated. The efficiency of this process is typically poor. Mercury is used to recover the gold. When mining is in saprolite the procedures and processing are similar, but a Brazilian crusher maybe added to crush the quartz. Because of the recovery, the tailings are often reprocessed again. Becoming very common in Suriname, but not yet seen at Sela Creek, are heap leach recovery operations of tailings using a Chinese imported material that is reported to not use cyanide.

Most, if not all current mining at Sela appears to be in saprolite or reprocessing tailings. The gold nuggets in front piece photo appear to be derived from the duricrust in the regolith. As seen by the author at Sara Creek and Benzdorp (Antino), individual prospectors use metal detectors and then excavate a pit to find nuggets. This can be the first step to developing a saprolite mine. During chemical weathering, the nuggets grow in place as the pyrite oxidizes.

Gold mineralized zones for this report are defined based on where small-scale miners have extended pits into the saprolite to mine gold occurrences to depths of 10 to 30 meters. The saprolite is weathered, clay-rich bedrock that can be extracted with excavators to loosed material then high-pressure hoses to wash away the clay.

Gold mineralization at Sela Creek is observed within a northwest trending corridor that has a strike length of over 7 km and extends through the central part of the licence. In 2013, there were five main prospects within the central mineralised corridor: Central Ridge, Cambior, Stranger, Jons Pit and Puma. Continued small scale mining opens new pits and the older pits are flooded or filled with tailings. Mineralization is spatially associated with the faulted contact of a moderate intensity magnetic unit of likely felsic intrusive affinity, and a more widespread schist with slightly lower magnetic signature. This interpretation is supported by localisation of pits along the faulted contacts of the two magnetic units, in conjunction with the fact that drainages sourced at these contacts have almost entirely been mined for placer gold. The competency contrast between the intrusive rocks and schists likely served to focus mineralizing fluids along regional structures. The author expects multiple gold trends to be developed, as seen at Rosebel and currently being tested by Founders at Antino.

Interpretation of magnetic data by Hunter Bay indicates that the Puma prospect is not located at the contact of an intrusive unit and schist, but is localised along a major northwest-southeast trending fault zone. Workings have exposed in-situ mineralization coincident with the faulted contact of different magnetic (and thus lithological) units along the Jons Pit Trend and at the Cambior, Stranger and Puma prospects. This is suggested on the airborne magnetic data, The Central Ridge prospect, which is centered on a large magnetic anomaly, had no hard rock exposure but all drainages emanating from the area were extensively mined for placer gold, indicating an excellent exploration target. Mineralization at all prospects is associated with sub-vertical quartz and quartz-pyrite vein zones that are up to 21 metres wide. Vein zones are hosted in chlorite-mica schist and garnet schist within shear zones. Oxidation of sulphide to limonite and hematite is pervasive.

The geophysical airborne survey demonstrates the importance of structural control and understanding required to properly test Sela Creek. Lithologic contrasts and multiple generations of shear and tension veins control mineralization in this orogenic gold system. The overall northwest trend of pits may represent a sequence of large-scale tension structures. With new exploration, the potential of Sela Creek will be better realized. Sela Creek will have a variety of exploration targets to evaluate.

Deposit Types

Orogenic gold deposits form in metamorphic rocks in the mid- to shallow crust (5-15 km depth), at or above the brittle-ductile transition, in compressional settings that facilitate transfer of hot gold-bearing fluids from deeper levels. The term "orogenic" is used because these deposits likely form in accretionary and collisional orogens. Transfer of weakly oxidized, low-salinity fluids to the sites of gold deposition is controlled by earthquake events, allowing fluids to rapidly traverse large thicknesses of crust. This rapid rise takes the fluids out of equilibrium with their surroundings, promoting destabilization of the gold-carrying hydrosulfide complexes [Au(HS)2− and AuHS]. The chemical cause of gold precipitation, facilitated by a temperature-pressure decrease, varies from place to place, and mechanisms such as fluid-rock reaction, boiling, fluid mixing, and chemisorption on surfaces of pyrite and arsenopyrite are possible.

Evidence so far suggests an orogenic gold deposit may be established at Sela Creek should continued exploration be successful:

  An orogenic gold system is a structurally controlled region of gold occurrences formed during one or more of the major stages of an orogeny. Any rock type within a greenstone or schist belt, a metamorphosed supracrustal rock, dike, or intrusion within or intrusion bounding such belt may host a gold occurrence.
  There is strong structural control of mineralization at a variety of scales but the favoured host is typically the locally most reactive and/or most competent lithological unit. Because of the interrelationship of shear and tension components on mineralization, the orientation of drill holes must be constantly studied in three dimensions and oriented core is essential. This was not so easily available to Hunter Bay and is not effective in drilling saprolite.

Current and historic gold production has been from alluvial and saprolite mining and these exposures and pits are also prospecting tools because they create exposure for sampling in the mine pits as well as along access roads (Figure 13). They also indicate the presence of gold on the concession (Cover photo). The alluvial and colluvial gold may be a target for exploration and development, depending on the investor, but is not addressed in the report.

The following paragraphs serve to illustrate the geological similarity of certain gold mines, deposits, and occurrences in the Guiana Shield with the Sela Creek concession. However, the reader is cautioned that these geological similarities do not guarantee that a deposit will be established at Sela Creek.

Bulk mineable, open pit targets are the primary focus of exploration, but high-grade quartz vein systems that can be mined by both open pit and underground methods are also a viable exploration target. The Aurora deposit in Guyana is both an open pit and underground mining operation. At the Rosebel mine, deep drilling below the Pay Caro pit has provided initial information for the underground mining potential. The Saramacca deposit of Rosebel maybe better mined as an underground operation. At Omai, Cambior tested the underground potential below the Fennell pit. The ounces of gold within these quartz vein systems can create major new gold districts with multimillion-ounce potential, based on similarities elsewhere in greenstone belts worldwide. The reader is cautioned that the aforementioned mines and deposits do not guarantee a deposit will be established at Sela Creek despite geological similarities.

Gold mineralization is hosted in multiple deposits of various tonnage and grade. The localization depends on the nature of host rocks and the presence of major structures that define mineralized trends. Each trend can be distinguished based on varying structural characteristics such as intensity of deformation, orientation of structures, and kinematic histories. Two main phases of deformation are recognized in the district are recognized at Rosebel Daoust and others (2011) present evidence that gold mineralization occurred during the latest stages of the second deformation phase at Rosebel. Their concept is a Riedel Model as applied to structures recognized at Rosebel. The orientation of structure indicates a system in transpression where the main structures are present in the North domain (D) and the South domain. Those correspond respectively to a major dextral strike-slip fault developed at 65o from the main constrain and a major thrust fault developed at 90o from the main stress (s1). Tension veins present throughout the property were developed parallel to the N-S stress.

Primary gold mineralization at Rosebel occurs in several different styles on the property but is typically associated with multiple generations of quartz, quartz-carbonate and quartz-carbonate-tourmaline veining. Vein arrays are thought to have developed preferentially along pre-existing structural heterogeneities such as lithological contacts, fold closures and sub-vertical shear corridors during major deformation phases.

Gold mainly occurs in its native form as free grains, often precipitated close to vein selvages or as intergrowths in pyrite crystals within veins and adjacent country rocks. Mineralized quartz veins range from a few centimeters up to 4 meters in thickness and are typically associated with a wall-rock alteration assemblage comprising sericite, chlorite, carbonate, tourmaline, pyrite, pyrrhotite and plagioclase.

Mineralization at Merian is hosted in spatially and temporally related shear and tension vein arrays. The association of these two vein systems is typical of orogenic gold systems where tension veins develop in extensional fractures that have accommodated deformation. At Merian, tension veins are more important in terms of contained gold, although shear veins can carry significant grades and are thought to be a fundamental control on hydrothermal fluid circulation.

Exploration

Introduction

The history of small-scale mining and the gold produced as well as the exposures generated plus the exploration by Hunter Bay are very positive for future discoveries at Sela Creek. Orogenic gold occurrences are challenging to explore and drill due to their complex and heterogeneous nature and Sela Creek is no exception. The exploration is based on a comprehensive understanding of the regional and local geology, structure, and alteration of the orogenic belt, as well as the geochemical and geophysical anomalies that indicate the presence of gold mineralization. The exploration methods include geological mapping, rock and soil sampling, trenching, geophysical surveys, and geochemical analysis, to identify and prioritize the most prospective targets. The drilling program should be designed to test the targets at different depths and angles. Oriented core is recommended. The drilling data should be interpreted and integrated with the other exploration data, to update and refine the geological model and the resource estimation.

In tropical environments, such as Suriname, understanding the chemistry and mobility of gold during weathering of gold-bearing rocks is critical in effective exploration. The processes are controlled by geochemical, biogeochemical or simple mechanical processes. Gold usually occurs as native gold which is resistant to the effects of chemical weathering because gold has a low mobility and is generally dispersed as clastic fragments by slow mechanical weathering into soils. Under acidic conditions, such as produced by organic acids in the tropical environment, some gold can be dissolved into groundwater. The dissolved gold is then re-precipitated in the lateritic part of the profile or where groundwater discharges into creek. This gold has a greater fineness or purity than the primary gold as the silver is dissolved and removed by chemical weathering.

In the weathered environment, a key is locating the primary sources of gold, At Sela Creek, the source of the gold found in the alluvial operations is from the surrounding hills. Transport into the creeks is by down slope movement by mechanical methods such as debris flows, landslides, slope wash and alluvial transport within the creeks (Figure 14). Gold is also transported in solution in shallow groundwater, probably as organic acid complexes, and is precipitated as fine flour gold in the drainages. This dispersion of gold can lead to the development of a dispersion halo, commonly called a "mushroom", because of its shape. For exploration of saprolite and fresh rock gold sources, it is a challenge to fine the "roots" of the gold system. Understanding the importance of regolith development is essential in an exploration program as is an understanding of the structural and geologic controls to mineralization based on mapping and recognizing lithologies, structure and alteration in saprolite. At Sela Creek, almost all exposures will be saprolitic until core drilling below depths of 30 to 50 meters.

Figure 13. Gold dispersion in weathered environments (https://csiropedia.csiro.au/regolith-geochemistry-for-mineral-exploration/)

Exploration Results at Sela Creek

The Company has conducted no exploration yet. All results discussed are from the exploration of Hunter Bay and limited exploration by 79North, which is being acquired by Miata.

Auger Sampling

Reconnaissance soil samples were collected over an area of 29.8 km2 by Hunter Bay and primarily targeted potential strike extensions of known mineralization and source areas of placer gold. A total of 1315 samples were taken of which 1063 were assayed. Samples were taken by hand auger at 100 m intervals along northeast-southwest oriented lines spaced 200 m apart and at depths of between 70 and 120 cm. The A-horizon was discarded and the entire remaining interval of the upper B-horizon was placed in a sequentially numbered plastic sample bag. A sample number tag was also placed inside the sealed bag and soil profile, color, grain size, and composition were recorded. Sample location was taken by hand held GPS with an accuracy of ±3 m. Areas of workings were not sampled as miners had removed the soil profile.

In the author's experience, the most appropriate approach is to sample deeper in the profile and ideally about 2 meters in depth or into saprolite. The auger samples where deeper sampling was done by Hunter Bay, contain the highest results for gold. Soil anomalies generated are scattered, but suggest a northwest trend. Only at the Puma area was there a cluster of values greater than 100 ppb (Figure 14). In the last 12 years, this anomaly may have been mined, the status is unknown. Soil grids require line cutting, trained technicians and crew to sample and record, and the soil surveys are often expensive to conduct. Technicians and crew must be trained and experienced to not sample transported material. Because so much of Sela Creek is disturbed by mining, selected sampling can be warranted based on geologic evaluation, but blanket surveys are not recommended. At Merian the author used "ridge crest" or "ridge and spur" sampling very effectively. This minimized line cutting and downslope transport of colluvial material that can displace or hid primary mineralization.

Figure 14. Auger sampling by Hunter Bay (Capps, 2018).

Panning

Panning was completed by 79North using an experienced panning team and methods developed by the author in the southeastern US. 106 samples were panned west of the primary mining activity. More than 30 colors are considered very anomalous. A total of 12 samples were over 100 colors and more than half (56) were over 30 colors. The central Ridge prospect has a cluster of anomalous samples. The region of panning merits further sampling and prospecting. Auger sampling did not cover this region. There is on-going small-scale mining of drainages. Many geologists are not experienced in the value of a quality panning program. The author believes that the pan results merit further follow up and that it may be useful to expand the survey to undisturbed areas (Figure 15).

Figure 15. Pan results from sampling by 79North. Source the author

Grab and Channel Sampling

Hunter Bay collected 189 grab samples from the central mineralised corridor, which includes Cambior, Jons Pit and Puma, as part of first pass reconnaissance work (Figure 16). The samples assayed from below detection to a maximum of 446.27 g/t Au. Twenty eight of the 189 samples were above 1 g/t Au of which 18 were above 5 g/t Au. The results indicate the presence of high-grade gold mineralization associated with quartz vein zones at Jons trend, Cambior, Stranger and Puma. Rock chip gold assay results were used to help prioritise areas for subsequent channel sampling. Samples were collected using a hammer and chisel to chip a composite sample from outcrop. Sample location was recorded using GPS with an accuracy of ±3 m. Samples were given a unique sample number, placed in individually numbered plastic sample bags with a numbered sample tag, and the bag was then sealed using a clip lock plastic tie. Lithology, colour, grain size, texture, alteration and mineralization was recorded.

Hunter Bay also collected 55 channel samples totalling 846.8 metres. The majority of these were taken along the Jons Pit Trend and at the Cambior Prospect. A small number of channel samples were also collected at the Puma, Stranger and Paaston Prospects.

Channel sampling and mapping of saprolite in areas being mined is an effective tool to help understand mineralization controls and assist in drill sites and drill orientation, as was done by Hunter Bay. One difficulty is that most abandoned pits are either flooded or back-filled with washed material, making it impossible to channel sample large areas of the mineralized trend, outside of those areas being actively worked.

Channel samples were marked by the geologist and taken perpendicular to the strike of the structure. The location of the start of the channel is recorded using a hand-held GPS with an accuracy of ±3 m, and a tape and compass are used to survey the channel to the end point, allowing data to be entered into the database as a 'drill hole'. Sample length was a nominal one metre, unless the sample crossed a lithological boundary or change in alteration or mineralization, in which case sample length was dictated by geology. A hammer and chisel were used to sample a 5 cm wide and 3 cm deep channel across the face of the outcrop and material was collected directly into a plastic sample bag. Each sample was marked with a unique sample number, a numbered sample tag was placed in the sample bag, and the bag was sealed with a plastic clip-lock tie. The weight of the sample varied between 1.5 to 3.0 kg dependent upon sample length. The lithology, colour, grain size, texture, and style of alteration and mineralization of each sample was recorded and entered into a database.

Channel sampling was primarily used to assist with drill targeting by providing information on the location and grade of mineralized structures exposed in pits. This is a good first past approach, but currently, more attention would be paid to understanding the structural controls. Channel sampling at Jons Pit and Jons Pit Central defined gold mineralised structures which were targeted in the diamond drill program.

Channel samples at the Cambior prospect returned significant assays over a strike length of 1 km. Large parts of the Cambior prospect are covered with washed material and most areas were not amenable to channel sampling. Assay results ranged from 1 m @ 0.68 g/t Au (CH002) to 9.0 m @ 13.60 g/t Au (CH011) and 2.0 m @ 26.58 g/t Au (CH040). Two channel samples taken within the small area of workings at the Puma prospect returned 9.0 m @ 2.66 g/t Au (CH027) and 6.0 m @ 3.93 g/t Au (CH036). When exploration restarts, new mapping and channel sampling will be a high priority as well as a robust program of trenching.

Figure 16. Grab and channel results by Hunter Bay that are greater than 10 ppm. Source the author.

Airborne Magnetic Geophysical Survey

Hunter Bay commissioned Terraquest Ltd to conduct an airborne geophysical survey over Sela Creek in April 2011. The survey was oriented northeast and flown at a line spacing of 100 metres, for a total of 4,978 line kilometres. Magnetic, radiometric, VLF-EM and elevation data was collected and processed. Fugro Airborne Surveys Corp. (Fugro) was commissioned in May 2012 to re-process and interpret the geophysical data, and in particular the magnetic data. In 2018, 79North contracted Jeremy Brett to reprocess the Terraquest survey, but no interpretation was requested. Brett is one of the leading experts in interpretation of data, including VLF Surveys. The author has worked closely with Brett on many interpretations in Suriname and his interpretations and processing add value. Reprocessing again using advances in inversion processing and preparing depth slices would add exploration value at low cost. Also, a further review and processing of VLF data may add value at low cost.

Airborne magnetic data displays strong structural disturbance. The central mineralized part of the licence is bounded by major northwest-southeast trending lineaments which display strong magnetic low and high signatures. The entire area of survey is cross-cut by numerous northeast-southwest trending and a lesser number of northwest southeast trending major and minor faults which offset and locally terminate magnetic anomalies. The background magnetic signature throughout the licence is characterized by a relatively flat, moderately low magnetic response, that is interpreted to represent a package of metasediments and intercalated metavolcanics dominated by chlorite, mica and biotite schists with lesser quartzite and marble. Linear west-northwest trending magnetic highs represent metavolcanic rocks. Probable felsic intrusive rocks are noted in the central part of the licence and display a mottled moderate to locally strong magnetic signature. Mineralized targets defined as source areas of drainages that have been mined by open pits along shear structures. Channel sampling and diamond drilling conducted by Hunter Bay, are spatially associated with the faulted contacts of the schist and felsic units Northeast-southwest trending faults offset these contact and magnetic units, and thus potentially mineralized structures, by generally less than 50 metres but occasionally up to 250 metres. Felsic igneous units in faulted contact with schists also occur in the southwest of the licence and represent potential targets.

Figure 17 represents a simplistic interpretation of the magnetic RTE figure.

  A splay of the CGSZ represents the northeastern boundary of the concession and the interaction of these two structures creates an area of extension for gold-rich fluids and intrusives.
  The primary gold trend has an apparent north-north-east trend, but may represent a sequence of mega-scale extensional structures and the Jons trend occurs along one such extensional structure.
  The dynamics of these structural and intrusive interactions creates an excellent region for major gold deposits which can be developed with proper exploration and drilling.

A younger east-west trending structure cuts through the other magnetic units to the southeast. On the east side of this structure, there is very limited small-scale mining and little recent activity was noted during site visit. The author's review of the magnetic data of the geophysical survey suggests two northwest trending subparallel shears that bound the area of mineralization at Sela Creek. Between these shears, cross structures, intrusive rocks and dikes were emplaced. These shears are suggested to represent first order, deep structures along the Central Guiana Shield Shear zone (CGSZ) of Voicu (2001). The northern splay opened just southeast of the concession and the opening of this splay created an "pull apart structural zone" where deformation was intense and multi-staged, and created extension for gold-bearing fluids and intrusives for deposition of quartz plus gold. Two subparallel east-west structures bound the Sela Creek mineralization and create a parallelogram with a focus of intense deformation centered on Sela Creek. The central gold trend represented by the north-northwest line of workings, may represent a semi-parallel series of large-scale tension arrays which generate the apparent north-northwest trend of gold mineralization (Figure 17).

Figure 17. Simplified interpretation of RTE magnetic data by author.

Radiometric Data

Radiometric data shows a strong correlation between increased response and the presence of metavolcanic units. Radiometric data also supports the inferred dextral offset on major faults but does not readily identify the smaller scale structural offsets identified from magnetic data. An increased radiometric response also occurs coincident with large river channels and areas of exposed saprolite and bedrock where miners have removed forest cover and topsoil.

Site Visit

The site visit of June 19, 2024 by helicopter was to review the extent of recent small scale mining activities and visit an area of active mining. In a flyover, the aerial extent of workings, both in saprolite and drainages is extensive. As noted, many worked pits are flooded or filled with mine waste. Several areas of active mining with one or two excavators were noted and Figure 18 is one example near Jons.

Figure 18. Active mining with excavators in saprolite on Jons trend. Photo by Author, July 2024.

During the site visit we landed at the one small area of mineralization where fresh rock was exposed. It is hoped that the exposure remains open to allow for further investigation (Figures 19 and 20). The wall of about 30 meters of saprolite was unstable and not examined closely. Four samples were collected from this site including one from stockpile. The samples were submitted to Filab in Paramaribo.

Of the samples, one was from the stockpile of quartz from a new shaft (Figure 21) and three from deformed quartz veins that were very high grade (Table 1).

Table 1. Samples collected during site visit.

Figure 19. Area of active mining on Jons trend where active mining of saprolite has exposed fresh rock. Photo by author, 2024.

Figure 20. Area of fresh rock sampled during site visit. Photo by author, 2024.

Figure. 21. New shaft by Brazilians Jons trend. Quartz brought up by bucket cut from ½ fuel barrel. Photo by author, 2024.

The host rock is well foliated and variable in composition, but overall, a quartz biotite schist. The host rock is isoclinally folded with crenulation cleavage (Figure 22). Fold axes were steeply plunging. Some exposures were Boudinaged with ptygmatic folding internally (Figure 23).

Figure 22. Steeply plunging isoclinally folded biotite schist with crenulation cleavage. Photo by author, 2024.

Figure 23. More siliceous layer boudinaged with ptygmatic folding. Photo by author, 2024.

Quartz veins were also folded and dramatically thicken and thinned (Figure 24). Pyrite was accessory. A younger felsic dike cut the folded sequence and was not folded. A mafic dike was seen in the corner of the exposure.

Figure 24. Folded quartz veins that were sampled. Photos by Wirosono, 2024.

The overall impression from the site visit was that Sela Creek has been and is being worked and reworked multiple times over the previous decades. Recently Brazilians have been allowed back to also work and this is creating new activity (figure 25), as seen in the shaft. One of the first phases will be to reestablish where there are exposures and areas to be sampled and mapped. An experienced team of Suriname geologists is very experienced and is used to working in the conditions of weather, access, and communication. To assist, a Lidar survey is strongly recommended in conclusions section.

Figure 25. Current status of Jons trend with evidence of multiple phases of mining and processing. Area sampled in middle right side of photo with two white structures next to hill cut. Photo by author, 2024.

Drilling

Hunter Bay completed ten diamond drill holes totalling 1832.3 meters. Nine holes (SKD001 to SKD009) were drilled at Jons Pit and Jons Pit Central and one hole (SKD010) was drilled at Cambior (Figure 26). The drill contractor was Surecore Portable Drilling Ltd. All drilling was with man portable rigs. These rigs were a suitable option to minimize mobilization costs of a drill and associated equipment versus a drill on skids. No records of drilling cost were provided. For the Company, a track mounted drill and excavator are recommended. Based on the initial drilling on an early-stage project, the author believes the results are positive and indicate the potential for a discovery at Sela Creek.

At the Jons pit trend, the drilling encountered metamorphosed turbiditic sediments, basalt and undifferentiated mafic rocks, leucocratic dikes, and granodiorite. All rock types locally host gold mineralization and quartz veins. Drilling intercepts include 42.0 m @ 1.22 g/t Au including 15.0 m @ 2.42 g/t Au (SKD001), 28 m @ 1.12 g/t Au including 2 m @ 5.89 g/t Au and 3 m @ 2.45 g/t Au (SKD002), and 8.0 m @ 2.70 g/t Au including 4.0 m @ 4.57 g/t Au (SKD008).

A single core hole (SKD010) was drilled at the northeastern end of the Cambior Trend and intercepted 5.5 m @ 0.87 g/t Au from 62.0 to 67.5 m including 1.0 m @ 2.41 g/t Au (62.0 to 63.0 m) and 0.5 m @ 3.62 g/t Au (67.0 to 67.5 m).

Figure 26. Location of drill holes Jons Pit area on RTE image. Note correlation with linear mag feature. Figure by author.

Sample Preparation, Analysis and Security

The following are procedures were used by Hunter Bay which follow industry standards at that time: All samples were placed in individually numbered plastic sample bags together with a waterproof sample number. Each bag was sealed with a clip-lock plastic tie and several sample bags were then placed in a numbered rice bag which was also sealed with clip-lock plastic tie. Samples were stored in a restricted-access secure facility at Hunter Bay's field camp and then transported to Paaston by ATV and from Paaston to Dritabikki in motorized canoe. A flight was used to transport samples from Dritabikki airstrip to Zorg en Hoop where they were they were delivered to the assay laboratory.

Samples were assayed by the Assay Office at the time of drilling. Although it is not certified by any standards of association, the Assay Office was independent of Hunter Bay and therefore determined to be reliable in the view of the author. Samples were dispatched to The Assay Office in batches of 40 (soil and channel samples) or 20 (drill core samples) allowing Hunter Bay to monitor laboratory performance on a batch-by-batch basis as results became available. Hunter Bay implemented a QA/QC protocol based on the insertion of certified reference materials (CRM's), blank material and staged duplicates, into each batch. CRM's were supplied by Ore Research and Exploration Pty Ltd (OREAS) of Australia and encompassed a range of oxide and sulphide materials and grades typical of the grades encountered at Sela Creek. Blank material was sourced from a quartzite outcrop within the Sela Creek licence and ten samples were assayed prior to use which confirmed that the material was blank for gold.

Mineral Processing and Metallurgical Testing

No mineral processing or metallurgical testing has been done on property.

Mineral Resource and Mineral Reserve Estimates

There are no mineral resource estimates on the project and there is currently insufficient as drilling to establish a resource estimate.

Additional Requirements for Advanced Property Technical Reports (Sections 15 to 22) are beyond the scope of this report and are not required, some general comments are made.

There are no mineral reserve estimates as there is no drilling conducted on project.

Recommendations

There is a learning curve for any group working in a new region, especially in tropical environments, where exposures are rare and often selective in the type of rock. Suriname is a small country, but the quality of their people at all levels from technical to recognizing how to survive in the Jungle and repair equipment are essential. The author is of the view that if the Surinamese team is treated with respect and responsibility, the project will be more likely to thrive.  Community relations and understanding the dynamics between the various communities will be essential at Sela Creek. Foreign workers with an attitude and lack of respect will be resented by the locals.

Access to Sela Creek is a challenge. A dirt airstrip could be of benefit both to Paaston and the exploration program, however, the Civil Aviation Authority is resistant to new airports in the interior because of drug and other smuggling operations. Permits and mobilizing the required equipment can be expensive. The first step to better access may be a proper helipad for safety and emergency evacuation.

Safety and Emergency response is essential in any modern exploration program and there are groups who can assist in first aid training, supplies and procedures. Procedures for sampling, line cutting, ATV training, trenching, drilling, and database should be developed from the beginning.

A LiDAR survey would be of great value for not only location, but mapping and recognizing lithology and structure. There is an excellent group based in French Guiana that supplies LiDAR surveys.

A proper camp is critical for exploration and especially drilling. This involves access and being sited away from the village and active small-scale mining. Year around water for all activities is required and large trees need to be removed to avoid falling in high winds due to shallow root systems.

Fly camps or recon camps with a small team can be used to start mapping and sampling while a camp for longer term is constructed from local materials. ATV's are the essential transport. With time a bush truck or other vehicle maybe added. Mapping and understanding regolith is a critical activity as well as better understanding of structural controls and lithology. It seems that the landscape is so disturbed that auger sampling should be a selective, lower priority tool.

Geophysics is an essential tool and must be used and interpreted on an ongoing basis. The Terraquest data should be reprocessed with inversion derived maps. Gradient Array IP can be a useful tool, but only for selected areas, such as Jon trend, based on mapping and sampling. Pole-dipole IP is less effective as it evidently does not see through saprolite as well.

One of the most useful exploration tools, besides sampling the workings with channel sampling, is trenching. Prior to any drilling program, a month or more of trenching and logging should be undertaken as it is a lower cost exploration method than core drilling.

Drilling should be properly planned to be successful. Logistics for obtaining the rig and fuel, core drilling supplies and boxes, data base set up and access are all components to plan.

A recommended generalized proposed budget for the program discussed is as follows: The budget is divided into a pre-drilling and drilling budget. The totals are US$2.3 million and C$3.1 million.

The assumptions are 3,000 feet of core drilling starting in November 2024. Core will be oriented and HQ diameter. A track mounted rig supported by one excavator is recommended. Actual costs will vary of course, but these costs are derived from recently completed drilling and trenching programs.  The proposed program and costs are summarized in the following table:

Table 4. Proposed Generalized Budget up through 3000 meters of drilling by author.

SCHEDULE G

PRO-FORMA FINANCIAL STATEMENTS

(Attached)

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

MIATA METALS CORP.

(an exploration-stage company)

AS AT MARCH 31, 2024, AND FOR THE TWELVE-MONTH PERIODS ENDED

MARCH 31, 2023 AND 2024

(Unaudited - Expressed in Canadian Dollar)

Miata Metals Corp. Pro Forma Consolidated Statement of Financial Position (Unaudited - Expressed in Canadian dollars)
	79 North Inc.	Miata Metals Corp.	Pro Forma adjustments	Notes	Pro Forma consolidated balance
As at	February 29, 2024	March 31, 2024
ASSETS	$	$	$		$
Current assets
Cash	17,274	249,181	1,402,719	2(b), 2(i)	1,699,174
Receivables	9,321	7,994	-		17,315
	26,595	257,175	-		-

Exploration properties	-	10,412	5,537,563	2(c)	5,547,975
Total assets	26,595	267,587	6,940,282		7,234,464

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	574,106	14,766	15,114		603,986
Short-term loan payable	-	-	-	2(h)	-
Due to related parties	-	15,000	-		15,000
	574,106	29,766	15,114		618,986

Promissory notes payable	15,114	-	-		-
Total liabilities	589,220	29,766	15,114		618,986

SHAREHOLDERS' EQUITY
Share capital	8,566,465	709,080	(8,566,465)		709,080
Shares issued pursuant to June private placement	-	-	720,728	2(b)	720,728
Shares issued pursuant to the Business Combination Agreement	-	-	4,455,000	2(d)	4,455,000
Shares issued pursuant to the Finders Fee	-	-	495,000	2(e)	495,000
Share issue costs	-	-	97,281	2(b)	97,281
Reserves	2,953,609	145,921	1,899,399	2(b), 2(f)	1,200,131
Accumulated Other Comprehensive Income	54,461	-	(54,461)		(54,461)
Accumulated Deficit	(12,691,351)	(617,180)	12,441,351	2(i)	12,441,351
Equity attributable to shareholders of the Combined equity	1,116,816	237,821	(7,494,473)		-
Non-controlling interest	554,191	-	(554,191)		-
Total liabilities and shareholders' equity	26,595	267,587	6,940,282		7,234,464

Business combination and basis of presentation - Note 1

The accompanying notes are an integral part of these pro forma consolidated financial statements.

Miata Metals Corp. Pro Forma Statements of Loss and Comprehensive Loss (Unaudited - Expressed in Canadian dollars)

Twelve months ended	79 North Inc. (Note 3(a))	Miata Metals Corp. (Note 1(a))	Notes	March 31, 2024

EXPENSES
Professional fees	$167,178	$137,364		$304,541
Stock-based compensation	5,456	145,921		151,377
Exploration and evaluation expenditures	40,968	97,944		138,912
Office and administrative expenses	117,381	42,606		159,987
Management fees	75,000	38,971		113,971
Exchange and filing fees	-	29,903		29,903
Consulting	-	14,361		14,361
Marketing and investor relations	21,587	1,500		23,087
Foreign exchange loss	2,793	59		2,852

LOSS AND COMPREHENSIVE LOSS	$430,363	$508,628		$938,991

Other comprehensive income (loss)
Items that will be reclassified subsequently to profit and loss
Cumulative translation adjustment	(354)	-		(354)
TOTAL COMPREHENSIVE LOSS	$430,009	$508,628		$938,637

Loss per share, basic and diluted	$0.004	$0.022		$0.02

Weighted average number of common shares outstanding - basic and diluted	107,347,241	23,060,703		42,368,609

Reconciliation of twelve-month statement of loss and comprehensive loss - 79 North Inc. - Note 2(a)

The accompanying notes are an integral part of these pro forma consolidated financial statements.

Miata Metals Corp. Pro Forma Statements of Loss and Comprehensive Loss (Unaudited - Expressed in Canadian dollars)

Twelve months ended	79 North Inc. (Note 3(a))	Miata Metals Corp. (Note 1(a))	Pro Forma adjustments	Notes	March 31, 2023

EXPENSES
Professional fees	$291,071	$24,454	$250,000	2(i)	$565,525
Stock-based compensation	16,736	-	-		16,736
Exploration and evaluation expenditures	870,090	75,953	-		946,043
Office and administrative expenses	216,618	1,832	-		218,450
Management fees	182,494	5,193	-		187,687
Exchange and filing fees	-	-	-		-
Consulting	-	1,120	-		1,120
Marketing and investor relations	64,057	-	-		64,057
Foreign exchange gain	(10,852)	-	-		(10,852)

LOSS AND COMPREHENSIVE LOSS	$1,630,214	$108,552	$-		$1,988,766

Other comprehensive income (loss)
Items that will be reclassified subsequently to profit and loss
Cumulative translation adjustment	8,288	-	-		8,288
TOTAL COMPREHENSIVE LOSS	$1,638,502	$108,552	$-		$1,997,054

Loss per share, basic and diluted	$0.015	$0.005	$-		$0.07

Weighted average number of common shares outstanding - basic and diluted	107,347,241	23,060,703	-		29,963,533

Reconciliation of twelve-month statement of loss and comprehensive loss - 79 North Inc. - Note 2(a)

The accompanying notes are an integral part of these pro forma consolidated financial statements.

Miata Metals Corp. Pro Forma Statements of Loss and Comprehensive Loss (Unaudited - Expressed in Canadian dollars)

1. BUSINESS COMBINATION AND BASIS OF PRESENTATION

The accompanying unaudited pro-forma consolidated financial statements (the "ProForma Financial Statements") have been compiled for purposes of inclusion in the management information circular (the "Circular") of 79North Inc. ("79North"), dated September 3, 2024.  The Circular has been provided to 79N securityholders to approve, among other things, the business combination of Miata Metals Corp. ("Miata"), 1000936320 Ontario Inc. ("Miata Sub"), a wholly-owned subsidiary of Miata, and 79North (the "Business Combination"), pursuant to a business combination agreement dated August 6, 2024 (the "BCA").

Miata was incorporated on July 12, 2021, under the laws of the Province of British Columbia, and its principal activity is the identification, evaluation, acquisition, and exploration of mineral properties.  Miata holds an option to purchase 100% interest in the six mineral claims that comprise the Cabin Lake mineral property located in British Columbia ("Cabin Lake"), and an option to acquire 100% of the "Sela Creek" property in Suriname.  Miata's common shares ("Miata Shares") trade on the Canadian Securities Exchange (the "CSE") under the ticker symbol MMET.

79North was incorporated under the Business Corporations Act (Ontario) on November 27, 2017, and is principally focused on the acquisition, exploration and development of properties which are prospective for gold and other metals. 79North currently holds a 70% interest in the 21,929 hectare Sela Creek gold project ("Sela Creek"), and a 70% interest in the 19,916 hectare Nassau gold project ("Nassau"), both located in southern Suriname. 79N's common shares ("79North Shares") trade on the CSE under the ticker symbol JQ.

Miata Sub was incorporated on June 26, 2024, under the laws of the Province of British Columbia, and pursuant to the closing of the Business Combination (the "Effective Time"), will be amalgamated with 79N, and continued as "Amalco", a wholly-owned subsidiary of the Miata (Amalco and Miata together, the "Combined Company").

It is expected that the corporate head office and principal address of the Combined Company will be 2133-1177 West Hastings Street, Vancouver BC, V6E 3T4, Canada, and that its registered and records office will be suite 1200 - 750 West Pender Street, Vancouver, BC, V6C 2T8, Canada.

The ProForma Financial Statements have been prepared consistently with the accounting policies disclosed in the respective financial statements of Miata and 79North from which the financial information contained herein was derived. There are no material differences in accounting policies between Miata and 79North.

The reporting and functional currency of the Combined Company as reflected in these ProForma Financial Statements is the Canadian dollar ("$"), except where otherwise indicated.

a) Miata - change of year end

In March 2024, Miata changed its fiscal year end from March 31 to June 30. Accordingly, financial information related to Miata presented in these ProForma Financial Statements are for the year ended March 31, 2023, and the twelve-month interim period ended March 31, 2024.

b) Business Combination

Pursuant to the terms of the BCA, it is proposed, among other things, that the following transactions will occur:

  9,000,000 Miata Shares to be issued to 79North shareholders in exchange for 100% of the issued and outstanding 79North Shares at closing1;

  On completion of the Transaction, all of 79North's outstanding stock options ("79North Options") and share purchase warrants ("79North Warrants") will be exercisable into Miata Shares after being adjusted by the Exchange Ratio (Notes 2(f) and 2(g)).

1 The exchange ratio per share (the "Exchange Ratio") will be calculated based on the 9,000,000 Miata Shares issuable under the Transaction divided by the number of 79North Shares issued and outstanding at the closing of the Transaction (Note 2(d)).  For the purposes of these ProForma Financial Statements the Exchange Ratio has been assumed to be 0.08 Miata share for each 79North Share.

Completion of the Transaction is subject to certain conditions, including among others: (i) the requirement for 79North to obtain approval of at least 66⅔ percent of the votes cast by shareholders of 79North at a and special meeting of shareholders of 79North (the "79North Meeting"); (ii) obtaining conditional approval of the CSE to the listing of the new Miata Shares; (iii) the satisfaction or waiver of all other conditions precedent to the closing of the Transaction; and standard closing deliverables and other customary conditions typical for a transaction of this nature.

Miata Metals Corp. Notes to the Pro Forma Financial Statements As at March 31, 2023 and 2024, and for the twelve months ended March 31, 2023 and 2024 (Unaudited - Expressed in Canadian dollars)

1. BUSINESS COMBINATION AND BASIS OF PRESENTATION (continued)

c) Going concern

The Interim Financial Statements are presented on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of operations. There are conditions and events that cast significant doubt on the validity of this assumption.

The business of mining and exploration involves a high degree of risk and there can be no assurance that the Combined Company's exploration programs will result in profitable mining operations. The Combined Company has no source of revenue and has cash requirements to meet its administrative overhead and maintain its exploration and evaluation interests.

The Combined Company does not generate cash flows from operations and has therefore relied principally on the issuance of equity securities to finance its operation activities to the extent that such instruments are issuable under terms acceptable to the Combined Company. If future financing is unavailable, the Combined Company may not be able to meet its ongoing obligations, in which case the realizable values of its assets may decline materially from current estimates.

These material uncertainties may cast significant doubt as to the ability of the Combined Company to continue as a going concern.  The ProForma Financial Statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Combined Company be unable to continue operations.

The assumption that the Combined Company will be able to continue as a going concern is subject to critical judgments by management with respect to assumptions surrounding the short and long-term anticipated cash flows, expected profitability, investing and financing activities and management's strategic planning. Should those judgments prove to be inaccurate, management's continued use of the going concern assumption could be inappropriate. There can be no assurances that the Combined Company will be able to obtain the financial resources necessary and/or achieve profitability or positive cash flows from its future operations. If the Combined Company is unable to obtain adequate additional financing, the Combined Company would be required to curtail its planned operations, and exploration and development activities.

2. PRO-FORMA ASSUMPTIONS

The ProForma Financial Statements gives effect to the accounting continuation of Miata as described in the 79North Circular, as if it had occurred as at April 1, 2022, and as at each of the financial year ended March 31, 2023, and the twelve-month period ended March 31, 2024, and are prepared for illustrative purposes only.

The pro forma adjustments contained in these ProForma Financial Statements reflect estimates and assumptions by management of Miata based on currently available information.  The ProForma Financial Statements are not necessarily indicative of Miata or 79North as at the time of closing of the Arrangement.  The ProForma Financial Statements should be read in conjunction with the unaudited interim financial statements of Miata as at March 31, 2024, and for the year ended March 31, 2023, and the twelve month interim period ended March 31, 2024, which are available under Miata's issuer profile on SEDAR+.

The following pro forma adjustments have been reflected herein:

a) Reconciliation of Twelve-month statement of loss and comprehensive loss - 79 North Inc.

Because 79North's year end differs from that of Miata by more than 93-days, for the purposes of preparing the pro forma statements of loss presented herein, a statement of loss of 79North for each of the 12-month periods ending February 29, 2024 and 2023 has been constructed by adding the results of the interim periods ended February 29, 2024 and 2023, respectively, to the completed commensurate financial years of 79North, and deducting the comparable interim results of the immediately preceding years, respectively.

Accordingly, the financial information of 79North used in the preparation of the ProForma Financial Statements do not conform with the consolidated financial statements of 79North filed on SEDAR+.

b) Private Placement

On June 26, 2024, Miata closed a non-brokered private placement financing raising gross proceeds of $1,750,000 (the "June Private Placement"). Under the terms of the June Private Placement, Miata issued 5,833,333 units of the Company at a price of $0.30 per unit.  Each unit consists of one common share and one-half of one common share purchase warrant, with each whole warrant (a "Miata Warrant"), entitling the holder to purchase one additional common share of the Company at a price of $0.50 per share until June 25, 2026.

Miata Metals Corp. Notes to the Pro Forma Financial Statements As at March 31, 2023 and 2024, and for the twelve months ended March 31, 2023 and 2024 (Unaudited - Expressed in Canadian dollars)

2. PRO-FORMA ASSUMPTIONS (continued)

b) Private Placement (continued)

The Miata Warrants issued in this private placement are subject to an acceleration right held by Miata, such that if the Company's share price closes above $0.50 for a period of 10 consecutive trading days, the Company may, at any time after such an occurrence, give written notice to the holders of the Miata Warrants that they will expire at 5:00 p.m. (Vancouver time) on the 30th day following the delivery of such notice, unless exercised by the holders prior to such date.

Although not a condition precedent to the Business Combination, the closing of the June Private Placement is contemplated by the letter of intent entered into by Miata and 79North that preceded signing the BCA, and was announced publicly at the same time as the proposed Business Combination in June 2024, with a portion of the use of proceeds allocated to completing the Business Combination.

Miata incurred $97,281 in share issue costs incurred in the June Private Placement.

The fair value of each Miata Warrant issued was determined using the Black-Scholes valuation model ("Black-Scholes"); the significant inputs into the model were:

June 2024 Warrants
Market price of Miata Shares on date of issuance	$0.51
Exercise price	$0.50
Volatility(1)	139%
Annual risk-free interest rate	4.04%
Expiry dates	Jun-26-2026
Fair value per Miata Warrant	$0.353
Total value of issued Miata Warrants	$1,029,273

Volatility determined with reference to historical share price data of a peer group of companies and that of the Company matching the period of the Warrant's expected life

c) Business Combination

Under the terms of the BCA, Miata proposes to issue 9,000,000 common shares to 79North shareholders in exchange for 100% of the issued outstanding shares of 79North at the date of closing. Following the completion of the Acquisition, 79North will be a wholly-owned subsidiary of the Company.

The transaction does not meet the definition of a business combination, and was therefore accounted for as an acquisition of an asset. The aggregate consideration paid was allocated to the assets acquired based on relative fair values, with the exception of all financial assets and liabilities acquired, which were recorded at fair value based on the values reflected in the consolidated financial statements of 79North as at February 29, 2024. The presumption in IFRS 2, 'Share Based Payments', that the fair value of the assets acquired can be reliably measured, has been rebutted and it has been determined that the fair value of the equity instruments granted in an arm's length transaction is the measure of the fair value of the assets received.

The values ascribed to the assets and liabilities of 79North are as follows:

Consideration paid:
Value of Miata Shares issued	$4,455,000
Value of finder's fee shares issued	495,000
Value of existing 79North Warrants	-
Value of existing 79North Options	24,938
Cash advanced as a Bridge Loan	200,000
$5,174,938
Net identifiable assets acquired:
Cash and cash equivalents	$217,274
Receivables	9,321
Exploration and evaluation assets	5,537,563
Accounts payable and accrued liabilities	(589,220)
$5,174,938

Miata Metals Corp. Notes to the Pro Forma Financial Statements As at March 31, 2023 and 2024, and for the twelve months ended March 31, 2023 and 2024 (Unaudited - Expressed in Canadian dollars)

2. PRO-FORMA ASSUMPTIONS (continued)

c) Business Combination (continued)

The total value of the consideration paid of $5,174,938 (the "Consideration") includes: i) $4,465,000 in Miata Shares to shareholders of 79North, ii) the Bridge Loan, iii) $495,000 in Miata Shares to the finder, and iv) the fair value of the 79North Options potentially exercisable into Miata Shares of $24,938.

The pro forma adjustments and allocations of the purchase price are based in part on estimates of the fair value of assets acquired and liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the effective date of the Transaction and may differ materially from the amounts disclosed in the assumed pro forma purchase price allocation because of changes in fair value of the assets and liabilities up to the date of effective date of the Transaction, and as further analysis is completed.

Consequently, the actual allocation of the purchase price may result in different adjustments than those presented in the unaudited Pro Forma Consolidated Statement of Financial Position. Similarly, the calculation and allocation of the purchase price has been prepared on a preliminary basis and is subject to change between the time such preliminary estimations were made and closing as a result of a number of factors.

d) Value of Miata Shares issuable to 79North shareholders

The Company has used the $0.495 closing market price per Miata Share on the effective date of the BCA in estimating the value of the 9,000,000 Miata Shares issuable to 79North shareholders

e) Finder's Fee share issuance

Miata has also agreed to issue 1,000,000 Miata Shares to an arm's length finder as part of the Acquisition at closing. Under securities legislation, these shares will carry a resale restriction of four months and one day from the date of issuance.  These Finder's Fee shares have also been valued with reference to the $0.495 closing Market Price per Miata Share on the effective date of the BCA.

f) 79North stock options

A total of 2,850,000 outstanding 79North Options and share purchase warrants are proposed to be adjusted using the exchange ratio based on the 79North share count on the date of closing, resulting in 227,847 79North Options exercisable to Miata Shares at a price of $1.88 per Miata Share.

The fair value of the Options ($24,938) was determined using Black-Scholes using the following assumptions:

estimated volatility	100%	Rate used by 79North at the time of original award, based on the then historical share prices of a group of similar companies
expected life (years)	1.01	For the period beginning August 6, 2024, the effective date of the BCA through to the expiry date of the 79North Options
risk-free interest rate	3.39%	As at the August 6, 2024, the effective date of the BCA
exercise price	$1.88	As adjusted for the Exchange Ratio
Miata Share price	$0.495	As at the August 6, 2024, the effective date of the BCA

g) 79North share purchase warrants

All of the 79North Warrants outstanding at March 31, 2023 and at March 31, 2024 will expire prior to anticipated closing of the Business Combination, and accordingly have been ascribed $nil value for the purposes of these Proforma Financial Statements.

h) Bridge loan

As a condition of entering into the BCA, Miata provided a secured bridge loan to 79North for $200,000 (the "Bridge Loan") which will be used by 79North to cover its transaction costs and settle its outstanding liabilities prior to closing.  Upon closing of the Business Combination, the balance of the Bridge Loan is eliminated on consolidation, but is captured as part of the total consideration paid.

i) Transaction costs

Transaction costs od $250,000 comprise primarily legal and advisory fees, share issue costs and due diligence costs. The Pro Forma Financial Statements reflect the estimate aggregate value of transaction costs as being expensed in the year ended March 31, 2023.

Miata Metals Corp. Notes to the Pro Forma Financial Statements As at March 31, 2023 and 2024, and for the twelve months ended March 31, 2023 and 2024 (Unaudited - Expressed in Canadian dollars)

3. PRO FORMA SHARES OUTSTANDING AND LOSS PER SHARE

The average number of shares used in the computation of pro forma basic and diluted loss per Miata Common Share has been determined as follows:

	For the 12-month period ended March 31, 2024	For the year ended March 31, 2023
Basic and diluted
Miata Shares issued and outstanding prior to transactions	26,535,276	14,130,200
Miata Shares issued pursuant to June 2024 Private Placement	5,833,333	5,833,333
Miata Shares issued to 79North Shareholders	9,000,000	9,000,000
Miata Shares issued to Finder	1,000,000	1,000,000
Pro Forma balance - basic and diluted	42,368,609	29,963,533

Basic earnings per share amounts are calculated by dividing the net loss for the year attributable to common shareholders by the weighted average number of Miata Shares outstanding during the period.

Diluted earnings per share amounts are calculated by dividing the net loss attributable to common shareholders by the weighted average number of Miata Shares outstanding during the period plus the weighted average number of Miata Shares that would be issued on conversion of all the dilutive potential Miata Shares into Miata Shares.

The following reflects the share data used in the basic and diluted earnings per share computations:

	For the 12-month period ended March 31, 2024	For the year ended March 31, 2023
Pro Forma loss available to shareholders	$938,637	$1,997,054
Weighted average number of Miata Shares	42,368,609	29,963,533
Basic and diluted loss per Miata Share	$0.02	$0.07

Sela Creek Option Agreement

On August 26, 2024, Miata announced that it had entered into an option agreement (the "Sela Creek Agreement") with the registered owner (the "Optionor") of the 21,929 ha. Sela Creek gold project in Suriname, allowing Miata to increase its earn-in option to acquire 100% ownership, from the 70% currently held by 79North.

As consideration to acquire 100% of Sela Creek, Miata has agreed to make payments and complete work expenditures as follows:

  US$10,000 cash payment upon signing a term sheet with the Optionor (paid).
  Additional US$45,000 deposit prior to signing the Sela Creek Agreement (paid).
  US$45,000 cash payment (paid) and issuance of US$50,000 of Miata common shares to the Optionor within five business days of signing the Sela Creek Agreement.

In satisfaction of the share issuance obligation, and with reference to the volume weighted average price of Miata's common shares for the five-days ended August 30, 2024, of $0.529, and the rate of foreign exchange posted by the Bank of Canada of $1.3491, a total of 127,515 Miata common shares were issued.

  US$100,000 cash payment and issuance of US$100,000 of Miata common shares to the Optionor within 12 months of signing the Sela Creek Agreement.
  US$1,000,000 work commitment, US$250,000 cash payment, and issuance of US$150,000 of Miata common shares to the Optionor within 24 months of signing the Sela Creek Agreement.
  US$1,000,000 work commitment, US$500,000 cash payment, and issuance of US$150,000 of Miata common shares to the Optionor within 36 months of signing the Sela Creek Agreement.

Upon exercise of the option, Miata shall grant the Optionor a 2.0% net smelter return royalty ("NSR") from the sale of gold mined from Sela Creek. Miata shall have a right to purchase (i) one half percent (0.5%) of the NSR for a payment of US$500,000, and (ii) an additional one half percent (0.5%) of the NSR for US$2,500,000.

There have been no other transactions involving Miata Shares or potential Miata Shares between the reporting date and the date of authorization of these ProForma Financial Statements.